UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-01)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☑                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Brightpoint, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock of Brightpoint, Inc., par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies:

72,663,721 shares of common stock, which includes (A) 68,792,074 shares of common stock outstanding, (B) 3,486,831 restricted stock units and (C) 384,816 restricted stock awards

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 68,792,074 shares of common stock outstanding, 3,486,831 restricted stock units and 384,816 restricted stock awards, each multiplied by $8.905 per share, which is the average of the high and low stock prices as of a specified date (July 13, 2012) within 5 business days prior to the filing date. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction:

$647,070,436

	(5)	Total fee paid:

$74,154.27

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

[            ], 2012

Dear Shareholder:

You are cordially invited to attend the special meeting of the shareholders of Brightpoint, Inc., an Indiana corporation (“BrightPoint”), which will be held at [                    ], [                    ], on [        ], [    ], 2012, at [    ] a.m., local time.

On June 29, 2012, we entered into a merger agreement providing for the acquisition of BrightPoint by Ingram Micro Inc., a Delaware corporation (“Ingram Micro”). If the acquisition is consummated, you will be entitled to receive $9.00 per share in cash, without interest and less any applicable withholding taxes, for each share of BrightPoint common stock you own. The total amount expected to be paid in the merger with respect to our outstanding common stock and outstanding equity awards is approximately $[        ]. At the special meeting, you will be asked to approve the merger agreement, which contemplates the merger of a wholly-owned subsidiary of Ingram Micro with and into BrightPoint, as a result of which BrightPoint will become a wholly-owned subsidiary of Ingram Micro.

You will also be asked to (i) vote on the approval, on a non-binding, advisory basis, of compensation that may be received by our named executive officers in connection with the merger, (ii) vote on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and (iii) consider and act upon such other business as may properly come before the special meeting or any adjournments of the special meeting.

Following the closing of the merger, Ingram Micro will own all of BrightPoint’s issued and outstanding capital stock, and BrightPoint will become a wholly-owned subsidiary of Ingram Micro. As a result, our common stock will no longer be traded on the NASDAQ Global Select Market and we will no longer be required to file periodic and other reports with the Securities and Exchange Commission. After the merger, you will no longer have any equity interest in BrightPoint and will not participate in any potential future earnings of BrightPoint.

Our Board of Directors has unanimously adopted, approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” approval of the merger agreement; “FOR” the approval, on a non-binding, advisory basis, of compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. In arriving at its recommendations, our Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the closing of the merger. You may also obtain more information about BrightPoint from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of BrightPoint common stock you own. The merger cannot be consummated unless the merger agreement is approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote. If you fail to vote on the approval of the merger agreement, the effect will be the same as a vote against the approval of the merger agreement.

If your shares of BrightPoint common stock are held in street name by your broker, dealer, commercial bank, trust company or other nominee, your broker, dealer, commercial bank, trust company or other nominee will be unable to vote your shares of BrightPoint common stock without instructions from you. You should instruct your broker, dealer, commercial bank, trust company or other nominee as to how to vote your shares of BrightPoint common stock, following the procedures provided by your broker, dealer, commercial bank, trust company or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of BrightPoint common stock “FOR” the approval of the merger agreement will have the same effect as voting against the approval of the merger agreement.

Please do not send your BrightPoint common stock certificates to us at this time. If the merger is consummated, you will be sent instructions regarding surrender of your certificates.

Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of the proxy cards.

If you are a shareholder of record of BrightPoint, voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,

Robert J. Laikin
Chairman of the Board and Chief Executive Officer

[            ], 2012

This proxy statement is dated [            ], 2012 and is first being mailed to BrightPoint shareholders on or about [            ], 2012.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [            ], 2012

A special meeting of the shareholders of Brightpoint, Inc., an Indiana corporation (“BrightPoint”), will be held at [                    ], [                    1, on [        ], [    ], 2012, at [    ] a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), dated as of June 29, 2012, among BrightPoint, Ingram Micro Inc. (“Ingram Micro”) and Beacon Sub, Inc., a wholly-owned subsidiary of Ingram Micro (“Merger Sub”), which contemplates the merger of Merger Sub with and into BrightPoint, with BrightPoint continuing as the surviving corporation. Pursuant to the merger agreement, each share of common stock of BrightPoint outstanding immediately prior to the effective time of the merger (other than shares held by Ingram Micro, BrightPoint or any of their respective subsidiaries) will be converted into the right to receive $9.00 per share, in cash, without interest and less any applicable withholding taxes.

2. To consider and vote on a non-binding, advisory basis, to approve the compensation that may be paid or otherwise become payable to our named executive officers that is based on or otherwise relates to the merger.

3. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement referred to in Proposal 1 set forth above.

4. To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Our Board of Directors has unanimously adopted, approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” approval of the merger agreement; “FOR” the approval, on a non-binding, advisory basis, of compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. In arriving at its recommendations, our Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

Your vote is very important, regardless of the number of shares of stock that you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BrightPoint common stock that are entitled to vote at the special meeting. The approvals of the non-binding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, in each case require that more votes are cast in favor of such proposal than are cast against such proposal.

Only holders of record of shares of BrightPoint common stock at the close of business on [            ], 2012, the record date for the special meeting, are entitled to notice of the special meeting and to vote at the special meeting and at any adjournment of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote against the approval of the merger agreement.

By Order of the Board of Directors,

Craig M. Carpenter
Executive Vice President,
General Counsel and Secretary

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of BrightPoint common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of BrightPoint common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of BrightPoint common stock are voted at the special meeting.

If your shares of BrightPoint common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of BrightPoint common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card,

or need additional copies of proxy material, please call Innisfree M&A Incorporated at the phone numbers listed below.

Innisfree M&A Incorporated

501 Madison Avenue – 20th floor

New York, NY 10022

Banks and Brokers Call: (212) 750-5833

All Others Toll Free (888) 750-5834

SUMMARY

The following summary highlights selected information in this proxy statement regarding substantive matters about the merger, the merger agreement and the special meeting and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where Shareholders Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “BrightPoint” and the “Company” refer to Brightpoint, Inc. and, where appropriate, its subsidiaries. We refer to Ingram Micro, Inc. as “Ingram Micro”; and Beacon Sub, Inc. as “Merger Sub.” We refer to the United States as “U.S.” When we refer to the “merger agreement” we mean the Agreement and Plan of Merger, dated as of June 29, 2012, among BrightPoint, Ingram Micro and Merger Sub. We refer to the proposed merger of Merger Sub with and into BrightPoint as the “merger.”

This proxy statement is first being mailed to shareholders on or about [            ], 2012.

The Parties to the Merger (Page [    ])

Brightpoint, Inc.

7635 Interactive Way, Suite 200

Indianapolis, Indiana 46278

Telephone number: (317) 707-2355

BrightPoint is a global leader in providing device lifecycle services to the wireless industry. We provide customized logistic services, including demand planning, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, credit services, receivables management, call center services, activation services, website hosting, e-fulfillment solutions, repair, refurbish and recycle services, reverse logistics, transportation management and other services within the global wireless industry. In 2011, we handled approximately 112.2 million wireless devices, including tablets. We handled approximately 89.1 million wireless devices through our logistic services business and approximately 23.0 million wireless devices through our distribution business.

For instructions about how shareholders can obtain more detail about BrightPoint’s business and financial results, see “Where Shareholders Can Find More Information” beginning on page [    ] of this proxy statement.

Ingram Micro Inc.

1600 E. St. Andrew Place

Santa Ana, California 92705

Telephone number: (714) 566-1000

Ingram Micro, a Fortune 100 company, is the largest global information technology (“IT”) wholesale distributor by net sales, providing sales, marketing, and logistics services for the IT industry worldwide. Ingram Micro provides a vital link in the IT supply chain by generating demand and developing markets for its technology partners. Ingram Micro creates value in the market by extending the reach of its technology partners, capturing market share for resellers and suppliers, creating innovative solutions comprised of both technology products and services, offering credit and providing efficient fulfillment of IT products and services.

Beacon Sub, Inc., a newly-formed Indiana corporation, was formed by Ingram Micro for the sole purpose of entering into the merger agreement and completing the merger. Merger Sub is wholly-owned by Ingram Micro and has not engaged in any business except in connection with the merger.

The Proposed Transaction (Page [    ])

You are being asked to vote to approve the merger agreement, pursuant to which BrightPoint will be acquired by Ingram Micro. The acquisition will be effected by the merger of Merger Sub, a wholly-owned subsidiary of Ingram Micro, with and into BrightPoint, with BrightPoint surviving as a wholly-owned subsidiary of Ingram Micro. At the effective time of the merger, each issued and outstanding share of our common stock (other than shares held by BrightPoint, Ingram Micro, Merger Sub or any of their respective subsidiaries) will be converted into the right to receive $9.00 per share in cash, without interest and less any applicable withholding taxes, which we refer to in this proxy statement as the “merger consideration.” The total amount expected to be paid in the merger with respect to our outstanding common stock and outstanding equity awards, including the value of approximately $[        ] million of BrightPoint’s outstanding debt (net of cash) as of the record date, is approximately $[        ] million.

The parties to the merger agreement currently expect to close the merger before the end of the year, subject to satisfaction of the conditions described under “Terms of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page [    ].

A copy of the merger agreement is attached as Appendix A to this proxy statement. You are encouraged to read the merger agreement carefully in its entirety because it is the legal agreement that governs the merger.

Treatment of Restricted Shares, Restricted Stock Units and Restricted Stock Awards (Page [    ])

The merger agreement provides that each restricted share granted under any of BrightPoint’s stock plans that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and BrightPoint will pay to each holder of any such restricted share, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for BrightPoint that occurs after the effective time of the merger), an amount in cash equal to $9.00 for each such restricted share. The merger agreement provides that each restricted stock unit, or RSU, and restricted stock award, or RSA, outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and BrightPoint will pay to each holder of any such RSU and RSA, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for BrightPoint that occurs after the effective time of the merger), an amount in cash equal to $9.00, less any applicable taxes, for each such RSU and RSA (which payment will be deemed to be the issuance of the appropriate number of shares of BrightPoint’s common stock and receipt of $9.00 per share, to the extent required by the terms of the applicable RSU or RSA agreement). Our Board of Directors, upon the recommendation of the Company’s Compensation and Human Resources Committee and contingent upon the closing of the merger with Ingram Micro, accelerated the vesting of RSUs for all employees that do not otherwise vest pursuant to their terms prior to or upon the closing of the merger.

The total amount expected to be paid with respect to restricted shares, RSUs and RSAs of BrightPoint that will vest at or immediately prior to the effective time of the merger is approximately $34.3 million.

Reasons for the Merger; Recommendation of our Board of Directors (Page [    ])

Our Board of Directors, after careful consideration, has unanimously: (i) determined that the merger agreement and the merger are advisable and in the best interests of BrightPoint and its shareholders, (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement and the merger, (iii) recommended that our shareholders vote “FOR” approval of the merger agreement, (iv) recommended that our shareholders vote “FOR” the non-binding compensation proposal, and (v) recommended that the our shareholders vote “FOR” the approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

In considering the recommendation of our Board of Directors, you should be aware that the directors and executive officers of BrightPoint have certain other interests in the merger that are different from, and in addition to, the interests of our shareholders generally. This proxy statement includes additional information regarding interests of directors and executive officers of BrightPoint that are different from, and in addition to, the interests of our shareholders generally.

For a discussion of the material factors considered by our Board of Directors in reaching their conclusions, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page [    ].

Opinion of Blackstone Advisory Partners L.P. (Page [    ])

In connection with the merger, our Board of Directors received a written opinion, dated June 29, 2012, from Blackstone Advisory Partners L.P., or Blackstone, as independent financial advisor to the Company selected by our Board of Directors, that, as of the date of such opinion, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in such opinion, the consideration to be received by holders of shares of BrightPoint common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of such written opinion of Blackstone, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated by reference in its entirety in this proxy statement. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken. Blackstone’s opinion is directed to our Board of Directors for its benefit and use in connection with and for the purpose of its evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of BrightPoint common stock pursuant to the merger agreement. Blackstone’s opinion addresses only the fairness from a financial point of view of the consideration to be received by the holders of BrightPoint common stock pursuant to the merger agreement, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.

Other details of BrightPoint’s arrangement with Blackstone are described under “The Merger — Opinion of Blackstone Advisory Partners L.P.” beginning on page [    ].

No Financing Condition (Page [    ])

The merger agreement does not contain any financing-related closing condition. BrightPoint and Ingram Micro estimate that the total amount of funds expected to be paid in the merger with respect to our outstanding common stock and outstanding equity awards, including the value of approximately $[        ] million of BrightPoint’s outstanding debt (net of cash) as of the record date, is approximately $[        ] million, and Ingram Micro has represented in the merger agreement that it will have sufficient cash and available lines of credit or other sources of sufficient and immediately available funds to enable it to pay such amount at the effective time of the merger.

Interests of Our Directors and Executive Officers in the Merger (Page [    ])

As of the close of business on [            ], 2012, the record date for the special meeting, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [                ] shares of our common stock, representing approximately [    ]% of our outstanding shares.

In considering the unanimous recommendation of our Board of Directors, you should be aware that our directors and executive officers have interests in the merger that are different from, and in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered that these interests may be different from, and in addition to, the interests of our shareholders generally in approving the merger agreement and the merger, and in determining to recommend that our shareholders vote to approve the merger agreement. These interests include, among others:

•	accelerated vesting of equity awards;

•	the entry by certain of our executive officers into offer letters with respect to employment with Ingram Micro;

•

possible receipt of payments for the liquidation of certain current and former executive officers’ benefits under their Agreements for Supplemental Executive Retirement Benefits if BrightPoint elects to terminate such plans, subject to executives’ consent;

•	receipt of payments by executive officers under BrightPoint’s 2012 Executive Cash Bonus Program; and

•	continued indemnification and liability insurance coverage for our directors and officers following the closing of the merger.

For a discussion of these and other interests of our directors and executive officers, see “The Merger — Interests of BrightPoint’s Directors and Executive Officers in the Merger” beginning on page [    ].

No Solicitation; Acquisition Proposals (Page [    ])

The merger agreement provides that after the signing of the merger agreement, the Company and its representatives must not: (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an “acquisition proposal,” (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries, to any person that has made or to the Company’s knowledge is considering making or seeking to make any acquisition proposal, (iii) otherwise knowingly facilitate or encourage any effort or attempt to make an acquisition proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to an acquisition proposal. The Company must also cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, and must request any person (other than Ingram Micro) that has executed a confidentiality agreement within the 24-month period prior to the date of the merger agreement in connection with its consideration of any acquisition proposal to return or destroy all confidential information furnished to such person by or on behalf of the Company.

•

An “acquisition proposal” is defined in the merger agreement as any inquiry, proposal or offer from any person or group of persons other than Ingram Micro or one of its subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (ii) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the merger or (iii) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Notwithstanding the restrictions described above, at any time before the approval of the merger agreement by the Company’s shareholders, if the Company receives a written, unsolicited acquisition proposal from any person, (i) the Company may provide non- public information and data concerning the Company and its subsidiaries in response to a request therefor by or on behalf of such person to such person, its advisors, lenders and/or potential divestiture counterparties, so long as the Company receives from such person an executed confidentiality agreement on customary terms, provided that the Company must promptly make available to Ingram Micro and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Ingram Micro or Merger Sub (unless precluded by applicable law), (ii) the Company may engage or participate in any discussions or negotiations with such person, its advisors, lenders and/or potential divestiture counterparties and (iii) our Board of Directors may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal, if and only to the extent that:

•	the receipt of such acquisition proposal did not result from a breach of the merger agreement;

•

prior to providing any information to, or engaging in discussions or negotiations with, such person (as described above), our Board of Directors determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and our Board of Directors has determined in good faith (after consultation with its outside legal counsel and the Company’s financial advisor) that such acquisition proposal either constitutes a “superior proposal” or is reasonably expected to result in a superior proposal; and

•

before authorizing, adopting, approving, recommending or otherwise declaring advisable (or proposing to do any of the foregoing) such an acquisition proposal, our Board of Directors determines in good faith (after consultation with its outside legal counsel and the Company’s financial advisor) that such acquisition proposal is a superior proposal.

•

A “superior proposal” is defined in the merger agreement as a bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding common stock of the Company or all or substantially all of the consolidated assets of the Company and its subsidiaries that our Board of Directors has determined in its good faith judgment, after consultation with and considering the advice of its outside legal counsel and financial advisor, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (ii) if consummated, would result in a transaction superior to the Company than the transactions contemplated in the merger agreement (after giving effect to all of the adjustments which may be offered by Ingram Micro and Merger Sub and taking into account break-up fees, expense reimbursement provisions and conditions to consummation).

In connection with the foregoing, the Company has agreed that it will promptly notify Ingram Micro if any proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers and the status of any such discussions or negotiations. In addition, before authorizing, adopting, approving, recommending or otherwise declaring advisable (or proposing to do any of the foregoing) an acquisition proposal, (i) the Company has agreed to provide notice to Ingram Micro that the Company intends to take such action, (ii) during the 48-hour period following Ingram Micro’s receipt of such notice, the Company must negotiate with Ingram Micro in good faith to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal and (iii) at the end of such 48-hour period Ingram Micro must not have made a written offer of changes to the merger agreement, in response to such notice or otherwise, that would cause the transactions contemplated by the merger agreement to be at least as favorable to the Company as the superior proposal.

Our Board of Directors has also agreed in the merger agreement that, (i) except in compliance with its or the Company’s obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or following the termination of the merger agreement (and payment of a termination fee) pursuant to the entry by the Company into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement) (any such agreement, an “alternative acquisition agreement”), it will not withhold, withdraw, qualify or modify, in a manner adverse to Ingram Micro, its recommendation that the Company’s shareholders approve the merger agreement and (ii) except in connection with the termination by the Company of the merger agreement and payment to Ingram Micro of the termination fee (as described below), it will not cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal.

Notwithstanding the foregoing, each of the Company and our Board of Directors may (i) comply with its disclosure obligations under applicable law with regard to an acquisition proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), in each case so long as any action taken or statement made to so comply is consistent with the foregoing requirements, and provided that in the case of any such action that is taken or statement made that relates to an acquisition proposal, our Board of Directors must, upon written request by Ingram Micro, publicly reaffirm its recommendation that the Company’s shareholders approve the merger agreement within three business days of such request or (ii) make any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company).

Conditions to the Closing of the Merger (Page [    ])

Mutual Closing Conditions

The merger agreement provides that the obligations of the Company, Ingram Micro and Merger Sub to effect the merger are subject to the satisfaction at or before the effective time of the merger of the following conditions:

•	the approval of the merger agreement by the Company’s shareholders;

•

the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust law other than Article 4 of Council Regulation 139/2004 of the European Union, as amended (the “EU Merger Regulation”), and the receipt by Ingram Micro and the Company of a decision under Article 6(1)(b), 8(1) or 8(2) of the EU Merger Regulation declaring the merger compatible with the EU Internal Market; and

•

as of the closing of the merger, no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, injunction, ruling or applicable law that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

Additional Closing Conditions for the Benefit of Ingram Micro and Merger Sub

The merger agreement provides that the obligations of Ingram Micro and Merger Sub to effect the merger are subject to the satisfaction at or before the effective time of the merger of the following additional conditions:

•

the representations and warranties of the Company with respect to its capitalization and ownership of its subsidiaries must be true and correct in all respects other than de minimis inaccuracies, both as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•

the representation and warranty of the Company that, since the date its most recent financial statements were filed with the Securities and Exchange Commission, there has not been any change, event or occurrence that has had a material adverse effect must be true and correct in all respects, both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time;

•

the other representations and warranties of the Company set forth in the merger agreement (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), with, in the case of this closing condition only, only such exceptions as have not had, individually or in the aggregate, a material adverse effect (as defined in the merger agreement; see “Terms of the Merger Agreement – Representations and Warranties” beginning on page [    ]);

•	the Company has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	there is no action or proceeding by any governmental entity:

•

challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger or seeking to obtain material damages relating to the transactions contemplated by the merger,

•

seeking to restrain or prohibit Ingram Micro’s, Merger Sub’s or any of Ingram Micro’s other affiliates’ (i) ability effectively to exercise full rights of ownership of the Company’s common stock, including the right to vote any shares of such common stock acquired or owned by Ingram Micro, Merger Sub or any of Ingram Micro’s other affiliates following the effective time of the merger on all matters properly presented to the Company’s shareholders or (ii) ownership or operation (of that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Ingram Micro and its subsidiaries, taken as a whole, or

•

seeking to compel Ingram Micro or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Ingram Micro and its subsidiaries, taken as a whole, other than, in each case, any action or proceeding that seeks to force Ingram Micro to undertake a divestiture below the percentage to which it agreed in the merger agreement and that does not seek any remedy to which Ingram Micro would not be obligated to agree pursuant to the terms of the merger agreement; and

•

certain employees of the Company and its subsidiaries must have executed offer letters with Ingram Micro upon terms and conditions substantially similar to letters which have previously been provided to each such person, and none of such employees have (i) ceased to be employed by the Company and its subsidiaries, except as a result of such employee’s death or disability such that such person can no longer perform his duties at work or (ii) expressed in writing an intention to terminate their employment with the Company and its subsidiaries or to decline to accept employment with Ingram Micro.

Additional Closing Conditions for the Benefit of the Company

The merger agreement provides that the obligation of the Company to effect the merger is subject to the satisfaction or waiver at or before the effective time of the merger of the following additional conditions:

•

the representations and warranties of Ingram Micro and Merger Sub set forth in the merger agreement (disregarding all materiality and parent material adverse effect (as defined in the merger agreement; see “Terms of the Merger Agreement — Representations and Warranties” beginning on page [    ]) qualifications contained therein) must be true and correct, both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), with only such exceptions as have not had, individually or in the aggregate, a parent material adverse effect; and

•	each of Ingram Micro and Merger Sub has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Merger Agreement Termination Provisions; Termination Fee (Page [    ])

The merger agreement may be terminated by mutual written consent of Ingram Micro and the Company (by action of their respective boards of directors) at any time before the effective time of the merger.

The merger agreement may also be terminated by either Ingram Micro or the Company (by action of their respective boards of directors) at any time before the effective time of the merger if:

•	the merger has not been consummated by March 31, 2013, whether such date is before or after the date on which the Company’s shareholders approve the merger agreement;

•	the shareholders meeting has been held and completed and the Company’s shareholders did not approve the merger agreement at such meeting or at any adjournment or postponement thereof; or

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable (whether before or after the Company’s shareholders have approved the merger agreement), provided that the right to terminate the merger agreement for any of the foregoing three reasons will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has been the direct, principal and proximate cause of the failure to consummate the merger.

The merger agreement may also be terminated by written notice of the Company:

•

at any time prior to the time the Company’s shareholders approve the merger agreement, if: (i) our Board of Directors authorizes the Company, subject to complying with the terms of the merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal; (ii) the Company has complied with its obligations to give Ingram Micro the chance to match the terms of such superior proposal; (iii) immediately prior to or substantially concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal; and (iv) the Company immediately prior to or substantially concurrently with such termination pays to Ingram Micro in immediately available funds any fees required to be paid pursuant to the termination fee covenant (as described below);

•

if there has been a breach of any representation, warranty, covenant or agreement made by Ingram Micro or Merger Sub in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the Company’s closing conditions would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice thereof is given by the Company to Ingram Micro or (ii) two business days prior to March 31, 2013 (provided that the Company is not then in material breach of the merger agreement so as to cause any of Ingram Micro’s closing conditions not to be capable of being satisfied); or

•

if (i) all of Ingram Micro’s and the mutual closing conditions have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), (ii) the Company has notified Ingram Micro in writing that as of the date of such notice all of the Company’s conditions have either been satisfied or waived by the Company and that it is ready, willing and able to consummate the closing of the merger and (iii) Ingram Micro and Merger Sub fail to consummate the transactions contemplated thereby within five (5) business days of the date the closing of the merger should have occurred.

The merger agreement may also be terminated by written notice of Ingram Micro at any time before the effective time of the merger if:

•

Our Board of Directors has changed its recommendation that the Company’s shareholders approve the merger or there has otherwise been an intentional and material breach of the Company’s non-solicitation covenant, and in the case of a breach other than with respect to our Board of Director’s recommendation that the Company’s shareholders approve the merger agreement, that if capable of being cured has not been cured within three business days of the occurrence thereof; or

•

there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that Ingram Micro’s and the mutual closing conditions would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Ingram Micro to the Company or (ii) two business days prior to March 31, 2013 (provided that that Ingram Micro is not then in material breach of the merger agreement so as to cause any of the Company’s closing conditions not to be capable of being satisfied).

If the merger agreement is terminated and the merger is abandoned, the merger agreement will become void and of no effect with no liability to any person on the part of any party thereto (provided that (i) except as otherwise provided therein and subject to the Company’s obligation to pay Ingram Micro’s fees and expenses in the event it has to sue the Company to obtain payment of the termination fee, no such termination will relieve any party thereto of any liability for damages to the other party thereto resulting from knowing and intentional material breach of the merger agreement and (ii) the confidentiality agreement entered into by the Company and Ingram Micro and the general provisions of the merger agreement and those provisions addressing payment (and remedies for non-payment) of the termination fee will survive the termination of the merger agreement).

The Company has agreed in the merger agreement to pay Ingram Micro a fee of $26 million within the time period indicated below if any of the following events occurs:

•

(i) before obtaining the approval of the merger agreement by the Company’s shareholders, the merger agreement is terminated by either the Company or Ingram Micro because the merger has not been consummated by March 31, 2013 or because the shareholders meeting has been held and approval of the merger agreement by the Company’s shareholders was not obtained, (ii) any person has made and publicly disclosed a bona fide acquisition proposal after the date of the merger agreement but prior to such termination, and such acquisition proposal has not been publicly withdrawn prior to such termination or, with respect to a termination because the shareholders meeting has been held and approval of the merger agreement by the Company’s shareholders was not obtained, prior to the shareholders meeting and (iii) within twelve (12) months of such termination the Company has entered into a definitive agreement with respect to such acquisition proposal and such acquisition proposal is consummated (provided that for purposes of this section (iii) the references to “15%” in the definition of “acquisition proposal” will be deemed to be references to “50%”) (the Company must pay the fee within four business days after the date on which the Company consummates the acquisition proposal);

•

(ii) the merger agreement is terminated by Ingram Micro due to an uncured change of recommendation by our Board of Directors or the intentional and material breach of the Company’s non-solicitation obligations (the Company must pay the fee within four business days after such termination); or

•

(iii) the merger agreement is terminated by the Company because the Company enters into an alternative acquisition agreement (the Company must pay the fee immediately prior to or substantially concurrently with such termination).

If the Company fails to pay the termination fee described above when such fee is due, the Company has agreed to pay any costs and expenses (including attorneys’ fees) incurred by Ingram Micro in connection with the collection of such overdue amount and the enforcement of Ingram Micro’s right to receive payment of such fees. In addition, the Company has agreed that the unpaid termination fee will accrue interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

U.S. Tax Considerations for BrightPoint’s Shareholders (Page [    ])

Generally, the merger will be taxable to our shareholders who are U.S. persons for U.S. federal income tax purposes. A holder of BrightPoint common stock receiving cash in the merger that is a U.S. person generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences.

Dissenters’ Rights (Page [    ])

Under Indiana law, holders of BrightPoint common stock will not be entitled to dissenters’ rights in connection with the merger because BrightPoint’s common stock is traded on the NASDAQ Global Select Market.

Litigation Related to the Merger (Page [    ])

Since the announcement of the proposed merger on July 2, 2012, BrightPoint has received notices that four plaintiffs have filed putative class action complaints against, among others, BrightPoint and its directors, and, in the case of three such actions, Ingram Micro and Merger Sub, in each case in state court in Indiana. The suits allege, generally, that BrightPoint’s directors breached their fiduciary duties by, among other things, failing to conduct a fair process for the sale of BrightPoint and accepting a purchase price that was too low. Certain plaintiffs also allege that Ingram, Merger Sub and/or BrightPoint aided and abetted the other defendants’ purported breaches of their fiduciary duties. The plaintiffs seek, among other things, monetary damages, injunctive relief (including enjoining and rescinding the merger), and attorneys’ and other fees and expenses. On July 19, 2012, BrightPoint has received notice that two plaintiffs gave notice of voluntary dismissal of two of the putative class action complaints, each of which had named Ingram Micro and Merger Sub as defendants.

One of the conditions to the closing of the merger is that no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, injunction or ruling restraining, enjoining or otherwise prohibiting the consummation of the merger. As such, if the plaintiffs in any of the actions discussed above are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding procedural matters relating to the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of BrightPoint common stock. Please refer to the foregoing “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where Shareholders Can Find More Information” beginning on page [    ].

Q:	Why am I receiving these materials?

A:	Ingram Micro and BrightPoint have agreed to a merger, pursuant to which BrightPoint will become a wholly-owned subsidiary of Ingram Micro and will no longer be a publicly-held corporation. A copy of the merger agreement is attached to this proxy statement as Appendix A. BrightPoint’s shareholders must vote to approve the merger agreement before the merger can be consummated, and BrightPoint is holding a special meeting of its shareholders to enable them to vote on the approval of the merger agreement.

You are receiving this proxy statement because you own shares of BrightPoint’s common stock. This proxy statement contains important information about the proposed transaction and the special meeting, and you should read it carefully. The enclosed proxy statement allows you to vote your shares of BrightPoint’s common stock without attending the special meeting in person.

Q:	What will I receive in the merger?

A:	If the merger is consummated, you will receive $9.00 per share in cash, without interest and less any applicable withholding taxes, for each share of BrightPoint common stock that you own. For example, if you own 100 shares of BrightPoint common stock, you will receive $900 in cash in exchange for your shares of BrightPoint common stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:	How does the per share merger consideration compare to the market price of BrightPoint common stock prior to announcement of the merger?

A:	The per share merger consideration represents a premium of approximately 66% over the closing price of BrightPoint common stock on June 29, 2012, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 35% over BrightPoint’s average trading price over the 90 trading days prior to the announcement of the merger.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held at the [ ], [ ], on [ ], [ ], 2012, at [ ] a.m., local time.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following proposals:

•	the approval of the merger agreement;

•	approve, on a non-binding, advisory basis, the compensation that may be paid or otherwise become payable to our named executive officers that is based on or otherwise relates to the merger;

•

the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment thereof.

Q:	How does the Company’s Board of Directors recommend that I vote on the proposals?

A:	Our Board of Directors unanimously recommends that you vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the approval, on a non-binding, advisory basis, of compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and

•	“FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

You should read “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page [    ] for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the merger agreement. See also “The Merger — Interests of BrightPoint’s Directors and Executive Officers in the Merger” beginning on page [    ].

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Our directors and executive officers are not obligated (contractually or otherwise) to vote their shares of BrightPoint common stock in favor of the approval of the merger agreement; however, our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of BrightPoint common stock in favor of the approval of the merger agreement. As of [ ], 2012, the record date for the special meeting, our directors and current executive officers beneficially owned, in the aggregate, [1,720,298] shares of BrightPoint common stock, or collectively approximately [2.5]% of the outstanding shares of BrightPoint common stock.

Q:	Who is entitled to vote?

A:	All holders of BrightPoint common stock, as of the close of business on [ ], 2012, the record date for this solicitation, are entitled to receive notice of, attend and vote at, the special meeting. On the record date, [ ] shares of BrightPoint common stock, held by approximately [ ] shareholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What vote of shareholders is required to approve the merger agreement?

A:	For us to close the merger, shareholders as of the close of business on the record date for the special meeting holding a majority of the outstanding shares of BrightPoint common stock entitled to vote at the special meeting, must vote “FOR” the approval of the merger agreement.

Q:	What vote of shareholders is required to approve the non-binding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:	The approvals of the non-binding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, in each case require that more votes are cast in favor of such proposal than are cast against such proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve “golden parachute compensation” payable to the Company’s named executive officers under existing agreements with the company in connection with the merger?

A:	In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may be payable to the Company’s named executive officers in connection with the merger.

Q:	What is the “golden parachute compensation” proposal about?

A:	The “golden parachute compensation” is certain compensation that is tied to or based on the closing of the merger and payable to the Company’s named executive officers under existing agreements with the Company. See “Golden Parachute Compensation” beginning on page [ ].

Q:	What will happen if shareholders do not approve the “golden parachute compensation” proposal at the special meeting?

A:	Approval of the “golden parachute compensation” proposal is not a condition to the closing of the merger. The vote with respect to the “golden parachute compensation” proposal is an advisory vote and will not be binding on the Company or Ingram Micro. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Pursuant to authority granted to it under such plans, our Board of Directors, upon the recommendation of the Company’s Compensation and Human Resources Committee and contingent upon the closing of the merger with Ingram Micro, accelerated the vesting of RSUs for all employees that do not otherwise vest pursuant to their terms prior to or upon the closing of the merger. Accordingly, regardless of the outcome of the “golden parachute compensation” vote, if the merger agreement is approved by the shareholders and the merger is consummated, our named executive officers will be eligible to receive the “golden parachute compensation” described in this proxy statement.

Q:	What does it mean if I get more than one proxy card?

A:	If you hold shares of BrightPoint common stock that are registered differently or are held in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered shareholder (that is, if you hold one or more share certificates for your BrightPoint common stock), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, which we refer to in this proxy statement as holding shares in “street name,” you should follow the separate voting instructions provided by the broker, dealer, commercial bank, trust company or other nominee with the proxy statement. If you do not instruct your broker, dealer, commercial bank, trust company or other nominee regarding the voting of your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the approval of the merger agreement.

Q:	How do I vote in person at the special meeting?

A:	If you are a shareholder of record of the Company, which we refer to in this proxy statement as a “registered shareholder,” you may attend the special meeting and vote your shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares in “street name,” you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominee(s) giving you the right to vote such shares. To do this, you should contact your broker, dealer, commercial bank, trust company or other nominee.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, dealer, commercial bank, trust company or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated as of a later date than your proxy, with the Company’s Secretary;

•	submitting a signed and completed proxy card bearing a later date;

•

submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on [            ], 2012 (or if the special meeting is adjourned, not later than 11:59 p.m. (Eastern Time) on the date before the subsequent special meeting date); or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, dealer, commercial bank, trust company or other nominee regarding revocation or change of proxies. If your broker, dealer, commercial bank, trust company or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

Q:	If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will my nominee automatically vote my shares for me?

A:	No. You must provide voting instructions to your broker, dealer, commercial bank, trust company or other nominee on how to vote your shares of BrightPoint common stock. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of BrightPoint common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	Is it important for me to vote?

A:	Yes, since we cannot consummate the merger without the affirmative vote of the majority of the holders of the shares of BrightPoint common stock that are entitled to vote at the special meeting, your failure to vote will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of BrightPoint common stock will be voted “FOR” the approval of the merger agreement, “FOR” the non-binding compensation proposal and “FOR” the approval of the special meeting adjournment proposal, if necessary or appropriate. Our management does not currently intend to bring any other proposals before the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card will have the authority to vote the shares represented by duly executed proxies in their discretion.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on any proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to the proposal to approve the merger agreement has the legal effect of a vote “AGAINST” such proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the non-binding compensation proposal or the vote on the special meeting adjournment proposal.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to close. If you transfer your shares of BrightPoint common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $9.00 per share in cash, without interest and less applicable withholding taxes, to be received by our shareholders in the merger.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting, for which the Company will pay them a customary fee consisting of a minimum fee of $15,000, plus additional per-call fees, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Q:	If the merger is consummated, how will I receive the cash for my shares?

A:	If the merger is consummated, you will receive a letter of transmittal with instructions on how to send your share certificates to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent only after you comply with these instructions. If your shares of BrightPoint common stock are held for you in “street name” by your broker, dealer, commercial bank, trust company or other nominee, you will receive instructions from your broker, dealer, commercial bank, trust company or other nominee as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my share certificates now?

A:	No. Assuming the merger is consummated, you will receive a letter of transmittal shortly thereafter with instructions informing you how to send your share certificates to the paying agent in order to receive the merger consideration, without interest and less applicable withholding taxes. You should use the letter of transmittal to exchange BrightPoint share certificates for the merger consideration that you are entitled to receive as a result of the merger. Do not send any share certificates with your proxy.

Q:	When do you expect the merger to close?

A:	We currently expect to close the merger before the end of the year, promptly after shareholder approval is obtained. However, in addition to obtaining shareholder approval, all of the conditions to the merger must have been satisfied or waived. In the event all of the conditions to the merger are not satisfied or waived if and when shareholder approval is obtained, the closing of the merger may still occur, but will be delayed.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission permits companies to send a single set of certain disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if such a company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the special meeting and proxy card. This householding process reduces the volume of duplicative information and reduces printing and mailing expenses. Therefore, only one set of proxy materials is being delivered to multiple security holders sharing an address, unless we have received contrary instructions from you or another person sharing your address. If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our proxy solicitor, Innisfree M&A Incorporated, at the address and telephone number set forth on page [ ] of this proxy statement and we will promptly send you the proxy materials. If you currently receive multiple copies of proxy materials at your address and would like to begin the householding process, you may request delivery of a single copy by submitting a request to [ ] at the address and telephone number set forth on page [ ] of this proxy statement.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, our proxy solicitor, toll free at (888) 750-5834. If your broker, dealer, commercial bank, trust company or other nominee holds your shares, you should also call your broker, dealer, commercial bank, trust company or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of such words or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements include, without limitation, those relating to future actions, strategies, future performance and future financial results. Although we believe that the expectations underlying these forward-looking statements are reasonable, there are a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission, which we refer to as the “SEC.” In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•

the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to consummate the merger could result in a decline in the market price of our common stock;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•	under certain circumstances, we may have to pay a termination fee to Ingram Micro of $26 million;

•	the inability to consummate the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the closing of the merger;

•	the failure of the merger to close for any other reason;

•	our remedies against Ingram Micro with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•

the proposed transactions, whether or not consummated, may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•	the diversion of management time on issues relating to the merger;

•	due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger; and

•	the costs, fees, expenses and charges we have incurred and may incur related to the merger, whether or not the merger is consummated.

The foregoing sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC, which are available at the SEC’s website at http://www.sec.gov, including our most recent filing on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Shareholders also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

CONSIDERATIONS RELATING TO THE PROPOSED MERGER

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in BrightPoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated in this proxy statement by reference, for risks relating to BrightPoint’s business, as supplemented by the following risk factors:

Failure to close the merger could negatively impact the market price of BrightPoint common stock.

If the merger is not consummated for any reason, BrightPoint will be subject to a number of material risks, including the following:

•	the market price of BrightPoint’s common stock may decline;

•

costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid by BrightPoint, even if the merger is not consummated; and

•

the diversion of management’s attention from the day-to-day business of BrightPoint, the potential disruption to its employees and its relationships with customers, suppliers and distributors and potential diversion from certain aspects of its previously announced capital expenditure program may make it difficult for BrightPoint to regain its financial and market position.

If the merger is not approved by our shareholders at the special meeting, BrightPoint, Ingram Micro and Merger Sub will not be permitted under Indiana law to close the merger, and each of BrightPoint, Ingram Micro and Merger Sub will have the right to terminate the merger agreement. Upon such termination, BrightPoint may be required to pay Ingram Micro a termination fee. See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page [    ] of this proxy statement.

Further, if the merger is terminated and our Board of Directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Uncertainties associated with the merger may cause BrightPoint to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with BrightPoint following the closing of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

BrightPoint’s executive officers and directors have certain interests in the merger different from, and in addition to, other shareholders that may have influenced them to adopt the merger agreement and merger and recommend the approval of the merger agreement by shareholders.

BrightPoint’s directors and executive officers have interests in the transaction that are different from, and in addition to, the interests of BrightPoint shareholders generally, including with respect to employment and compensation arrangements pursuant to offer letters with Ingram Micro, payments under BrightPoint’s executive compensation plans and Agreements for Supplemental Executive Retirement Benefits, indemnification, restricted stock units and other arrangements, which may present an actual or potential conflict of interest. Our Board of Directors, and the executive officers in making recommendations to our Board of Directors relating to the merger, was aware of these interests and considered that these interests may be different from, and in addition to, the interests of our shareholders generally, among other matters, in adopting the merger agreement and the merger, and in determining to recommend that our shareholders vote for approval of the merger agreement. For more information, see the section entitled “Interests of BrightPoint’s Directors and Executive Officers in the Merger” beginning on page [    ].

BrightPoint will no longer exist as an independent public company following the merger and BrightPoint’s shareholders will forego any increase in our value thereafter.

If the merger is closed, BrightPoint will be a subsidiary of Ingram Micro and will no longer be a publicly held corporation, and our shareholders will forego any increase in our value that might have otherwise resulted from our possible growth.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Brightpoint, Inc.

7635 Interactive Way, Suite 200

Indianapolis, Indiana 46278

Telephone number: (317) 707-2355

BrightPoint is a global leader in providing device lifecycle services to the wireless industry. We provide customized logistic services, including demand planning, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, credit services, receivables management, call center services, activation services, website hosting, e-fulfillment solutions, repair, refurbish and recycle services, reverse logistics, transportation management and other services within the global wireless industry. In 2011, we handled approximately 112.2 million wireless devices, including tablets. We handled approximately 89.1 million wireless devices through our logistic services business and approximately 23.0 million wireless devices through our distribution business.

Detailed descriptions of BrightPoint’s business and financial results are contained in our Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this proxy statement. See “Where Shareholders Can Find More Information” beginning on page [    ] of this proxy statement.

Ingram Micro Inc.

1600 E. St. Andrew Place

Santa Ana, California 92705

Telephone number: (714) 566-1000

Ingram Micro, a Fortune 100 company, is the largest global information technology (“IT”) wholesale distributor by net sales, providing sales, marketing, and logistics services for the IT industry worldwide. Ingram Micro provides a vital link in the IT supply chain by generating demand and developing markets for its technology partners. Ingram Micro creates value in the market by extending the reach of its technology partners, capturing market share for resellers and suppliers, creating innovative solutions comprised of both technology products and services, offering credit, and providing efficient fulfillment of IT products and services.

Beacon Sub, a newly-formed Indiana corporation, was formed by Ingram Micro for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. Merger Sub is wholly-owned by Ingram Micro and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

General Information

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of shareholders to be held on [        ], [    ], 2012, at [    ] a.m., local time, or at any adjournments of the special meeting. The special meeting will be held at                     , on [            ], 2012, at [    ] a.m. local time. BrightPoint intends to mail this proxy statement and the accompanying proxy card on or about [            ], 2012 to all shareholders entitled to vote at the special meeting.

At the special meeting, shareholders will be asked to:

1. Consider and vote upon a proposal to approve the merger agreement among BrightPoint, Ingram Micro and Merger Sub, which contemplates the merger of Merger Sub with and into BrightPoint, with BrightPoint surviving as a wholly-owned subsidiary of Ingram Micro. Pursuant to the merger agreement, among other things, each share of BrightPoint common stock outstanding immediately prior to the effective time of the merger (other than shares held by Ingram Micro, BrightPoint or any of their respective subsidiaries) will be converted into the right to receive $9.00 per share in cash, without interest and less any applicable withholding taxes.

2. Consider and vote on a non-binding, advisory basis to approve the compensation that may be paid or otherwise become payable to our named executive officers that is based on or otherwise relates to the merger.

3. Consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement referred to in Proposal 1.

4. Transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

BrightPoint does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting, however, the holders of the proxies, if properly authorized, will have authority to vote on these matters in their discretion.

Record Date, Quorum and Voting Power

Shareholders of record at the close of business on [            ], 2012 are entitled to notice of, and to vote at, the special meeting. As of the close of business on [            ], 2012, the outstanding voting securities consisted of                 shares of BrightPoint common stock. Each share of BrightPoint common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of holders of our common stock must be present for the special meeting to be held. Holders of a majority of our outstanding common stock entitled to vote will constitute a quorum for the purpose of considering the proposal regarding approval of the merger agreement. If no quorum exists, then holders of a majority of the shares of BrightPoint common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. “Broker non-votes,” as described below, will not be counted for purposes of determining whether a quorum is present.

Vote Required for Approval

Approval of the Merger Agreement

The approval of the merger agreement by our shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of BrightPoint common stock, exclusive of any shares of BrightPoint common stock held by Ingram Micro, BrightPoint or any of their respective subsidiaries.

Failure to vote your shares of BrightPoint common stock will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approval of the Non-Binding Advisory Compensation Proposal

The approval of the non-binding advisory proposal to approve the compensation that may be paid or otherwise become payable to BrightPoint’s named executive officers that is based on or otherwise relates to the merger requires that more votes are cast in favor of such proposal than against such proposal.

Failure to vote your shares of BrightPoint common stock will not have the effect of a vote “FOR” or “AGAINST” the proposal to approve the non-binding advisory proposal to approve the compensation that may be paid or otherwise become payable to BrightPoint’s named executive officers that is based on or otherwise relates to the merger and thus will have no effect in determining whether this proposal is approved.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires that more votes are cast in favor of such proposal than against such proposal.

Failure to vote your shares of BrightPoint common stock will not have the effect of a vote “FOR” or “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and thus will have no effect in determining whether this proposal is approved.

Voting Procedures for Registered Shareholders

In order for your shares of BrightPoint common stock to be included in the vote, if you are a registered shareholder (that is, if you hold one or more stock certificates for your BrightPoint common stock), you must submit your proxy and vote your shares by returning the enclosed proxy card, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Voting Procedures if Your BrightPoint Common Stock is held in Street Name

Brokers, dealers, commercial banks, trust companies or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, dealers, commercial banks, trust companies or other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval of the merger agreement. Absent specific instructions from the beneficial owner of such shares, brokers, dealers, commercial banks, trust companies or other nominees are not empowered to vote those shares, which are referred to generally as “broker non-votes.” Because approval of the merger agreement requires the affirmative vote of the majority of the shares of BrightPoint common stock outstanding on the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” approval of the merger agreement. Abstentions, failures to vote and broker non-votes, if any, will have no effect on the non-binding compensation proposal and the special meeting adjournment proposal.

Voting by Directors and Executive Officers

As of the close of business on [            ], 2012, the record date, our directors and executive officers held and are entitled to vote, in the aggregate, [1,720,298] shares of BrightPoint common stock (excluding options, shares of restricted stock and restricted stock units), representing [2.5]% of the outstanding BrightPoint common stock. Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of BrightPoint common stock held by them “FOR” the approval of the merger agreement; “FOR” the approval of the non-binding compensation proposal; and “FOR” the special meeting adjournment proposal (if necessary or appropriate).

Proxies; Revocation

If you vote your shares of BrightPoint common stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement, “FOR” the non-binding compensation proposal, “FOR” the special meeting adjournment proposal, and as directed by the persons named on the enclosed proxy card, on any other matters properly brought before the special meeting for a vote.

If your shares are held in street name, you should follow the instructions of your broker, dealer, commercial bank, trust company or other nominee regarding revocation or change of proxies. If your broker, dealer, commercial bank, trust company or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, dealer, commercial bank, trust company or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with BrightPoint’s Corporate Secretary at 7635 Interactive way, Suite 200, Indianapolis, IN 46278;

•	submitting a duly executed proxy bearing a later date;

•

if you voted by telephone or the Internet, by voting a second time by telephone or Internet, but not later than 11:59 p.m. (Eastern Time) on [            ], 2012 (or if the special meeting is adjourned, not later than 11:59 p.m. (Eastern Time) on the date before the subsequent special meeting date); or

•	by attending the special meeting and voting in person (simply attending the special meeting will not constitute revocation of a proxy; you must vote in person at the special meeting).

BrightPoint does not expect that any matter other than the proposal to approve the merger agreement, the non-binding compensation proposal and, if necessary or appropriate, the proposal to adjourn the special meeting will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment of the special meeting, the persons named on the enclosed proxy card will have authority to vote the shares represented by duly executed proxies at their discretion.

Please do NOT send in your share certificates with your proxy card. If the merger is consummated, shareholders will be mailed a letter of transmittal following the closing of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than an announcement made at the special meeting, if the adjournment is not for more than 30 days. If no quorum exists, then holders of a majority of the shares of BrightPoint common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any signed proxies received by BrightPoint will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the proposal for the adjournment of the special meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. BrightPoint shareholders who have already sent in their proxies may revoke them prior to their use at the reconvened special meeting following such adjournment in the manner described above. Broker non-votes, if any, will not have any effect on the vote for the adjournment of the special meeting.

The Proxy Solicitation

Our Board of Directors is soliciting proxies in connection with the special meeting. The expenses of printing, filing and mailing this proxy statement and the proxies solicited hereby will be shared equally by the Company and Ingram Micro. Additional solicitation may be made by telephone, facsimile, e-mail, in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. We have also engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting, and we will pay them a customary fee and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of BrightPoint. You will be asked to provide proper identification at the registration desk on the day of the special meeting or any adjournment of the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue – 20th floor

New York, NY 10022

Banks and Brokers Call: (212) 750-5833

All Others Toll Free: (888) 750-5834

THE MERGER

Background of the Merger

Our Board of Directors, its Strategy Committee and the Company’s management regularly review and assess the Company’s long-term strategy, objectives and developments in light of its performance, risks, opportunities, shareholder sentiment and overall strategic direction. This review includes, from time to time, formal or informal proposals for the acquisition or disposition of businesses, formation of commercial relationships with strategic significance, strategic investments and other matters.

Since early 2011, the Company’s management had noted negative margin pressure from major suppliers and customers, as well as other recent trends and changes in the mobile and wireless industry that were negatively impacting those firms, like the Company, in the supply and distribution business. Growth in the industry was slowing and competition was increasing in the global handset market. Competitors began using predatory tactics and offering irrational and unfavorable economic terms to gain customers and market share. The Company’s share price was also depressed, which management believes reflects these trends. In light of these factors, among others, the Company was not averse to discussions with possible strategic partners, acquisition opportunities or a merger involving the sale of the Company. In considering a potential sale of the Company, the Company determined that the consummation of such a transaction could not be contingent upon the consent of customers, suppliers, distributors or partners, or the Company’s failure to meet analyst expectations or internal or published projections or forecasts. The Company also determined that “deal certainty” between the signing of any definitive agreement and the closing thereof would be of paramount importance.

On January 9, 2012, the Company received an unsolicited call from a private equity firm. On January 11, 2012, a representative of Blackstone contacted the private equity firm on behalf of the Company and indicated that, although the Company was not for sale, the Company would review and consider any serious proposals. Despite this initial inquiry, they never submitted any proposal to the Company and there were no subsequent communications with them regarding their inquiry.

Also on January 9, 2012, J. Mark Howell, the Company’s president of the Americas division, and one other executive from the Company met at the Consumer Electronics Show with Keith Bradley, a senior executive vice president of Ingram Micro, and two other senior executives of Ingram Micro, Brian Wiser and Michael Romero. They discussed possible partnership strategies in the United States and Canada that did not involve a potential acquisition of the Company by Ingram Micro. On December 20, 2011, in anticipation of the January 9, 2012 meeting, the Company and Ingram Micro executed a non-disclosure agreement.

On February 1, 2012, the Company reported its earnings for the fourth quarter of 2011, and on February 2, 2012, the Company held its earnings call to report the results of the fourth quarter of 2011.

On February 21, 2012, the Company reported that one of its logistic services customers would begin transitioning to a different service provider in April 2012 and that the transition was expected to continue through the end of 2012. At the time of the press release, the Company expected the transition of this business to result in a negative impact to adjusted diluted earnings per share of approximately $0.02 to $0.06 in 2012.

On March 13, 2012, a high-level executive of Party A called Mr. Howell, who referred him to Mr. Laikin. This high-level executive of Party A expressed an interest in Party A acquiring the Company. On March 16, 2012, Party A and the Company entered into a non-disclosure agreement. On March 19, 2012, several high-level executives from Party A met with Mr. Laikin at the Company’s offices in Indiana to discuss a possible transaction to purchase the Company. Party A reported to Mr. Laikin that Party A’s management, with the support of its board of directors, expressed continued interest in pursuing acquisition discussions with the Company. At this meeting Mr. Laikin expressed concerns about the ability of Party A to execute a transaction with the Company in a timely manner and with sufficient deal certainty.

On March 23, 2012, Party A informed the Company that it intended to engage an investment banking firm as its financial advisor to explore a transaction with the Company. The chief financial officer of Party A and Mr. Laikin had phone calls on March 26, 2012, March 30, 2012 and April 17, 2012 regarding updates as to Party A’s internal evaluations and processes with respect to moving forward with a potential transaction.

On April 10, 2012, Mr. Howell and Mr. Bradley of Ingram Micro had a telephone conversation during which Mr. Howell advised Mr. Bradley that the Company was not interested in a strategic partnership due to possible conflicts but would be open to higher-level discussions with their chief executive officer about a possible transaction to purchase the Company.

On April 18, 2012, Mr. Bradley contacted Mr. Howell and told him that Ingram Micro would like to begin discussions about a possible acquisition of the Company. They set up such meeting on May 7, 2012 between the chief executive officers of the Company and Ingram Micro to discuss a possible acquisition of the Company by Ingram Micro.

On April 23, 2012, a high-level executive of Party A reported to Mr. Laikin that Party A had an internal strategy meeting with Party A’s financial advisor and reported progress.

On April 26, 2012, the Company reported its earnings for the first quarter of 2012 and on April 27, 2012, the Company held its earnings call to report the results of the first quarter of 2012. Following the earnings call, a high-level executive of Party A had an email exchange with Mr. Laikin and advised Mr. Laikin that he could expect a due diligence request list on April 30, 2012.

On April 27, 2012, a high-level executive of Party B sent a text message to Mr. Laikin stating that Party B would like to acquire the Company. The same type of text message was sent again on May 4, 2012 by Party B. A representative of Blackstone attempted to contact representatives of Party B several times between April 27, 2012 and May 4, 2012. On May 4, 2012, a representative of Blackstone communicated with a representative of Party B who informed Blackstone that Party B’s interest was premature and not serious. Based on such statement, the Company concluded that Party B was not serious about pursuing a transaction with the Company and, accordingly, there were no further substantive communications with Party B.

On April 30, 2012, a high-level executive of Party A sent an initial due diligence request list to Mr. Laikin.

At various points during the month of May 2012, the Company and its advisors provided certain limited due diligence information to Party A and its advisors and to Ingram Micro and its advisors, in each case in response to specific diligence requests. Also, at various points during the latter part of the month of May 2012, from time to time Mr. Laikin informally updated members of our Board of Directors to apprise them of interests that Ingram Micro and other parties had in an acquisition of the Company, as well as to apprise our Board of Directors of developments in those preliminary discussions and due diligence.

Between May 6, 2012 and May 8, 2012, Mr. Laikin and a high-level executive of Party A exchanged emails and had conversations regarding due diligence.

On May 7, 2012, Mr. Laikin and Mr. Howell met in Dallas, Texas with Mr. Alain Monie, Ingram Micro’s president and chief executive officer, and Ingram Micro’s senior vice president – corporate strategy, G. Sam Kamel. During this meeting, Mr. Laikin told Mr. Monie and Mr. Kamel that he suspected that our Board of Directors would likely require a bid in the range of $9.00-$10.00 per share. On May 9, 2012, Mr. Laikin introduced a representative of Blackstone to Mr. Kamel by email and on May 10, 2012, a representative of Blackstone held an introductory call with Mr. Kamel. During the call, a representative of Blackstone conveyed the seriousness of the discussions and the Company’s critical need for deal certainty and confidentiality of the process.

On May 11, 2012, Party C placed an unsolicited call to a representative of Blackstone regarding the Company. Party C had previously met with Mr. Howell in Indiana in November 2011. During the November 2011 meeting, Party C expressed interest in a potential joint venture with the Company to acquire independent wireless agents for Tier 1 wireless network operators in the United States. As a result of that discussion, on November 17, 2011, the Company and Party C had entered into a non-disclosure agreement.

On May 14, 2012, Blackstone’s representatives met with representatives of Party C to discuss the Company. Party C indicated that they would be interested in having a follow-up conversation in a few days.

On May 18, 2012, representatives of Blackstone and Morgan Stanley, the investment bankers for Ingram Micro, had an introductory call.

On May 21, 2012, representatives of Blackstone met again with representatives of Party C to discuss a possible acquisition of the Company by Party C. Party C stated that they would consider and provide a proposal.

On May 24, 2012, Mr. Monie sent an unsolicited email to Mr. Laikin reiterating Ingram Micro’s interest in an acquisition of the Company and told Mr. Laikin that Ingram Micro would be submitting a proposal the following week.

On May 28, 2012, a high-level executive of Party A sent an email to Mr. Laikin indicating that Party A would send an offer letter to the Company within a week.

On May 30, 2012, Party A submitted a non-binding acquisition proposal to acquire the Company for $8.00-$10.00 per share. The proposal was subject to due diligence and requested that the Company negotiate exclusively with Party A.

On May 31, 2012, a high-level executive of Party A and Mr. Laikin discussed key business issues relating to the proposal made by Party A and Mr. Laikin stated that he would not agree to exclusivity. On June 1, 2012, Blank Rome LLP (“Blank Rome”), counsel to the Company, was instructed to prepare a draft of a merger agreement for distribution to Party A and Ingram Micro. Mr. Laikin again expressed his concerns about the ability of Party A to obtain the internal approvals necessary to acquire the Company in a timely manner.

On June 1, 2012, Party A reiterated a potential price range of $8.00-$10.00 per share. Later on June 1, 2012, a high-level executive of Party A informed Mr. Laikin that the price to be inserted into the draft merger agreement that was to be provided by the Company would be $8.10 per share.

On June 1, 2012, Ingram Micro also reiterated its interest in the Company and noted that it had a board of directors meeting scheduled for June 6, 2012 to discuss Ingram Micro’s possible acquisition of the Company. Ingram Micro indicated that it would likely submit an indication of interest following that meeting. Mr. Laikin reiterated that he believed an acquisition price would need to be between $9.00 and $10.00 per share in order to be acceptable to the Company. Representatives of Morgan Stanley and Blackstone had a status call on June 1, 2012.

Also on June 1, 2012, the Company and Blackstone executed Blackstone’s engagement letter.

At various points during the month of June 2012, the Company and its advisors provided certain additional requested due diligence information to Ingram Micro and its advisors and to Party A and its advisors. In response to increasing requests for information, the Company and its advisors advised Ingram Micro, Party A and their respective advisors that the Company would continue to limit the amount of non-public information and access provided in order to protect the Company’s sensitive information and relationships with its employees.

On June 5, 2012, Mr. Laikin spoke with a high-level executive of Party A to notify him that the merger agreement draft was forthcoming. At this time, they also discussed a potential work timeline if the parties were to come to terms, discussing a potential signing date of June 25, 2012.

On June 5, 2012, Mr. Laikin also advised Ingram Micro that a draft merger agreement would be forthcoming.

On June 5, 2012, a representative of Blackstone received an email from Party C indicating an interest in acquiring the Company and an intent to send a due diligence request list in the next week.

On June 6, 2012, Blank Rome sent counsel for Party A and counsel for Ingram Micro a draft form of the merger agreement. At various points during the remainder of June 2012, counsel for the Company engaged in negotiations with counsel for such parties regarding various terms and conditions contained in the draft merger agreement.

On June 6, 2012, a representative of Blackstone spoke to an investment banker representing a private equity firm, Party D, who called to discuss a potential transaction between the Company and a portfolio company in which Party D owned a significant stake. Party D indicated that it would discuss the Company internally and respond at a later date.

Also on June 6, 2012, Blackstone circulated draft Board of Directors presentation materials to the Company and Blank Rome. Also circulated to our Board of Directors was a presentation by Taft Stettinius & Hollister LLP (“Taft”), Indiana counsel to the Company, regarding the fiduciary duties of a board of directors of an Indiana corporation to such corporation.

On June 7, 2012, our Board of Directors met, together with representatives of Blackstone, Blank Rome and Taft. Mr. Laikin updated our Board of Directors on the status of the discussions with Ingram Micro and Party A, including as to due diligence, price discussions and the circulation of the draft merger agreement. A representative of Blackstone also apprised our Board of Directors of other communications with Parties B, C and D. Our Board of Directors then discussed the merger agreement with its advisors. Mr. Laikin noted to our Board of Directors that, in his view, the Company needed to emphasize the need for deal certainty, and, to that end, speed of execution and confidentiality to protect the Company’s interests and ability to execute on a transaction. Additionally, Mr. Laikin reported to our Board of Directors that he wanted to limit the scope of the diligence provided, as well as limiting access to the Company’s employees, in order to preserve confidentiality and protect certain sensitive information. Our Board of Directors asked Mr. Laikin if he would be willing to remain employed by the Company should it be acquired. Mr. Laikin responded that he was ready to do whatever was necessary for a successful transaction and reported to our Board of Directors that he had conveyed that to Ingram Micro and Party A.

Our Board of Directors was also updated by Taft as to its fiduciary duties under Indiana law. A representative of Blackstone provided a presentation on macroeconomic and sector-specific industry trends as well as BrightPoint’s financial and strategic positioning. Our Board of Directors ratified and approved the retention of Blank Rome, Taft and Blackstone at this meeting and our Board of Directors authorized Mr. Laikin to move forward in negotiating a potential acquisition of the Company with Party A, Ingram Micro or another acquirer.

Also on June 7, 2012, Mr. Laikin contacted Mr. Monie and Mr. Humes, the chief operating and financial officer of Ingram Micro to discuss a targeted timeline for signing a merger agreement with the Company if the parties were to come to terms. In addition, Ingram Micro proposed a price of up to $9.00 per share depending upon a better understanding of (i) potential synergies, (ii) the Company’s future margin trends and (iii) elimination of a go-shop provision that had been included in the draft merger agreement.

On June 8, 2012, Mr. Monie emailed Mr. Laikin that he expected to deliver a marked-up merger agreement by June 15, 2012.

On June 10, 2012, Blackstone initiated a virtual data room. On the same day, Blackstone, Blank Rome and the Company discussed potential issues for acquirers regarding a non-competition agreement between the Company and Intcomex, Inc., or Intcomex, as well as another one of the Company’s joint venture partners. Later that day, Mr. Laikin had an update call with a high-level executive of Party A to discuss Party A’s progress with seeking necessary approvals.

On June 11, Mr. Laikin spoke with Party A’s chief financial officer, who expressed ongoing interest and a target delivery date for a mark-up of the merger agreement of June 15, 2012.

On June 14, 2012, teams from Ingram Micro, including seven Ingram Micro executives, as well as two representatives from Morgan Stanley met with Mr. Laikin, Mr. Howell, Mr. Vincent Donargo, Ms. Annette Cyr, several other of the Company’s employees and a representative from Blackstone at the Company’s Indianapolis offices for a full day of due diligence, including a tour of several facilities.

On June 15, 2012, Party C sent Blackstone a preliminary due diligence request list.

Also on June 15, 2012, Ingram Micro’s counsel, Davis Polk & Wardwell LLP (“Davis Polk”), and counsel to Party A each sent a revised draft of the merger agreement to Blank Rome. Party A’s chief financial officer discussed due diligence progress with Mr. Laikin on June 15, 2012, and also provided a status update as to Party A’s approvals process.

On June 16, 2012, Mr. Laikin and Mr. Monie spoke, and Mr. Monie proposed a price range of $8.00-$9.00 per share. They also discussed meeting in person the following week in Las Vegas. Mr. Laikin informed Mr. Monie that the price would have to be no less than $9.00 per share.

On June 17, 2012, Davis Polk informed Blank Rome that the principal barrier to Ingram Micro reaching an agreement with BrightPoint was BrightPoint’s non-competition agreement with Intcomex, which could have negatively impacted Ingram Micro’s operations if not amended or released before the closing of the merger.

On June 18, 2012, our Board of Directors held a meeting. In addition to our Board of Directors, also present were representatives of Blackstone, Blank Rome and Taft. Mr. Laikin gave a status update on the negotiations with the Company’s suitors. Mr. Laikin also reported to our Board of Directors a summary of the due diligence meeting on June 14, 2012 with the Ingram Micro team. He reported that the feedback he received from the meeting was very impressive and a representative of Blackstone noted that the Ingram Micro team and its advisors had been very constructive and focused on integrating the Company and Ingram Micro. Mr. Laikin reported on the effects of a transaction on the Company’s shareholders as well as its various other constituencies, including Company employees, customers, suppliers and local communities. Mr. Laikin also reported on discussions regarding roles for senior management of the Company with Ingram Micro following a closing.

Mr. Laikin also informed our Board of Directors that, at the end of the previous week, Party A had contacted him again and reported that they were dealing with issues related to their internal approvals. Mr. Laikin reported that Party A was still claiming that they were very interested in entering into a transaction with the Company.

Mr. Laikin also reported that he had been very clear with all potential acquirers that deal certainty was a major concern and that a transaction with the Company could not be contingent upon the receipt of third party consents, including any consents from the Company’s customers or suppliers.

Mr. Laikin reported to our Board of Directors that Party A expressed the view that it represented the best strategic fit for the Company. Mr. Laikin also reported that he had a conversation with Mr. Monie over the weekend during which Mr. Monie stated that Ingram Micro’s price per share would have to be reduced because of weakening developments in the Company’s industry generally, and their likely impact on the Company’s financial results. Mr. Laikin noted that previously Ingram Micro had indicated a willingness to pay $9.00 per share, while Party A had indicated that it would pay $8.10 per share. Ingram Micro’s new range was between $8.00-$9.00 per share. Mr. Laikin reported to our Board of Directors that he told Mr. Monie that $8.50 would not be a sufficient price. Mr. Laikin also reported to our Board of Directors that Ingram Micro and Party A seemed to be the two most eager parties.

Mr. Laikin also reported on Party C’s progress and potential as a suitor, and Mr. Laikin informed our Board of Directors that even if Party C was serious about making an offer (a point about which he was unclear), he believed that Party C would most likely not be able to move quickly enough at this point to consummate a transaction with the Company in a timely manner.

Our Board of Directors then discussed next steps and Mr. Laikin stated that the Company and Blank Rome would continue to speak with both Party A and Ingram Micro and their respective counsel throughout the week. Mr. Laikin planned to meet with Mr. Monie, Ingram Micro’s chief executive officer, later that week, on June 21, 2012, to discuss whatever few outstanding issues they had. The target for approval of a deal and agreement was set for June 29, 2012. Mr. Laikin stated that with respect to Party A, he would contact Party A to ascertain its position on its revised draft of the merger agreement.

Our Board of Directors also discussed the non-competition restraint on the Company in relation to its minority stake in Intcomex and the Company’s plans to resolve that so that an acquirer would not be hampered from closing a transaction with the Company.

Mr. Laikin sent an update about our Board of Directors meeting by email to the chief financial officer of Party A, and they spoke directly as well. Party A requested a telephonic diligence session on June 20, 2012 and also proposed a meeting of the chief executive officer of Party A with Mr. Laikin on June 20, 2012. Later that day, a representative of Blackstone provided an update regarding the June 18, 2012 meeting of our Board of Directors to Morgan Stanley.

On June 19, 2012, Blank Rome sent the same revised draft of the merger agreement to Davis Polk and counsel for Party A. On June 19, 2012, Party A and Party C were granted access to the electronic dataroom.

On June 20, 2012, teams from Party A and the Company had a conference call regarding various outstanding due diligence items. Additionally, Mr. Laikin and the chief executive officer of Party A met in person at the Company’s offices in Indianapolis to discuss the potential transaction. The chief executive officer of Party A assured Mr. Laikin that Party A would be able to pay $9.00 per share and also discussed the current status of their internal approvals process. The chief executive officer of Party A expressed a high-level of interest in Party A acquiring the Company. Party A’s chief executive officer told Mr. Laikin that Party A was targeting a signing on June 25, 2012, but that it more realistically may take an additional 30 days.

The investment banker for Party D again reached out to a representative of Blackstone in order to inform the Company that Party D was planning to submit a letter to the Company that would involve a combination transaction with its existing portfolio company in Latin America. The representative of Blackstone reiterated that the Company would consider any serious proposal and also sent the investment banker via email a link to the public filings related to BrightPoint’s investment in Intcomex for reference.

On June 20, 2012, Blackstone sent Party C the draft form of merger agreement provided by Blank Rome and requested a final proposal by June 28, 2012.

On June 21, 2012, Mr. Monie, Ms. Lynn Jolliffe, Ingram Micro’s executive vice president, human resources, and Mr. Laikin met in Las Vegas, NV to discuss key deal terms. Mr. Monie indicated that he believed Ingram Micro would ultimately be able to offer $9.00 per share, subject to resolution of the remaining open business points on the merger agreement. They discussed the attributes of the Company’s senior executives. Ingram Micro indicated that retaining the senior executives post-acquisition was a very important element which justified Ingram Micro’s planned offer of employment and retention to these five senior executives.

On June 24, 2012, Davis Polk discussed with Blank Rome legal issues relating to the Company’s $500 million global credit facility. Later that day, Mr. Monie emailed Mr. Laikin to update Mr. Laikin on the Ingram Micro board of directors meeting. Mr. Monie also reported that Ingram Micro scheduled a board of directors call for June 27, 2012 to finalize Ingram Micro’s offer.

On June 25, 2012, Ingram Micro submitted a further markup of the merger agreement.

On June 25, 2012, Mr. Laikin spoke to Ingram Micro about the status of the Intcomex discussions. A representative of Blackstone spoke to Morgan Stanley about the Company’s current credit facility covenants. Mr. Laikin also spoke with the chief executive officer of Party A, who mentioned that he had difficulty agreeing to the Company’s requests regarding regulatory risk, employee benefits and compensation and the material adverse effect definition.

On June 26, 2012, Ingram Micro sent Mr. Laikin preliminary plans for Ingram Micro’s requirements for senior executive retention.

On June 27, 2012, Mr. Laikin spoke with the Intcomex founder to provide an update regarding the status of handling of the release from the non-competition restraint. Later that day, Intcomex held its board of directors meeting to approve the terms of the arrangement: elimination of the non-competition restraint in exchange for $5 million cash at the signing of a merger agreement and the issuance to Intcomex of a purchase option with a $3 million exercise price for the 23% stake in Intcomex held by the Company.

On June 27, 2012, Ingram Micro submitted a further markup of the merger agreement to the Company. Also that day, the chief executive officer of Party A contacted Mr. Laikin and discussed the critical issues holding back further negotiations, including certain unresolved key deal terms, including customer consents, acceleration of the vesting of restricted stock units, employee bonus plan treatment, antitrust risk, material adverse effect definition and timing in light of Party A’s desire to get internal approvals resolved. Mr. Laikin reminded Party A of their initial discussions in which Mr. Laikin had made it clear that, because of the competitive nature of the companies, and the fact that the Company is public, due diligence would be limited. Additionally, Mr. Laikin made it clear that consents from suppliers or customers could not be contingencies to close a transaction. Party A requested that the Company provide by the following morning a mark-up of the most recent draft of the merger agreement sent by Party A’s counsel. Mr. Laikin agreed to have counsel discuss significant open issues and instructed Blank Rome to do so. In light of these discussions, Blank Rome sent certain provisions of the proposed merger agreement, including the material adverse effect definition, to counsel for Party A. While the chief executive officer of Party A said that he would be able to sign a transaction immediately if the issues outlined above were resolved, he also reiterated that Party A would like to have 30 days to sign a definitive merger agreement.

Also on June 27, 2012, Mr. Laikin spoke to Mr. Monie and Mr. Humes after the Ingram Micro board of directors meeting and negotiated certain material open business issues, subject to board approvals and finalizing and executing transaction documentation, including the $9.00 per share price and the $26 million break-up fee, which Ingram Micro had initially proposed be $35 million. Mr. Monie reiterated the importance of certain senior executives of the Company to the future of the business and indicated that Ingram Micro would require that the five top executives be employed at the closing of the merger as a condition to Ingram Micro’s obligation to close the merger.

Also on June 27, 2012, Blank Rome and counsel for Party A had a call to go through the draft merger agreement and discuss open points.

On June 28, 2012, Party C submitted a supplemental due diligence request list to Blackstone. A representative of Blackstone indicated that Party C clarified that it was primarily interested in acquiring a minority stake in the Company, although it had submitted no formal proposal and no indication of the price per share it would be willing to pay.

On June 28, 2012, a representative of Blackstone spoke with Party A’s financial advisor regarding Party A’s issues with the terms of the merger agreement. Party A’s financial advisor was explicit that neither they nor Party A’s legal counsel would recommend their client accept the Company’s proposed terms and conditions, despite what Party A’s chief executive officer had expressed to Mr. Laikin. Moreover, Party A’s financial advisor said that the targeted timeline of signing on June 29, 2012 was unrealistic for Party A, but that Party A would be discussing its options at a board of directors meeting later in the day.

On June 28, 2012, Blackstone circulated its Board of Directors presentation via email for our Board of Directors meeting on June 29, 2012.

On June 28, 2012, Intcomex and the Company came to terms in escrow, to be effective upon execution of a definitive merger agreement with a prospective acquirer of the Company, regarding the release of the non-competition provision and the issuance of the option so that prospective acquirers would be assured that the non-competition provisions would not restrict them upon the closing of the merger.

On June 28, 2012, a representative from Party B called and emailed a representative of Blackstone. On June 28 and 29, 2012, the representative of Party B and the representative of Blackstone exchanged emails and voicemails to set up a call that ultimately never occurred. The purpose of the call from the representative of Party B was not specified in any of these communications.

On June 29, 2012, KPMG on behalf of Party A sent a due diligence request list to Blackstone.

On June 29, 2012, our Board of Directors met to discuss the final deal terms being offered by Ingram Micro in the merger and merger agreement. Present at the meeting were representatives of Blackstone, Blank Rome and Taft. The final deal terms were reported to our Board of Directors. In particular, counsel discussed with our Board of Directors the following key deal certainty issues: the material adverse effect definition was extremely narrow, and the loss of any customer or supplier or failure to obtain any consent under any contract could not result in a material adverse effect. The final proposed price per share in the offer from Ingram Micro was $9.00. The breakup fee for the transaction was $26 million.

Our Board of Directors also was provided an update on the status of discussions with the other suitors by Mr. Laikin and a representative of Blackstone. With respect to Party A, Mr. Laikin reported to our Board of Directors on the last discussions with Party A and described a conversation that he had with the chief financial officer of Party A, wherein he told Mr. Laikin that Party A would likely need the Company to wait 30 days so that Party A could resolve certain internal issues. Mr. Laikin reported that he was very clear with Party A that such a delay was not acceptable, as he had been clear with Party A that the Company expected a final bid and proposal by June 29, 2012, and that the Company was prepared to move forward with another party. He also reiterated his belief that the Company would be a better fit with Ingram Micro than with Party A both in terms of deal certainty and in terms of values and culture.

Our Board of Directors also discussed the Intcomex arrangements under which the Company had agreed to be released from the non-competition restriction with Intcomex in exchange for $5 million payable upon the Company entering into a change of control transaction, including the execution of the merger agreement. Additionally, the Company would grant to Intcomex a “springing” option for five years effective upon the closing of the Company’s change of control transaction to purchase the 23% stake that the Company holds in Intcomex.

Representatives from Blackstone then reviewed Blackstone’s financial analysis relating to the Company and the proposed transaction utilizing various valuation methodologies. At the request of the Company, a representative from Blackstone then rendered Blackstone’s oral opinion, subsequently confirmed in writing, to our Board of Directors to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, considerations, limitations and assumptions set forth therein, the consideration provided for in the merger agreement of $9.00 per share of BrightPoint common stock was fair to the holders of BrightPoint common stock from a financial point of view.

Our Board of Directors, on the recommendation of the Company’s Compensation and Human Resources Committee, agreed to, upon the closing of a transaction with Ingram Micro, accelerate the vesting of restricted stock units that would not otherwise vest by contract. In addition, the Company retained the right to terminate and pay out accrued amounts under the Agreements for Supplemental Executive Retirement Benefits previously entered into between the Company and certain current and former executives of the Company. Pursuant to the merger agreement, the Company was entitled to provide for an aggregate of not more than $2.3 million in cash bonus payments to executives under the 2012 Executive Cash Bonus Program. Ingram Micro also required offers of employment be accepted by Messrs. Laikin, Howell, Donargo, Gupta and Thomlinson. The Company had resisted this requirement, but Ingram Micro said that it was a requirement that these five people be employed by the Company through the closing of the merger. Each of these executives entered into an agreement with the Company pursuant to which he agreed to remain employed through the closing of the merger, and, if he fails to do so (other than due to termination without cause, death or disability) he would forfeit his outstanding restricted stock units. These executives hold an aggregate of 1,635,798 restricted stock units.

Following extended discussion, our Board of Directors unanimously determined that the merger with Ingram Micro was in the best interests of the Company and its shareholders and voted unanimously to adopt and approve the merger and the signing of the merger agreement.

Later, on June 29, 2012, the Company and Ingram Micro executed the final merger agreement.

On the morning of July 2, 2012, the Company and Ingram Micro issued a joint press release announcing the execution of the merger agreement. Concurrently with the announcement of the transaction, the Company issued a press release announcing its preliminary estimates for Second Quarter 2012 financial results and withdrew its expectations for full year 2012. A copy of the press release was furnished on a Form 8-K filed by the Company with the SEC on July 2, 2012, and is incorporated by reference herein.

Reasons for the Merger; Recommendation of Our Board of Directors

At a special meeting held on June 29, 2012, our Board of Directors unanimously determined that the merger is in the best interests of BrightPoint and its shareholders, adopted the merger agreement and recommended that BrightPoint shareholders approve the merger agreement.

In reaching its decision to adopt the merger agreement and recommend that BrightPoint shareholders vote to approve the merger agreement, our Board of Directors considered a number of factors, including the following:

•

Merger Consideration. Our Board of Directors considered the value of the merger consideration to be received by BrightPoint shareholders in the merger, including the fact that BrightPoint shareholders will receive, for each share of common stock that they own, merger consideration consisting of $9.00 in cash. The cash purchase price represented a 66% premium to BrightPoint’s closing stock price on June 29, 2012 and a 35% premium to the 90-day average trading price. Our Board of Directors considered the initiatives undertaken by BrightPoint to pursue growth and that the results for the second quarter were likely to be softer than previously projected. Our Board of Directors considered information provided by its financial advisor that the highest price a private equity sponsor would be willing to pay would likely be significantly less than $9.00 per share as a result of the need to achieve its standard rate of return.

•

Form of Merger Consideration. Our Board of Directors considered the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to the Company’s shareholders, because the shareholders will not be exposed to the risks and uncertainties relating to the Company’s prospects.

•

Business, Condition and Prospects. Our Board of Directors considered how BrightPoint’s financial condition, results of operations, business, competitive position, reputation and business prospects have changed in recent years, as well as current industry, economic and market conditions and trends. Our Board of Directors discussed future opportunities and challenges faced by BrightPoint in the current environment. Our Board of Directors considered negative margin pressure from major suppliers and customers as well as recent trends and changes in the mobile and wireless industry that were negatively impacting supply and distribution companies, such as BrightPoint, including the following:

•

Two of BrightPoint’s largest suppliers of products for the distribution and logistics business were losing market share at a rapid pace, and their short- and long-term viability was in question. BrightPoint would have to replace this business with new suppliers.

•

In 2011 and 2012 BrightPoint began to experience excess facility capacity in its U.S. and foreign operations, indicating a decline in demand. Unless BrightPoint could successfully utilize this excess capacity, the fixed costs would have serious negative effects on its results of operations.

Additionally, our Board of Directors considered that the industry’s growth is slowing and the competition in the global mobile handset market has been increasing. Other industry factors considered by our Board of Directors included commoditization of logistics services, potential consolidation among carriers thereby reducing the potential customer base, certain key customers suffering from reduced handset sales and other business issues, reductions in growth of new handset purchases and competitors using predatory tactics and offering irrational and unfavorable economic terms to gain customers and market share. In addition, new entrants into the wireless industry, including companies such as eBay, Amazon, Apple and Dell have existing direct-to-retail relationships which eliminate the need for the services of companies such as BrightPoint.

Our Board of Directors also reviewed BrightPoint’s future prospects if a merger with Ingram Micro were not consummated and BrightPoint were to remain independent, including the risks inherent in remaining independent, such as, among other things, the potential impact of recent developments on BrightPoint’s business prospects as an independent company and its ability to retain key management and sales personnel. Our Board of Directors considered recent downward adjustments to guidance throughout the first half of 2012 and subsequently withdrew year-end guidance for 2012, and analyst and investor sentiment remained cautious. BrightPoint’s weakening results in the first two quarters of 2012, when considered in connection with BrightPoint’s decline in share price, could possibly have resulted in major suppliers tightening credit terms, which would have had a negative effect on BrightPoint’s working capital. Additionally, while BrightPoint as an independent company would have the opportunity to increase its global scale and expand geographically, its ability to capitalize on that opportunity was limited. The merger with Ingram Micro would provide more certainty to increase global scale, which would be very positive for BrightPoint’s employees, customers and suppliers. Our Board of Directors also considered potential opportunities that the Company would forego if it were to consummate the merger, including the opportunity to continue to build out BrightPoint’s logistics business and consolidate small-scale mobile distributors through one or more acquisitions by the Company.

In light of the reasons set forth above, our Board of Directors determined that a sale of the Company would be in the best interests of the Company and its shareholders.

•

Weak Stock Price. Our Board of Directors considered its belief that the Company’s stock price was not likely to trade at or above the $9.00 price per share of BrightPoint common stock offered in the merger in the foreseeable future, which belief was based on a number of factors, including the directors’ knowledge and understanding of the Company and its industry, our internal management projections and our business plan. Our Board of Directors also considered that there were few foreseeable near-term options to improve the Company’s share price. Additionally, our Board of Directors considered that independent research analysts who cover BrightPoint had expressed concerns after the Company announced the loss of a large customer in February 2012.

•

Terms of the Merger Agreement. Our Board of Directors, with the assistance of its legal advisors, reviewed the terms of the merger agreement, including pricing, the amount of the termination fee payable under certain circumstances (as described below), the termination date of March 31, 2013 and what would constitute a “material adverse effect” under the merger agreement.

•

Ability to Accept Superior Proposal Upon Payment of Termination Fee. Our Board of Directors considered BrightPoint’s ability to terminate the merger agreement prior to its approval by the Company’s shareholders in order to enter into an alternative transaction in response to a superior proposal. In this regard, BrightPoint may not solicit competing offers and it would be required to pay Ingram Micro a $26 million termination fee in connection with accepting a superior proposal.

•

Deal Certainty. Our Board of Directors was concerned with deal certainty issues from the time the Company began exploring options related to a sale of the Company. It considered the likelihood that the merger would be consummated based on, among other things, the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing- or due diligence-related closing conditions, and the likelihood that the merger would be approved by regulatory authorities and the Company’s shareholders. It also considered the business reputations and capabilities of Ingram Micro and its management and the substantial financial resources of Ingram Micro, including cash and other funds available to Ingram Micro. It also considered that the termination date under the merger agreement allows for sufficient time to close the merger.

•

Potential Risks. Our Board of Directors considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the merger. These risks include the potential diversion of management resources from operational matters and the opportunity costs associated with the merger prior to the closing or abandonment of the merger. Other risks considered by our Board of Directors included:

•

that the all-cash merger consideration, while providing certainty of value to our shareholders, would not allow our shareholders to have an ongoing equity participation in the surviving corporation following the closing of the merger, meaning that our shareholders will cease to participate in the future earning or growth of the Company, and will not benefit from any increase in, or the value of, Ingram Micro’s stock following the closing of the merger;

•	that the merger will be a taxable transaction for our shareholders;

•

that the merger is conditioned on the receipt of regulatory approvals, including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other non-US competition laws, and therefore, the merger may not be consummated in a timely manner or at all;

•

the possibility that the merger might not be consummated as a result of the failure to satisfy closing conditions, which could result in significant distractions of BrightPoint’s employees and increased expenses from an unsuccessful attempt to close the merger under the terms of the merger agreement;

•

the failure to consummate the merger could negatively impact the market price of the Company’s common stock as well as result in costs relating to the merger, including legal and advisory fees, even if the merger is not consummated;

•

prior to the closing or abandonment of the merger, BrightPoint will be required to conduct its business only in the ordinary course consistent with past practice and subject to operational restrictions imposed by the merger agreement;

•

BrightPoint would be required to pay a $26 million termination fee to Ingram Micro if the merger agreement is terminated under specified circumstances and BrightPoint later agrees to or consummates an alternative transaction in response to a superior proposal; and

•	the uncertainty associated with the merger could cause BrightPoint to lose key personnel.

In the judgment of our Board of Directors, however, these potential risks were more than offset by the potential benefits of the merger discussed above.

•

Opinion of Financial Advisor. Our Board of Directors considered the presentation delivered by Blackstone and the written opinion of Blackstone to our Board of Directors to the effect that, as of the date of such opinion and based on and subject to the various qualifications, considerations, limitations and assumptions set forth in the opinion, the consideration provided for in the merger agreement of $9.00 in cash per share of BrightPoint common stock was fair to the holders of BrightPoint common stock from a financial point of view. A copy of Blackstone’s written opinion is attached as Appendix B to this proxy statement. See “The Merger—Opinion of Blackstone Advisory Partners L.P.” beginning on page [    ].

•

Additional Considerations. In the course of its deliberations on the merger, our Board of Directors consulted with members of BrightPoint’s management and BrightPoint’s legal, financial, accounting and tax advisors on various legal, business and financial matters. The members of our Board of Directors were unanimous in their determination to recommend the merger agreement for approval by our shareholders. Additional factors considered by our Board of Directors in determining whether to adopt the merger agreement and recommend that BrightPoint shareholders vote to approve the merger agreement included:

•	the strong fit with Ingram Micro in terms of shared values and cultures;

•

the expectation that the merger will deliver significant value to BrightPoint shareholders and new opportunities for BrightPoint’s vendor partners, customers and employees (the enthusiasm and in-depth industry experience of which were among the reasons Ingram Micro viewed BrightPoint as an excellent acquisition candidate) to benefit from the financial strength, scale and broad geographic reach of Ingram Micro upon the closing of the merger;

•	the fact that BrightPoint shareholders will have an opportunity to vote on the merger on the terms provided in the merger agreement; and

•	the uncertainty that any alternative transaction would yield a value to BrightPoint’s shareholders superior to that presented by the proposed acquisition by Ingram Micro.

The above discussion is not intended to be exhaustive, but BrightPoint believes it addresses the material information and factors considered by our Board of Directors in its consideration of the merger, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, our Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our Board of Directors may have given different weights to different factors.

In considering the recommendation of our Board of Directors to approve the merger agreement, BrightPoint shareholders should be aware that certain executive officers and directors of BrightPoint have certain interests in the merger that may be different from, or in addition to, the interests of BrightPoint shareholders generally. Our Board of Directors was aware of these interests and considered them when adopting the merger agreement and recommending that BrightPoint shareholders vote to approve the merger agreement. See “— Interests of BrightPoint’s Directors and Executive Officers in the Merger”.

Recommendation of our Board of Directors

After careful consideration, our Board of Directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of the Company and its shareholders. Accordingly, our Board of Directors unanimously recommends that you vote to approve the merger agreement.

Opinion of Blackstone Advisory Partners L.P.

Pursuant to an engagement letter dated June 1, 2012, BrightPoint requested that Blackstone Advisory Partners L.P. (“Blackstone”) render to the BrightPoint Board of Directors an opinion as to the fairness, from a financial point of view, to the holders of BrightPoint common stock of the consideration to be paid to such holders in the merger. At the meeting of the BrightPoint Board of Directors on June 29, 2012, Blackstone rendered its oral opinion, subsequently confirmed in writing, to the BrightPoint Board of Directors to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations on the review undertaken by Blackstone described in Blackstone’s opinion, the consideration provided for in the merger agreement of $9.00 in cash per share of BrightPoint common stock was fair to the holders of BrightPoint common stock from a financial point of view.

The full text of the written opinion of Blackstone, dated June 29, 2012, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Blackstone in rendering its opinion, is attached as Appendix B to this proxy statement. BrightPoint encourages its shareholders to read the opinion carefully in its entirety. Blackstone’s opinion was limited to the fairness, from a financial point of view, of the consideration provided for in the merger agreement of $9.00 in cash per share of BrightPoint common stock to the holders of BrightPoint common stock. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Blackstone’s opinion was addressed to the BrightPoint Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger or any other matter, and should not be relied upon by any shareholder as such. The summary of Blackstone’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this proxy statement.

In arriving at its opinion, Blackstone, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition and operations of BrightPoint that Blackstone believed to be relevant to its inquiry.

•

Reviewed certain internal information concerning the business, financial condition and operations of BrightPoint prepared and furnished to Blackstone by the management of BrightPoint that Blackstone believed to be relevant to its inquiry.

•	Reviewed certain internal financial analyses, estimates and forecasts relating to BrightPoint, prepared and furnished to Blackstone by the management of BrightPoint.

•	Reviewed BrightPoint’s internal financial projections for calendar years ended December 31, 2012 through December 31, 2017, prepared and furnished to Blackstone by the management of BrightPoint.

•	Reviewed the publicly available audited financial statements of BrightPoint for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011.

•

Held discussions with members of senior management of BrightPoint concerning their evaluations of the merger and their businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives, as well as such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

•	Reviewed the historical market prices and trading activity for BrightPoint common stock.

•	Compared certain publicly available financial and stock market data for BrightPoint with similar information for certain other publicly traded companies that Blackstone deemed to be relevant.

•

Reviewed the publicly available financial terms of certain other business combinations transactions that Blackstone deemed to be relevant and the consideration received for and paid in such transactions that Blackstone believed to be generally relevant.

•	Reviewed the premiums paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded.

•	Performed an illustrative leveraged buyout analysis.

•	Performed a discounted cash flow analysis utilizing information prepared and furnished to Blackstone by the management of BrightPoint.

•	Reviewed the draft merger agreement, dated June 28, 2012, which is the latest draft provided to Blackstone.

•	Performed such other financial studies, analyses and investigations, and considered such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, Blackstone relied, at BrightPoint’s direction and with BrightPoint’s consent, and without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information that was available from public sources and all internal management projections and other information provided to Blackstone by BrightPoint or otherwise discussed with or reviewed by or for Blackstone. Blackstone assumed, at BrightPoint’s direction and with BrightPoint’s consent, that the financial and other internal management projections and financial information prepared by BrightPoint and the assumptions underlying such internal management projections and such information, including the amounts and the timing of all financial and other performance data, had been reasonably prepared in accordance with industry practice and represented BrightPoint management’s best estimates and judgments as of the date of their preparation. Blackstone assumed, at BrightPoint’s direction and with BrightPoint’s consent, no responsibility for and expressed no opinion as to such analyses or forecasts or the assumptions on which they are based. Blackstone further relied, at BrightPoint’s direction and with BrightPoint’s consent, upon the assurances of management of BrightPoint that they are not aware of any facts that would make any such information inaccurate, incomplete or misleading.

BrightPoint does not publicly disclose internal management projections of the type provided to Blackstone in connection with Blackstone’s analysis of the merger, and such internal management projections were not prepared with a view toward public disclosure. These internal management projections provided to Blackstone were prepared by BrightPoint management and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such internal management projections.

Blackstone was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by Blackstone, nor was Blackstone furnished with any such verification and Blackstone does not assume any responsibility or liability for the accuracy or completeness thereof. Blackstone did not conduct a physical inspection of any of the properties or assets of BrightPoint. Blackstone did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of BrightPoint, nor was Blackstone furnished with any such evaluations or appraisals, nor did Blackstone evaluate the solvency of BrightPoint or Ingram Micro under any state or federal laws.

Blackstone also assumed, at BrightPoint’s direction and with BrightPoint’s consent, that the final executed form of the merger agreement did not differ in any material respects from the latest draft provided to Blackstone, and that the merger will be consummated in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BrightPoint or Ingram Micro or the contemplated benefits of the merger. Blackstone is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of BrightPoint and its legal, tax and regulatory advisors with respect to such matters.

In arriving at its opinion, Blackstone was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving BrightPoint or its assets. Blackstone did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to BrightPoint or the effect of any other arrangement in which BrightPoint might engage. Blackstone’s opinion was limited to the fairness, from a financial point of view, to the holders of BrightPoint common stock of the consideration to be paid in the merger, and Blackstone expressed no opinion as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of BrightPoint or as to the underlying decision by BrightPoint to engage in the merger. Blackstone’s opinion did not address any other aspect or implication of the merger, the merger agreement or any other agreement or understanding entered into in connection with the merger or otherwise. Blackstone also expressed no opinion as to the fairness of the amount or nature of the compensation to any of BrightPoint’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of BrightPoint.

Blackstone’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. Blackstone did not express any opinion as to the prices or trading ranges at which BrightPoint common stock will trade at any time. Furthermore, Blackstone did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation in the merger or the ability of the surviving corporation to pay its obligations when they become due.

Blackstone’s opinion does not constitute a recommendation to any shareholders as to how such holder should vote with respect to the merger or other matter, and should not be relied upon by any shareholder as such. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Blackstone’s opinion was approved by a fairness committee in accordance with established procedures.

The merger consideration was determined through negotiations between BrightPoint and Ingram Micro and was approved by the BrightPoint Board of Directors. Blackstone provided advice to the BrightPoint Board of Directors during these negotiations, but did not recommend any specific consideration to BrightPoint or the BrightPoint Board of Directors or suggest that any specific consideration constituted the only appropriate consideration for the merger. In addition, Blackstone’s opinion and its presentation to the BrightPoint Board of Directors were one of many factors taken into consideration by the BrightPoint Board of Directors in deciding to approve the merger. Consequently, the analyses as described below should not be viewed as determinative of the opinion of the BrightPoint Board of Directors with respect to the consideration to be paid to the holders of shares of BrightPoint common stock or of whether the BrightPoint Board of Directors would have been willing to agree to a different consideration.

Summary of Financial Analyses

In accordance with customary investment banking practice, Blackstone employed generally accepted valuation methods in reaching its financial opinion. The following is a summary of the material financial analyses contained in the presentation that was made by Blackstone to the BrightPoint Board of Directors on June 29, 2012 and that were utilized by Blackstone in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Blackstone, nor does the order of analyses described represent the relative importance or weight given to those analyses by Blackstone. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Blackstone’s financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 26, 2012, and is not necessarily indicative of current or future market conditions.

For purposes of its standalone analyses performed on BrightPoint, Blackstone utilized BrightPoint’s internal financial projections for calendar years ended December 31, 2012 through December 31, 2017 prepared and furnished to Blackstone by the management of BrightPoint. Information regarding the net debt and the number of fully-diluted shares of common stock outstanding for BrightPoint was provided by management.

Selected Companies Analysis

Blackstone reviewed and compared certain financial information for BrightPoint to corresponding financial information, ratios and public market multiples for the following publicly traded companies, which, in the exercise of its professional judgment, Blackstone determined to be relevant to its analysis:

Selected Companies:

•	Avnet Inc.

•	Arrow Electronics, Inc.

•	Ingram Micro Inc.

•	Tech Data Corp.

•	SYNNEX Corp.

•	TESSCO Technologies Inc.

Blackstone obtained financial metrics and projections for the selected companies from Capital IQ. In its analysis, Blackstone derived and compared multiples for BrightPoint and the selected companies, calculated as follows:

•	the total enterprise value (“TEV”) as a multiple of estimated revenue for calendar year 2012, which is referred to below as “2012E TEV/Revenue”;

•	the TEV as a multiple of estimated revenue for calendar year 2013, which is referred to below as “2013E TEV/Revenue”;

•	the TEV as a multiple of estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2012, which is referred to below as “2012E TEV/EBITDA”;

•	the TEV as a multiple of estimated adjusted EBITDA for calendar year 2013, which is referred to below as “2013E TEV/EBITDA”; and

•	price per share as a multiple of estimated adjusted earnings per share (“EPS”) for calendar year 2012, which is referred to below as “2012E Share Price/EPS”.

TEV means market capitalization plus net debt plus minority interest less equity investments in affiliates. Adjusted EBITDA means net income (loss) attributable to continuing operations of BrightPoint, adjusted to exclude the following items: (a) interest expense, net of interest income; (b) income tax expense or benefit; (c) net income or loss from investments accounted for using the equity method; (d) non-cash employee and director compensation and restructuring charges, net of the tax effect thereof; (e) amortization; (f) depreciation; and (g) restructuring and any other expenses deemed non-recurring in nature by Capital IQ (with respect to the selected companies) or by BrightPoint management (with respect to BrightPoint). Adjusted EPS means net income from continuing operations, adjusted to exclude: (a) non-cash employee and director compensation and restructuring charges, net of the tax effect thereof; (b) amortization; (c) depreciation; and (d) restructuring and any other expenses deemed non-recurring in nature by Capital IQ (with respect to the selected companies) or by BrightPoint management (with respect to BrightPoint), divided by the weighted average number of shares outstanding for the period covered.

This analysis indicated the following:

Financial Multiple	High*	Low*	Median*
2012E TEV/Revenue	0.24x	0.05x	0.17x

2013E TEV/Revenue**	0.23x	0.05x	0.13x

2012E TEV/EBITDA**	5.1x	3.4x	5.0x

2013E TEV/EBITDA**	4.7x	3.0x	4.7x

2012E Share Price/EPS	10.2x	6.7x	8.3x

*	Excludes BrightPoint.
**	Excludes multiples for TESSCO Technologies Inc. due to unavailability of projections.

In reviewing this analysis, Blackstone also considered, among other things, the relative comparability of the selected companies to BrightPoint. Based upon the foregoing and applying its professional judgment, Blackstone selected the following representative ranges of TEV to estimated revenue and TEV to estimated adjusted EBITDA deemed most meaningful for this analysis. Simple mathematical analysis (such as applying mean or median multiples) is not in itself a meaningful method of using selected company data. Blackstone then applied the respective representative ranges to revenue and adjusted EBITDA for BrightPoint, resulting in ranges of implied total enterprise values. These total enterprise values were further adjusted for BrightPoint’s net debt (forecasted as of June 30, 2012 per BrightPoint’s internal management projections), minority interest and equity investment in affiliate, to calculate ranges of implied equity values. Blackstone also applied the following respective representative ranges to adjusted EPS for BrightPoint to calculate a range of implied equity values. All of the aforementioned implied equity value ranges were then divided by 72,664,000, which represents the fully diluted number of outstanding shares of BrightPoint common stock as of June 26, 2012, as reported by BrightPoint to Blackstone, to calculate the following ranges of implied equity values per share of BrightPoint common stock:

Financial Multiple	Representative Range	Implied Equity Value per Share
2012E TEV/Revenue	0.09x – 0.17x*	$4.65 – $11.15

2013E TEV/Revenue	0.08x – 0.13x*	$4.17 – $8.43

2012E TEV/EBITDA	3.50x – 5.00x**	$3.54 – $6.20

2013E TEV/EBITDA	3.20x – 4.70x**	$3.35 – $6.16

2012E Share Price/EPS	6.70x – 10.20x***	$5.53 – $8.42

*	2012E TEV/Revenue and 2013E TEV/Revenue multiple ranges reflect current BrightPoint multiples (low-end) and median multiples of distribution peer group (high-end).
**	2012E TEV/EBITDA and 2013E TEV/EBITDA multiple ranges reflect Ingram Micro/Tech Data multiples (low-end) and median multiples of distribution peer group (high-end).
***	2012E Share Price/EPS multiple range reflects the minimum and maximum peer group multiples.

Blackstone noted that the range of prices of BrightPoint common stock implied by this analysis was between $3.35 and $11.15 per share, compared to the consideration of $9.00 per share in cash to be paid to the holders of BrightPoint common stock in the merger.

Although Blackstone selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of BrightPoint, no selected company is identical to BrightPoint. In evaluating the financial multiples for the selected companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Accordingly, Blackstone’s comparison of selected companies to BrightPoint and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and BrightPoint.

Illustrative Stand-Alone Discounted Cash Flow Analysis

Blackstone conducted an illustrative discounted cash flow analysis for the company on a standalone basis, which is designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. Blackstone calculated a range of implied equity values per share of BrightPoint common stock based on forecasts of future unlevered free cash flows for the second half of fiscal year 2012 through fiscal year 2017 provided by management of BrightPoint. Blackstone first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, and less capital expenditures) of BrightPoint for fiscal years 2012 to 2017, using an assumed tax rate of 30% (which tax rate was provided by BrightPoint). Blackstone then calculated a terminal value for BrightPoint by applying a range of terminal last twelve month (“LTM”) EBITDA multiples of 4.0x to 6.0x (which range was selected based on Blackstone’s professional judgment after consideration of the trading multiples for the selected companies) to BrightPoint management’s forecast of EBITDA for fiscal year 2017 for BrightPoint. These unlevered free cash flows and terminal values were then discounted to present values as of June 30, 2012 using a range of discount rates of 9.5% to 10.5% (which range was selected based on Blackstone’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using industry comparables) to calculate a range of implied total enterprise values for BrightPoint. These total enterprise values were further adjusted for BrightPoint’s net debt (forecasted as of June 30, 2012 per BrightPoint’s internal management projections), minority interest, and equity investment in affiliate, to calculate a range of implied equity values. This implied equity value range was then divided by 72,664,000, which represents the fully diluted number of outstanding shares of BrightPoint common stock as of June 26, 2012, as reported by BrightPoint to Blackstone, to calculate a range of implied equity values per share.

Blackstone noted that the range of prices for BrightPoint common stock implied by this analysis was between $7.38 and $10.41 per share, compared to the consideration of $9.00 per share in cash to be paid to the holders of BrightPoint common stock in the Merger.

Selected Precedent Transactions Analysis

Blackstone performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of selected transactions that share some characteristics with the merger. Blackstone reviewed and compared the proposed financial terms offered for BrightPoint to corresponding publicly available financial terms in 14 selected acquisitions in the distribution sector. In its analysis, Blackstone reviewed the following precedent transactions as of the date of announcement, selected based on Blackstone’s professional judgment and the respective target’s participation in the distribution sector:

Acquirer	Target	Date Announced
Arrow Electronics, Inc.	Nu Horizons Electronics Corp.	September 2010

Avnet, Inc.	Bell Microproducts Inc.	March 2010

Tech Data Corporation	Triade Holding	August 2010

ScanSource Europe	Algol Europe	November 2009

Acal	BFi OPTiLAS	October 2009

Ingram Micro Inc.	Computacenter Distribution	October 2009

Letchworth	Fayrewood	December 2008

Avnet, Inc.	Nippon Denso Industry Co., Ltd.	November 2008

Barclays Private Equity	Computerlinks	June 2008

Tech Data Corporation	Scribona	March 2008

SYNNEX Corporation	New Age Electronics	February 2008

Ingram Micro Inc.	DBL Distributing	June 2007

Brightpoint, Inc.	Dangaard Telecom A/S	February 2007

Ingram Micro Inc.	Nimax Inc.	July 2004

For each precedent transaction indicated above, using company filings, Capital IQ, press releases, 451 Group, Mergermarket and publicly available analysts’ estimates, Blackstone calculated multiples of transaction value to estimated LTM revenue. From this analysis, Blackstone derived the range and median multiples for the selected precedent transactions set forth in the following table:

	High	Low	Median
Transaction Value/LTM Revenue Multiple	0.32x	0.05x	0.14x

In reviewing this analysis, Blackstone also considered, among other things, the relative comparability of the precedent transactions and targets to the merger and BrightPoint. Based on the foregoing and applying its professional judgment, Blackstone selected a reference range of transaction value to LTM revenue multiples of 0.10x to 0.18x, which reflected a range around the median of the selected precedent transactions, and which Blackstone deemed most meaningful for this analysis. Simple mathematical analysis (such as applying the mean or median multiples) is not in itself a meaningful method of using precedent transaction data. Blackstone applied LTM revenue as of March 31, 2012 for BrightPoint to this reference range of multiples to determine a range of implied enterprise values for BrightPoint. These total enterprise values were further adjusted for BrightPoint’s net debt (forecasted as of June 30, 2012 per BrightPoint’s internal management projections), minority interest, and equity investment in affiliate, to calculate a range of implied equity values. The implied equity value range was then divided by 72,664,000, which represents the fully diluted number of outstanding shares of BrightPoint common stock as of June 26, 2012, as reported by BrightPoint to Blackstone, to calculate a range of implied equity values per share for BrightPoint common stock of $4.91 to $10.96, compared to the consideration of $9.00 in cash per share to be paid to the holders of BrightPoint common stock in the merger.

No company or transaction utilized in the selected precedent transactions analysis is identical to BrightPoint or the merger. In evaluating the precedent transactions, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BrightPoint, such as the impact of competition on the business of BrightPoint or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of BrightPoint or the industry or in the financial markets in general.

Additional Considerations

Illustrative Leveraged Buyout Analysis

Blackstone performed a leveraged buyout analysis of BrightPoint to derive an estimated per share equity valuation range. This analysis seeks to determine a range of implied values for BrightPoint by determining the value an acquirer could pay for BrightPoint in a leveraged buyout transaction and generate targeted rates of return. In performing this analysis, Blackstone analyzed the cash flows related to BrightPoint’s operations for the period of June 30, 2012 to December 31, 2017 using BrightPoint management’s estimates. This analysis assumed (i) a five and one-half year holding period, (ii) a target internal rate of return (“IRR”) of 22.5% to 27.5%, (iii) leverage capacity of 3.5x on 2012 estimated EBITDA, and (iv) exit assumptions based on a terminal valuation of BrightPoint management’s estimates for year 2017 on EBITDA of 4.0x to 6.0x. Based on these assumptions and sensitivity analyses to such assumptions, the leveraged buyout analysis resulted in a range of implied equity values per share of common stock that ranged from $4.58 to $6.51, compared to the consideration of $9.00 per share in cash to be paid to the holders of BrightPoint common stock in the merger.

Illustrative Premiums Paid Analysis

Blackstone performed a premiums paid analysis based upon the premiums paid in 162 precedent cash acquisitions of U.S. publicly-traded companies in the technology sector with transaction values between $500 million and $2.5 billion that had been successfully completed since January 2006. Blackstone analyzed the transactions to determine the premium paid for the target company as determined using the equity value and TEV of the target on the date that was one day, one week and one month prior to the deal announcement. Based on this analysis, Blackstone observed the following:

	Premium to Equity Value*			Premium to TEV*
	1 Day	1 Week	1 Month	1 Day	1 Week	1 Month
Mean	37%	40%	46%	51%	55%	67%
Median	32%	33%	36%	41%	44%	48%

*	Premiums rounded to nearest whole percent.

Based on this premiums paid analysis, to calculate a range of implied equity values for BrightPoint, Blackstone used the median of the one day premium to equity value of 32.1% and applied that to the equity value for BrightPoint as of June 26, 2012 to generate the low-end of the range. To generate the high-end of the range of implied equity values, Blackstone used the one month premium to TEV of 66.9% and applied that to the TEV for BrightPoint as of June 26, 2012, which was then further adjusted for BrightPoint’s net debt (forecasted as of June 30, 2012 per BrightPoint’s internal management projections), minority interest, and equity investment in affiliate. This range of implied equity values for BrightPoint was then divided by 72,664,000, which represents the fully diluted number of outstanding shares of BrightPoint common stock as of June 26, 2012, as reported by BrightPoint to Blackstone, to calculate a range of implied equity values per share of BrightPoint common stock that ranged from $5.96 to $9.31. Blackstone observed that the price per share to be received by holders of BrightPoint’s common stock was $9.00 per share in cash.

No company or transaction used in the premiums paid analysis is identical or directly comparable to BrightPoint or its business or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies and precedent transactions to which BrightPoint and the merger were compared.

Historical Trading Price Analysis

Blackstone reviewed the historical trading price per share of BrightPoint common stock for the 52-week period ending on June 26, 2012. Blackstone noted that the lowest and highest intraday sale prices per share of BrightPoint common stock during the 52-week period ended on June 26, 2012 were $4.50 and $12.05, compared to the consideration of $9.00 per share in cash to be paid to the holders of BrightPoint common stock in the merger.

Miscellaneous

The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by Blackstone. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Blackstone believes that the foregoing summary set forth above and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Blackstone’s fairness determination. Rather, Blackstone considered the totality of the factors and analyses performed in arriving at its opinion. Blackstone based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Blackstone based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Blackstone are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Blackstone analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

As part of its investment banking business, Blackstone and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Blackstone was selected as BrightPoint’s financial advisors with respect to the merger on the basis of Blackstone’s experience and its familiarity with BrightPoint and the industry in which BrightPoint operates.

Pursuant to the engagement letter dated June 1, 2012, BrightPoint agreed to pay Blackstone fees for its services which are currently estimated to be approximately $[        ] million in the aggregate as of the record date, of which $1 million became payable upon delivery of Blackstone’s opinion and the remainder of which is contingent upon consummation of the merger. In addition, BrightPoint has agreed to reimburse Blackstone for its out-of-pocket expenses and to indemnify it for certain liabilities arising out of the performance of such services (including the rendering of its opinion). In addition, Blackstone has performed other investment banking and financial advisory services for BrightPoint in the past for which Blackstone received customary compensation. During the two years prior to being retained for the merger, Ingram Micro did not retain Blackstone for any services or pay any compensation to Blackstone. Notwithstanding the foregoing, representatives of Blackstone, during those two years, in the ordinary course of their business, regularly contacted representatives of Ingram Micro, BrightPoint and other companies in the distribution and technology industries and related industries to discuss, among other things, market conditions, potential strategic transactions, takeover preparedness and related strategies, and other matters relating to the companies’ products, market positioning, and prospects. In the ordinary course of Blackstone and its affiliates’ businesses, Blackstone and its affiliates may actively trade or hold the securities of BrightPoint or Ingram Micro or any of their affiliates for Blackstone’s or BrightPoint’s or Ingram Micro’s account or for others and, accordingly, may at any time hold a long or short position in such securities.

Blackstone’s analyses were prepared solely as part of Blackstone’s analysis of the fairness, from a financial point of view, as of June 29, 2012, of the consideration to be paid to the holders of BrightPoint common stock in the merger and were provided to the BrightPoint Board of Directors in that connection. The opinion of Blackstone was only one of the factors taken into consideration by the BrightPoint Board of Directors in making its determination to approve the merger agreement and the merger.

Transaction with Intcomex

Concurrently with the execution of the merger agreement, BrightPoint, BrightPoint Latin America, Inc., a subsidiary of BrightPoint (“BrightPoint Shareholder”), BrightPoint International Ltd., a subsidiary of BrightPoint (“BrightPoint International”, and together with BrightPoint and the BrightPoint Shareholder, the “BrightPoint Parties”) and Intcomex, Inc. (“Intcomex”) entered into an agreement (the “Intcomex Agreement”). Pursuant to the Intcomex Agreement, Intcomex agreed that: (i) the Purchase Agreement, dated as of March 16, 2011, by and among the BrightPoint Parties, Intcomex, Intcomex Colombia Ltda. and Intcomex de Guatemala, S.A., as amended (the “Purchase Agreement”), and the Amended and Restated Shareholders Agreement of Intcomex, dated as of April 19, 2011 (the “Intcomex Shareholders Agreement”), were amended to, among other things, eliminate the non-competition and non-solicitation covenants applicable to the BrightPoint Parties and (ii) the license agreement dated April 19, 2011 between BrightPoint and Intcomex (the “License Agreement”) was terminated, provided that Intcomex retains the right to use the BrightPoint names and logos as set forth in the License Agreement in accordance with its terms for a period of 90 days. In connection with such amendments to the Purchase Agreement and Intcomex Shareholders Agreement, the BrightPoint Shareholder agreed to pay to Intcomex $5,000,000 and cause its director nominee to resign from Intcomex’s board of directors. The BrightPoint Parties also entered into an option agreement with the other parties pursuant to which the BrightPoint Shareholder granted to Intcomex a five-year option, effective upon the closing of the merger, to purchase the common stock of Intcomex held by the BrightPoint Shareholder for a purchase price of $3,000,000, less any dividends paid on such shares to the BrightPoint Shareholder prior to the exercise of the option.

Financing

The merger agreement does not contain any financing-related closing conditions, and Ingram Micro has represented that it will have sufficient cash and available lines of credit or other sources of sufficient and immediately available funds at the closing of the merger to pay the total amount of funds expected to be paid in the merger with respect to our outstanding common stock and outstanding equity awards, including the value of approximately $[        ] million of BrightPoint’s outstanding debt (net of cash) as of the record date, which is approximately $[        ] million.

Certain Effects of the Merger

Conversion of Outstanding BrightPoint Common Stock and Cancellation of Restricted Stock Unit Awards and Other Awards

If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into BrightPoint, with BrightPoint continuing as the surviving corporation in the merger. Upon the closing of the merger, each issued and outstanding share of our common stock (other than shares held by BrightPoint, Ingram Micro, or any of their respective subsidiaries) will be converted into the right to receive the per share merger consideration. Our shareholders will be required to surrender their shares upon the closing of the merger in exchange for a cash payment equal to the merger consideration. After the closing of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. The total amount expected to be paid in the merger with respect to our outstanding common stock and outstanding equity awards, including the value of approximately $[        ] million of BrightPoint’s outstanding debt (net of cash) as of the record date, is approximately $[        ] million.

The merger agreement provides that each restricted share granted under any of BrightPoint’s stock plans that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and BrightPoint will pay to each holder of any such restricted share, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for BrightPoint that occurs after the effective time of the merger), an amount in cash equal to $9.00 for each such restricted share less any applicable taxes. The merger agreement provides that each restricted stock unit, or RSU, and restricted stock award, or RSA, outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and BrightPoint will pay to each holder of any such RSU and RSA, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for BrightPoint that occurs after the effective time of the merger), an amount in cash equal to $9.00, less any applicable taxes, for each such RSU and RSA (which payment will be deemed to be the issuance of the appropriate number of shares of BrightPoint’s common stock and receipt of $9.00 per share, to the extent required by the terms of the applicable RSU or RSA agreement). Our Board of Directors, upon the recommendation of the Company’s Compensation and Human Resources Committee and contingent upon the closing of the merger with Ingram Micro, accelerated the vesting of RSUs for all employees that do not otherwise vest pursuant to their terms prior to or upon the closing of the merger.

The total amount expected to be paid with respect to RSUs and RSAs that will vest at or immediately prior to the effective time of the merger is approximately $34.3 million.

Effect on Listing; Registration and Status of BrightPoint Common Stock

Our common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NASDAQ Global Select Market under the symbol “CELL.” As a result of the merger, BrightPoint will be a privately-held company, with no public market for its common stock. After the merger, our common stock will cease to be traded on the NASDAQ Global Select Market, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated and BrightPoint will no longer file periodic reports with the SEC as a standalone company. This termination and the delisting of BrightPoint’s common stock from the NASDAQ Global Select Market will make certain provisions of the Exchange Act inapplicable to BrightPoint as a stand-alone company, such as:

•	the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a shareholders meeting; and

•

the liability provisions of the Exchange Act and the corporate governance requirements under NASDAQ rules and regulations and under the Sarbanes-Oxley Act of 2002 (such as the requirement that certain executive officers of BrightPoint certify the accuracy of BrightPoint’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls).

In addition, BrightPoint will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to its common stock.

Interests of BrightPoint’s Directors and Executive Officers in the Merger

In considering the unanimous recommendation of our Board of Directors, you should be aware that BrightPoint’s current directors and executive officers have interests in the transaction that are different from, and in addition to, the interests of BrightPoint shareholders generally and that may present a potential conflict of interest. Our Board of Directors was aware of these interests and considered that these interests may be different from, and in addition to, the interests of our shareholders generally, among other matters, in adopting the merger agreement and the merger, and in determining to recommend that our shareholders vote for approval of the merger agreement.

Treatment of Outstanding Restricted Shares, RSUs and RSAs

The merger agreement provides that each restricted share granted under any of BrightPoint’s stock plans that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and BrightPoint will pay to each holder of any such restricted share, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for BrightPoint that occurs after the effective time of the merger), an amount in cash equal to $9.00 for each such restricted share, less any applicable taxes. The merger agreement provides that each RSU and RSA, outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and BrightPoint will pay to each holder of any such RSU or RSA, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for BrightPoint that occurs after the effective time of the merger), an amount in cash equal to $9.00, less any applicable taxes, for each such RSU or RSA (which payment will be deemed to be the issuance of the appropriate number of shares of BrightPoint’s common stock and receipt of $9.00 per share, to the extent required by the terms of the applicable RSU or RSA agreement). Our Board of Directors, upon the recommendation of the Company’s Compensation and Human Resources Committee and contingent upon the closing of the merger with Ingram Micro, accelerated the vesting of RSUs for all employees that do not otherwise vest pursuant to their terms prior to or upon the closing of the merger.

Pursuant to the terms of Messrs. Laikin’s and Howell’s employment agreements, all unvested RSAs shall immediately vest upon a change of control. Additionally, the RSU awards granted to Messrs. Laikin and Howell provide that all unvested RSUs subject to the awards shall immediately vest upon a change of control. Further, on June 29, 2012, our Board of Directors, upon the recommendation of the Company’s Compensation and Human Resources Committee, accelerated the vesting of all other unvested RSUs for all employees (including executive officers) upon the effective time of the merger.

The following table sets forth the number of RSUs and RSAs held by the current executive officers of the Company the vesting of which will accelerate immediately prior to or upon the closing of the merger:

Name	Title	Number of RSUs and RSAs	Value of RSUs and RSAs(1)
Robert J. Laikin	Chairman of the Board and Chief Executive Officer	724,520	$6,520,680

J. Mark Howell	President, Americas	283,476	$2,551,284

Vincent Donargo	Executive Vice President, Chief Financial Officer and Treasurer	162,268	$1,460,412

Craig M. Carpenter	Executive Vice President, General Counsel and Secretary	103,048	$927,432

Robert L. Colin	Senior Vice President, Chief Accounting Officer and Controller	22,438	$201,942

Anurag Gupta	President, Europe, Middle East, Africa	195,687	$1,761,183

Larry Paulson	Executive Vice President, Chief Marketing Officer	70,953	$638,577

R. Bruce Thomlinson	President, Asia Pacific	269,847	$2,428,623

(1)	Represents the value of unvested RSUs and RSAs held by the individual which will vest immediately prior to or upon the effective time of the merger. Calculated for each individual based on the number of unvested RSUs and RSAs as of the record date and the per share merger consideration of $9.00 per share.

Treatment of Outstanding Employee Stock Options

The merger agreement provides that each employee stock option to purchase shares of BrightPoint’s common stock outstanding immediately prior to the effective time of the merger, whether or not vested or exercisable, will be converted into the right to receive, and BrightPoint will pay to each former holder of any such converted employee stock option, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for BrightPoint that occurs after the effective time of the merger), an amount in cash equal to (i) the excess, if any, of $9.00 over the applicable exercise price per share of such employee stock option multiplied by (ii) the number of shares of BrightPoint’s common stock such holder could have purchased had such holder exercised such employee stock option in full immediately prior to the effective time of the merger. As of the record date, there are no outstanding employee stock options to purchase BrightPoint common stock.

Payments and Benefits Under Change of Control Provisions; Ingram Micro Offer Letters

The closing of the merger will constitute a change of control under employment agreements between BrightPoint and Messrs. Laikin and Howell. The employment agreements between BrightPoint and other executive officers provide for payments for termination under certain circumstances following a change of control. In addition, Ingram Micro entered into offer letters with Messrs. Laikin, Howell and Donargo regarding their employment with the Company through the closing of the merger and with Ingram Micro thereafter.

Mr. Laikin’s Employment Agreement and Ingram Micro Offer Letter

Mr. Laikin’s employment agreement provides that if Mr. Laikin terminates his employment without good reason within 12 months after a change of control, Mr. Laikin is entitled to receive a lump sum severance payment equal to the greater of (i) $2,250,000 and (ii) the salary, bonus, value of any perquisites and value of any stock options received by him during the 12 months prior to such termination date, multiplied by five. In addition, Mr. Laikin’s employment agreement provides that upon the occurrence of a change of control, if Mr. Laikin’s employment is terminated by BrightPoint other than for cause or disability or if Mr. Laikin terminates his employment for good reason, Mr. Laikin (i) is entitled to receive a lump sum severance payment equal to ten times the aggregate salary, bonus, value of any perquisites and value of stock options received by him during the 12 months prior to the date of termination and (ii) all restricted stock awards shall immediately vest. The severance cap is $9,000,000, including the $4,900,680 value of the restricted stock awards as to which vesting is accelerated, but excluding the value of the remaining 180,000 shares granted under a restricted stock award to Mr. Laikin in 2005 that is scheduled to vest in 2013.

Mr. Laikin’s employment agreement provides that in the event that the aggregate severance payments or benefits provided to him under his employment agreement and under all plans, programs and arrangements of the employer, referred to as the severance total, is determined to constitute a “parachute payment” under the Internal Revenue Code of 1986, as amended, then the severance total will be increased by an amount, referred to as the “280G increase,” sufficient so that after he pays (a) any income taxes on the 280G increase and (b) any excise tax on the sum of the severance total and the 280G increase, he will have received an amount, net of such taxes, equal to the severance total. Pursuant to his employment agreement, Mr. Laikin would not be required to repay to us any amount that is finally determined by the Internal Revenue Service to have been in excess of the amount permitted to be received without incurring such excise tax. No 280G increase is expected to be made.

On June 29, 2012, as an inducement for Ingram Micro to enter into the merger agreement, Mr. Laikin agreed to accept an offer of “at-will” employment from Ingram Micro for the part-time position of Executive Advisor to the CEO upon the closing of the merger. Pursuant to the offer letter, Mr. Laikin agreed that his employment agreement with the Company will terminate at the closing of the merger, except that the confidentiality provisions shall remain in full force and effect and the non-competition restrictions shall remain in effect through the second anniversary of the closing of the merger. Pursuant to the offer letter, Mr. Laikin will receive the amount he would have received under his employment agreement with the Company (as described above)—that is, a cash payment of $9,000,000, less the $4,900,680 value attributable to the accelerated vesting and payment of equity awards in connection with the merger (excluding the vesting of the 180,000 restricted shares described above because they are excluded from the severance cap in Mr. Laikin’s employment agreement) and increased by the 280G increase, if any. Ingram Micro advised the Company that it agreed to pay such amount to Mr. Laikin so that he would not be incentivized to terminate his employment under the terms of his employment agreement with the Company because Ingram Micro believes Mr. Laikin’s continuing involvement with the combined company is important to a smooth transition post-closing. The offer letter also provides for an annual base salary of $900,000 and a one-time grant of performance stock units, or PSUs, which will represent the right to receive shares of Ingram Micro Class A Common Stock (which will be determined based on the closing sale price of Ingram Micro Class A Common Stock on the last trading day before the announcement of the closing of the merger, to equate to $2,200,000). The grants of PSUs will vest in January 2015 if Mr. Laikin continues to be employed by Ingram Micro or an affiliate of Ingram Micro, and Ingram Micro meets a specified target level of profit before taxes for 2013. In the event Mr. Laikin’s employment is terminated without “cause” before the PSUs vest, the greater of (i) 50% of the grant amount and (ii) a percentage of the grant amount equal to the number of months Mr. Laikin was employed by Ingram Micro from January 1, 2013 through the termination date divided by 24 months will immediately vest, subject to Mr. Laikin signing a general release of claims. “Cause” is defined in the offer letter to mean (i) failure to observe and fully comply with Ingram Micro’s rules and regulations of conduct; (ii) conviction by any federal, state or local authority for an act of dishonesty or an act constituting a felony; (iii) commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or (iv) any other conduct that would make Mr. Laikin’s retention by Ingram Micro prejudicial to Ingram Micro’s best interest.

Mr. Howell’s Employment Agreement and Ingram Micro Offer Letter

Mr. Howell’s employment agreement provides that if Mr. Howell terminates his employment agreement without good reason within 12 months after a change of control, Mr. Howell is entitled to receive a lump sum severance payment equal to the greater of (i) $1,625,000 and (ii) the salary, bonus, value of any perquisites and the value of any stock options received by him during the 12 months prior to the termination date, multiplied by five. In addition, Mr. Howell’s employment agreement provides that upon the occurrence of a change of control, if Mr. Howell’s employment is terminated by BrightPoint other than for cause or disability or if Mr. Howell terminates his employment for good reason, Mr. Howell (i) is entitled to receive a lump sum severance payment equal to ten times the aggregate salary, bonus, value of any perquisites and value of any stock options received by him during the 12 months prior to the date of termination and (ii) all unvested restricted stock awards shall immediately vest. The severance cap is $4,500,000, including the $1,741,284 value of the restricted stock awards as to which vesting is accelerated, but excluding the value of the remaining 90,000 shares granted under a restricted stock award to Mr. Howell in 2005 that is scheduled to vest in 2013.

Mr. Howell’s employment agreement provides that in the event that the aggregate severance payments or benefits provided to him under his employment agreement and under all plans, programs and arrangements of the employer, referred to as the severance total, is determined to constitute a “parachute payment” under the Internal Revenue Code of 1986, as amended, then the severance total will be increased by an amount, referred to as the “280G increase,” sufficient so that after he pays (a) any income taxes on the 280G increase and (b) any excise tax on the sum of the severance total and the 280G increase, he will have received an amount, net of such taxes, equal to the severance total. Pursuant to his employment agreement, Mr. Howell would not be required to repay to us any amount that is finally determined by the Internal Revenue Service to have been in excess of the amount permitted to be received without incurring such excise tax. No 280G increase is expected to be made.

On June 29, 2012, as an inducement for Ingram Micro to enter into the merger agreement, Mr. Howell agreed to accept an offer of “at-will” employment from Ingram Micro to serve as President of Americas Mobile upon the closing of the merger. Pursuant to the offer letter, Mr. Howell agreed that his employment agreement with the Company will terminate at the closing of the merger, except that the confidentiality provisions shall remain in full force and effect and the non-competition restrictions shall remain in effect through the second anniversary of the closing of the merger. Pursuant to the offer letter, Mr. Howell will receive the amount he would have received under his employment agreement with the Company (as described above)—that is, a cash payment of $4,500,000, including the $1,741,281 value attributable to the accelerated vesting and payment of equity awards in connection with the merger (excluding the vesting of the 90,000 restricted shares described above because they are excluded from the severance cap in Mr. Howell’s employment agreement) and increased by the 280G increase, if any. Ingram Micro advised the Company that it agreed to pay such amount to Mr. Howell so that he would not be incentivized to terminate his employment under the terms of his employment agreement with the Company because Ingram Micro believes Mr. Howell’s continuing involvement with the combined company is important to a smooth transition post-closing. The offer letter also provides for an annual base salary of $660,000 and a one-time grant of PSUs which will represent the right to receive shares of Ingram Micro Class A Common Stock (which will be determined based on the closing sale price of Ingram Micro Class A Common Stock on the last trading day before the announcement of the closing of the merger, to equate to $1,500,000). The grants of PSUs will vest in January 2016 if Mr. Howell continues to be employed by Ingram Micro or an affiliate of Ingram Micro and Ingram Micro meets a specified target level of profit before taxes for 2013. In the event Mr. Howell’s employment is terminated without “cause” before the PSUs vest, the greater of (i) 50% of the grant amount and (ii) a percentage of the grant amount equal to the number of months Mr. Howell was employed by Ingram Micro from January 1, 2013 through the termination date divided by 36 months will immediately vest, subject to Mr. Howell signing a general release of claims. “Cause” is defined in the offer letter to mean (i) failure to observe and fully comply with Ingram Micro’s rules and regulations of conduct; (ii) conviction by any federal, state or local authority for an act of dishonesty or an act constituting a felony; (iii) commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or (iv) any other conduct that would make Mr. Howell’s retention by Ingram Micro prejudicial to Ingram Micro’s best interest.

The offer letter also contemplates (i) a grant of 9,546 RSUs under Ingram Micro’s 2012 long-term incentive award programs and (ii) grants of PSUs under Ingram Micro’s 2012 long-term Performance Share Programs of (a) 9,546 PSUs, representing the maximum number of shares of Ingram Micro Class A Common Stock that may vest based on Ingram Micro’s 3-year cumulative compounded annual earnings per share and 3-year average return on invested capital and (b) 9,546 PSUs, representing the maximum number of shares of Ingram Micro Class A Common Stock that may vest based on Ingram Micro’s 3-year total shareholder return results compared to a technology distributor peer index group. The RSUs will vest as to 33-1/3% of the shares on each of the first three anniversary dates of the closing of the merger, provided Mr. Howell continues to be employed by Ingram Micro on each such vesting date. The number of RSUs and PSUs to be granted under such plan assumes an October 1, 2012 closing of the merger and would be reduced if the closing date of the merger is later. The restrictions on the PSUs would lapse on June 1, 2015.

Mr. Howell will also be eligible to participate in Ingram Micro’s 2013 Annual Executive Incentive Award Program, with a target incentive award equal to 55% of his base salary during 2013.

Mr. Donargo’s Employment Agreement and Ingram Micro Offer Letter

Pursuant to Mr. Donargo’s employment agreement, BrightPoint will require any successor to all or substantially all of BrightPoint’s business and/or assets, by agreement in form and substance satisfactory to Mr. Donargo, to expressly assume and agree to perform the employment agreement in the same manner and to the same extent that BrightPoint would be required to perform it if no succession had taken place. Failure of BrightPoint to obtain such agreement prior to the effectiveness of such succession constitutes “good reason” under Mr. Donargo’s employment agreement. If his employment is terminated without cause or if Mr. Donargo terminates the employment agreement for good reason upon a change of control (as defined in the agreement), Mr. Donargo will have the opportunity to execute a “Separation Agreement and Release of Claims” which shall include provisions for (i) a separation payment consisting of the lesser of (a) an amount equivalent to the salary and bonus opportunity that would be paid to him during the remaining term of the employment agreement (but such amount not to be less than one year of Mr. Donargo’s salary and bonus opportunity) or b) $1,000,000. If such termination is by BrightPoint without cause after November 15, 2012 or by Mr. Donargo for good reason, then all RSUs or other stock awards granted to him shall vest immediately.

On June 28, 2012, as an inducement for Ingram Micro to enter into the merger agreement, Mr. Donargo agreed to accept an offer of “at-will” employment from Ingram Micro to serve as Executive Vice President, Global Integration upon the closing of the merger. Pursuant to the offer letter, Mr. Donargo agreed that his employment agreement will terminate at the closing of the merger, except that the confidentiality provisions shall remain in full force and effect and the non-competition restrictions shall remain in effect through the second anniversary of the closing of the merger, and that he will not be entitled to receive any payments or benefits under his employment agreement, whether as a result of the merger, his acceptance of employment with Ingram Micro or termination of his employment with Ingram Micro. Pursuant to the offer letter, Mr. Donargo will receive a sign-on bonus of $625,000 on the first payroll date following his employment with Ingram Micro. The offer letter also provides for an annual base salary of $500,000 and a one-time grant of PSUs which will represent the right to receive shares of Ingram Micro Class A Common Stock (which will be determined based on the closing sale price of Ingram Micro stock on the last trading day before the announcement of the closing of the merger, to equate to $1,000,000). The grant of PSUs will vest in January 2016 if Mr. Donargo continues to be employed by Ingram Micro or an affiliate of Ingram Micro and Ingram Micro meets a specified target level of profit before taxes for 2013. In the event Mr. Donargo’s employment is terminated without “cause” before the PSUs vest, the greater of (i) 50% of the grant amount and (ii) a percentage of the grant amount equal to the number of months Mr. Donargo was employed by Ingram Micro from January 1, 2013 through the termination date divided by 36 months will immediately vest, subject to Mr. Donargo signing a general release of claims. “Cause” is defined in the offer letter to mean (i) failure to observe and fully comply with Ingram Micro’s rules and regulations of conduct; (ii) conviction by any federal, state or local authority for an act of dishonesty or an act constituting a felony; (iii) commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or (iv) any other conduct that would make Mr. Donargo’s retention by Ingram Micro prejudicial to Ingram Micro’s best interest.

The offer letter also contemplates (i) a grant of 9,546 RSUs under Ingram Micro’s 2012 long-term incentive award programs and (ii) grants of PSUs under Ingram Micro’s 2012 long-term Performance Share Programs of (a) 9,546 PSUs, representing the maximum number of shares of Ingram Micro Class A Common Stock that may vest based on Ingram Micro’s 3-year cumulative compounded annual earnings per share and 3-year average return on invested capital and (b) 9,546 performance stock units, representing the maximum number of shares of Ingram Micro Class A Common Stock that may vest based on Ingram Micro’s 3-year total shareholder return results compared to a technology distributor peer index group. The RSUs will vest as to 33-1/3% of the shares on each of the first three anniversary dates of the closing of the merger, provided Mr. Donargo continues to be employed by Ingram Micro on each such vesting date. The number of RSUs and PSUs to be granted under such plan assumes an October 1, 2012 closing of the merger and would be reduced if the closing date of the merger is later. The restrictions on the PSUs would lapse on June 1, 2015.

Mr. Donargo will also be eligible to participate in Ingram Micro’s 2013 Annual Executive Incentive Award Program, with a target incentive award equal to 55% of his base salary during 2013.

Pursuant to the Ingram Micro offer letter, Ingram Micro and Mr. Donargo also entered into a Relocation Assistance Agreement. Pursuant to this agreement, if Mr. Donargo relocates to Orange County, CA, he is entitled to: (i) home sale assistance up to $120,000; (ii) reasonable moving expenses; (iii) expenses related to moving one automobile; (iv) expenses related to one house hunting trip (including airfare, meals, lodging and ground transportation for Mr. Donargo and his wife); (v) air transportation from Indiana to California; (vi) home purchase assistance; (vii) reimbursement for 90 days of temporary living accommodations for Mr. Donargo and his family (including meal reimbursement and temporary car rental); and (viii) a one-time miscellaneous relocation payment of $20,000. Mr. Donargo will receive a “gross-up” for any taxable portions of certain relocation payments.

Mr. Carpenter’s Employment Agreement

         Pursuant to Mr. Carpenter’s employment agreement, BrightPoint will require any successor to all or substantially all of BrightPoint’s business and/or assets, by agreement in form and substance satisfactory to Mr. Carpenter, to expressly assume and agree to perform the agreement in the same manner and to the same extent that BrightPoint would be required to perform it if no succession had taken place. Failure of BrightPoint to obtain such agreement prior to the effectiveness of such succession constitutes “good reason” under Mr. Carpenter’s employment agreement. If Mr. Carpenter terminates his employment for good reason, Mr. Carpenter shall be entitled to (i) a separation payment and (ii) immediate vesting of all options and RSUs granted to Mr. Carpenter. The separation payment shall be the lesser of (i) an amount equal to the cash compensation defined as base salary and bonus opportunity that would be payable to Mr. Carpenter during the remaining term of the agreement (but not less than one year’s base salary and bonus opportunity) and (ii) $1,000,000.

Mr. Colin’s Employment Agreement

Pursuant to Mr. Colin’s employment agreement, if Mr. Colin’s employment terminated upon a change of control (as defined in the agreement) other than for death, disability or cause (as defined in the agreement), Mr. Colin will have the opportunity to execute a “Separation Agreement and Release of Claims” which shall include provisions for a separation payment consisting of an amount equal to the annual base salary in effect on the date of termination.

Mr. Gupta’s Employment Agreement and Ingram Micro Offer Letter

Pursuant to Mr. Gupta’s employment agreement, if Mr. Gupta’s employment is terminated by BrightPoint upon a change of control, other than for death, disability or cause (as defined in the agreement), Mr. Gupta will have the opportunity to execute a “Separation Agreement and Release of Claims” which shall include provisions for (i) a separation payment and (ii) the immediate vesting of all options and/or RSUs granted to Mr. Gupta. The separation payment shall be the greater of (i) an amount equal to the cash compensation defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the agreement or (ii) $1,000,000.

On June 28, 2012, as an inducement for Ingram Micro to enter into the merger agreement, Mr. Gupta agreed to accept an offer of “at-will” employment from Ingram Micro to serve as President EMEA Mobile upon the closing of the merger. Pursuant to the offer letter, Mr. Gupta agreed that his employment agreement will be amended by the offer letter. Pursuant to the offer letter, Mr. Gupta will receive a base salary of $650,000 and a one-time grant of PSUs, which will represent the right to receive shares of Ingram Micro Class A Common Stock (which will be determined based on the closing sale price of Ingram Micro Class A Common Stock on the last trading day before the announcement of the closing of the merger, to equate to $1,500,000). In the event Mr. Gupta’s employment is terminated without “cause” before the PSUs vest, the greater of (i) 50% of the grant amount and (ii) a percentage of the grant amount equal to the number of months Mr. Gupta was employed by Ingram Micro from January 1, 2013 through the termination date divided by 36 months will immediately vest, subject to Mr. Gupta signing a general release of claims. “Cause” is defined in the offer letter to mean (i) failure to observe and fully comply with Ingram Micro’s rules and regulations of conduct; (ii) conviction by any federal, state or local authority for an act of dishonesty or an act constituting a felony; (iii) commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or (iv) any other conduct that would make Mr. Gupta’s retention by Ingram Micro prejudicial to Ingram Micro’s best interest.

The offer letter also contemplates (i) a grant of 9,546 RSUs under Ingram Micro’s 2012 long-term incentive award programs and (ii) grants of PSUs under Ingram Micro’s 2012 long-term Performance Share Programs of (a) 9,546 PSUs, representing the maximum number of shares of Ingram Micro Class A Common Stock that may vest based on Ingram Micro’s 3-year cumulative compounded annual earnings per share and 3-year average return on invested capital and (b) 9,546 PSUs, representing the maximum number of shares of Ingram Micro Class A Common Stock that may vest based on Ingram Micro’s 3-year total shareholder return results compared to a technology distributor peer index group. The RSUs will vest as to 33-1/3% of the shares on each of the first three anniversary dates of the closing of the merger, provided Mr. Gupta continues to be employed by Ingram Micro on each such vesting date. The number of RSUs and PSUs to be granted under such plan assumes an October 1, 2012 closing of the merger and would be reduced if the closing date of the merger is later. The restrictions on the PSUs would lapse on June 1, 2015.

Mr. Gupta will also be eligible to participate in Ingram Micro’s 2013 Annual Executive Incentive Award Program, with a target incentive award equal to 55% of his base salary during 2013.

R. Bruce Thomlinson’s Employment Agreement and Ingram Micro Offer Letter

Pursuant to Mr. Thomlinson’s employment agreement, upon a change of control, if Mr. Thomlinson’s status as an employee has not previously been converted to that of independent contractor, and if BrightPoint terminates Mr. Thomlinson’s employment other than for reasons of death, disability or cause, then he is to be paid the greater of (a) the remaining salary payable for the remainder of the term of his employment agreement or (b) $1,000,000.

On June 28, 2012, as an inducement for Ingram Micro to enter into the merger agreement, Mr. Thomlinson agreed to accept an offer of “at-will” employment from Ingram Micro to serve as President Asia Pacific Mobile upon the closing of the merger. Pursuant to the offer letter, Mr. Thomlinson agreed that his employment agreement is amended by the offer letter. Pursuant to the offer letter, Mr. Thomlinson will receive a base salary of Australian $685,000, and a one-time payment of $1,000,000 on December 31, 2013 if he remains a full-time, active employee at such time or if Ingram Micro terminates Mr. Thomlinson without cause (as defined in Mr. Thomlinson’s existing employment agreement with BrightPoint) prior to such date.

Mr. Thomlinson will also be eligible to participate in Ingram Micro’s 2013 Annual Executive Incentive Award Program, with a target incentive award equal to 55% of his base salary during 2013.

2012 Executive Cash Bonus Program

Pursuant to the merger agreement, BrightPoint is permitted to pay cash bonus awards, as directed by our Board of Directors, to be earned under BrightPoint’s 2012 Executive Cash Bonus Program in an amount not to exceed in the aggregate, $2,300,000. BrightPoint’s Board of Directors determined to pay cash bonuses under this program to BrightPoint’s executive officers as follows:

Name	Amount
Robert J. Laikin		$693,000
Vincent Donargo		$175,000
Craig M. Carpenter		$122,500
Robert L. Colin		$96,250
Anurag Gupta		$227,500
J. Mark Howell		$231,000
Larry Paulson		$154,000
R. Bruce Thomlinson	AUD	239,750

The 2012 Executive Cash Bonus Program provides for strategic and financial measures that would normally be measured, and performance targets that would normally be assessed, subsequent to the conclusion of the calendar year. Recognizing that the merger is likely to close prior to the end of 2012, the Company will pay these cash bonuses upon the closing of the merger.

Agreements for Supplemental Executive Retirement Benefits

In 2005, we entered into Agreements for Supplemental Executive Retirement Benefits, or SERP agreements, with Messrs. Laikin and Howell and one former executive officer that were subsequently amended and restated in 2006. In 2011, the agreements with Messrs. Laikin and Howell were further amended. In 2009, we entered into a SERP agreement with another former executive officer. The SERP agreements provide for payments to be made on an annual basis beginning on the later of the individual’s termination date (other than termination for “cause”), or the attainment of age 50 or 53 for Messrs. Laikin or Howell, respectively, for a period of ten years or until such individual’s death, if earlier. If Mr. Laikin or Mr. Howell is terminated for cause, then the benefit would not commence for that executive until he reached the age of 62 and be paid for a period of ten years or until such individual’s death, if earlier. The benefit is an annual payment equal to a certain percentage of average base salary and is subject to a limit, referred to as the “cap amount.”

Assuming annual salary increases of 3% per year, the anticipated payments would reach the cap amount and would be paid to Mr. Laikin beginning on the later of termination or age 50 and to Mr. Howell beginning on the later of termination or age 53. Payment under the amended and restated SERP agreements is contingent upon termination of service. The cap amount under Mr. Laikin’s SERP agreement is $496,000 per year and the cap amount under Mr. Howell’s SERP agreement is $344,000 per year.

Pursuant to the merger agreement, no more than thirty days prior to the effective time of the merger, BrightPoint has the right, subject to the consent of Messrs. Howell and Laikin and the former executive officers, to terminate each executive’s SERP Agreement and liquidate all benefit payments under the SERP Agreements by paying each of Messrs. Laikin and Howell the present value, using reasonable actuarial factors, of the benefits accruing under his SERP agreement as of the date of such termination. If the SERP agreements are not so terminated, Ingram Micro will assume and perform BrightPoint’s obligations thereunder. Assuming the effective time of the merger is October 1, 2012, and the SERP agreements have not been terminated, Messrs. Laikin’s and Howell’s accrued benefits under their respective SERP agreements would be $3,403,815 and $1,362,239, respectively, and the two other executive officers’ aggregate accrued benefits under their SERP agreements would be $1,385,411.

Indemnification of Officers and Directors; Directors’ and Officers’ Insurance

The merger agreement contains provisions relating to the indemnification of BrightPoint’s directors and officers. Under the merger agreement, for six years after the effective time of the merger, Ingram Micro will cause BrightPoint to indemnify and hold harmless BrightPoint’s directors and officers (as of the date of the merger agreement) for acts or omissions occurring prior to the effective time of the merger to the extent provided under (i) applicable law, (ii) BrightPoint’s articles of incorporation or bylaws, or (iii) any indemnification agreements between BrightPoint and BrightPoint’s directors and officers (in the case of (ii) and (iii), as in effect as of the date of the merger agreement), subject to any limitation imposed under applicable law.

Under the merger agreement, prior to the effective time of the merger, BrightPoint will, and, if BrightPoint cannot, Ingram Micro will cause BrightPoint, as the surviving corporation, to obtain and fully pay the premium for a tail policy extension of the directors’ and officers’ liability and fiduciary liability insurance policies in effect prior to the effective time of the merger. If the premium to obtain such extension is in excess of 300% of the yearly premium paid by the Company as of June 29, 2012, then the maximum coverage then available with spending 300% of such rate shall be purchased.

The merger agreement provides that if Ingram Micro or BrightPoint: (i) consolidates with or merges into any other person and is not the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Ingram Micro or BrightPoint, as the case may be, will assume the foregoing obligations.

The foregoing summary of the indemnification of directors and officers, and directors’ and officers’ insurance, is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A.

Regulatory Matters

U.S. Antitrust Authorities

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder require Ingram Micro and BrightPoint to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. [BrightPoint filed its required notification and report form on [            ], 2012, and Ingram Micro filed its required form on [            ], 2012.] The waiting period relating to these filings is scheduled to expire on [            ], 2012 at [    ] p.m. Eastern Time [or sooner if the request for early termination of the waiting period is granted, unless the antitrust authorities issue a request for additional information (a “second request”) in which case the waiting period is extended until 30 days after the parties comply with the second request.]

Nevertheless, at any time before or after the closing of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing of the merger, to rescind the merger or to seek divestiture of particular assets by either party in connection with the merger. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under any antitrust laws.

Foreign Regulatory Approvals

The merger and related transactions are also subject to review by the European Commission and the governmental authorities in South Africa and India under the antitrust laws of those jurisdictions. The parties may file applications for regulatory approvals in other jurisdictions. Some of those applications may not be completed before the closing of the merger and some of those approvals which are not required to be obtained prior to the effectiveness of a merger may also not be obtained before the closing of the merger.

European Union

As the merger and related transactions fall within the scope of Council Regulation (EC) 139/2004, they cannot be consummated until Ingram Micro files a notification with the European Commission and the European Commission approves the merger. The European Commission review process determines whether the proposed merger is compatible with the European internal market. If, following a preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances), the European Commission determines that the merger and related transactions do not significantly impede effective competition in the internal market (or a substantial part of it), they will be declared compatible with the internal market. If at the end of its preliminary Phase I investigation, the European Commission finds that the merger raises serious doubts as to its compatibility with the internal market, it will decide to initiate proceedings (Phase II investigation) and will take a final decision concerning the merger no later than 90 working days after the date of initiating such proceedings (this period can be extended in certain circumstances). A clearance issued by the European Commission has full validity not only in the 27 EU Member States but also in Norway, Iceland and Liechtenstein (i.e., the entire European Economic Area) and no individual notification to the competition authorities of these countries is further required.

India

The merger and related transactions qualify as a “combination” and fall within the scope of the Indian Competition Act, 2002, as amended from time to time, and are required to be notified by the parties to the Competition Commission of India by July 30, 2012. The Competition Act prohibits any combination from coming into effect before 210 days from the date of filing of the notice or passing of an order of the Competition Commission of India, whichever is earlier. A preliminary Phase I investigation consists of up to 30 calendar days (which may be extended in certain circumstances). Within this phase, the Competition Commission of India is required to form a prima facie opinion on whether the combination causes or is likely to cause an appreciable adverse effect on competition in India and it will, accordingly, approve the combination or subject it to Phase II scrutiny. The Phase II investigation may last for an additional 180 calendar days (which may be extended in certain circumstances).

The Parties will file the required notification form on July 30, 2012 and, absent a Phase II investigation, the review period (subject to the Competition Commission of India stopping-the-clock) under the Competition Act is expected to expire on August 28,

2012. In the event the Competition Commission of India forms a prima facie opinion that the combination causes or is likely to cause an appreciable effect on competition in India and a Phase II investigation is initiated, it may require the divesture of assets of either party, propose modifications to the combination or prohibit the combination from taking effect.

South Africa

As the merger and related transactions fall within the scope of the Competition Act, 1998, as amended, and regulations thereto, they cannot be consummated until Ingram Micro and BrightPoint file a merger notification with the South African Competition Commission (“Commission”) in the prescribed manner and the merger is approved. The South African review process determines whether the proposed merger substantially prevents or lessens competition, and/or raises certain public interest concerns in South Africa. The process itself and the timing thereof are dependent on whether the proposed transaction is an intermediate or large merger.

The merger and related transactions are classified as an intermediate merger. The Commission has an initial period of 20 business days to investigate and consider the matter. The Commission is entitled to extend this review period for a further 40 business days by issuing an extension certificate to the merging parties.

If pursuant to the above review process the Commission determines that the merger and related transactions do not substantially prevent or lessen competition and do not raise public interest concerns, it will approve the merger.

Generally

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on BrightPoint or, after the closing of the merger, on Ingram Micro.

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including those relating to the offer and sale of securities. Together with Ingram Micro, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict the closing of the merger. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by our shareholders, conditions may be placed on the merger that could cause us to abandon it.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service (the “IRS”) and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this proxy are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment).

This discussion does not address the U.S. federal income tax consequences to any holder of our common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the merger, or the tax consequences of the merger under state, local, or foreign tax laws.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of our common stock that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of BrightPoint common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash. Generally, the merger will be taxable to the holders of our common stock for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Any such gain or loss generally will be capital gain or loss. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held our common stock for more than one year prior to the effective time of the merger. If the holder has held our common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a holder acquired different blocks of BrightPoint common stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of BrightPoint common stock.

Information Reporting and Backup Withholding. Generally, holders of BrightPoint common stock will be subject to information reporting on the cash received in the merger unless such a holder is an exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the exchange agent will generally be required to withhold 28% of all cash payments to which a holder of BrightPoint common stock is entitled in connection with the merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules, or such holder otherwise establishes an exemption. In general, each holder of BrightPoint common stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the exchange agent, in order to certify that the holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a holder of BrightPoint common stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

HOLDERS OF BRIGHTPOINT COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Dissenters’ Rights

Under Indiana law, holders of BrightPoint common stock will not be entitled to dissenters’ rights in connection with the merger because BrightPoint’s common stock is traded on the NASDAQ Global Select Market.

Litigation Related to the Merger

Since the announcement of the proposed merger on July 2, 2012, BrightPoint has received notices that four plaintiffs have filed putative class action complaints against, among others, BrightPoint and its directors, and, in the case of three such actions, Ingram Micro and Merger Sub, in each case in state court in Indiana. The suits allege, generally, that BrightPoint’s directors breached their fiduciary duties by, among other things, failing to conduct a fair process for the sale of BrightPoint and accepting a purchase price that was too low. Certain plaintiffs also allege that Ingram, Merger Sub and/or BrightPoint aided and abetted the other defendants’ purported breaches of their fiduciary duties. The plaintiffs seek, among other things, monetary damages, injunctive relief (including enjoining and rescinding the merger), and attorneys’ and other fees and expenses. On July 19, 2012, BrightPoint has received notice that two plaintiffs gave notice of voluntary dismissal of two of the putative class action complaints, each of which had named Ingram Micro and Merger Sub as defendants.

One of the conditions to the closing of the merger is that no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, injunction or ruling restraining, enjoining or otherwise prohibiting the closing of the merger. As such, if the plaintiffs in any of the actions discussed above are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger and the agreement among the Company, Ingram Micro and Merger Sub with respect to the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties that the Company, Ingram Micro and Merger Sub made to one other as of specific dates. The representations and warranties were negotiated between the parties to the merger agreement with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to important limitations and qualifications as set forth (i) therein, including a contractual standard of materiality different from that generally applicable to shareholders or generally applicable under federal securities laws, and (ii) in the disclosure schedule delivered by the Company in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

General; The Merger

Upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Indiana Business Corporation Law, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be an Indiana corporation, wholly owned by Ingram Micro, after the merger. The articles of incorporation and bylaws of the Company will be replaced at the effective time of the merger by new articles of incorporation and bylaws, which will remain in effect from and after the effective time of the merger until thereafter amended or restated in accordance with their terms.

The directors of Merger Sub immediately prior to the effective time of the merger will, immediately after the effective time of the merger, be the directors of the Company, as the surviving corporation, and will hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the merger will, immediately after the effective time of the merger, be the initial officers of the Company, as the surviving corporation, each to hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal.

When the Merger Becomes Effective

The merger agreement provides that the merger of Merger Sub and the Company will occur on the second business day after the satisfaction or waiver (to the extent permitted by law) of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger). At the closing of the merger, Ingram Micro, the Company and Merger Sub will cause the merger to be consummated by filing articles of merger with the Secretary of State of the State of Indiana, and the merger will become effective at the date and time that the articles of merger are filed with the Secretary of State of the State of Indiana or at such later time (or subsequent date and time) as Ingram Micro and the Company may agree and specify in the articles of merger. If the Company’s shareholders approve the merger agreement, the Company and Ingram Micro intend to close the merger as soon as practicable thereafter.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Restricted Shares, Restricted Stock Units and Restricted Stock Awards

Common Stock

The merger agreement provides that:

•

each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company (including as treasury stock or otherwise), Ingram Micro or Merger Sub) will be converted into the right to receive $9.00 in cash at the effective time of the merger;

•

each share of the Company’s common stock owned by the Company (as treasury stock or otherwise), Ingram Micro or Merger Sub immediately prior to the effective time of the merger will be cancelled and will cease to exist, and no consideration will be paid in exchange for it;

•

each share of the Company’s common stock held by any direct or indirect subsidiary of either the Company or Ingram Micro (other than Merger Sub) immediately prior to the effective time of the merger will be converted into such number of shares of stock of the Company, as the surviving corporation, such that each such subsidiary owns the same percentage of the outstanding capital stock of the Company, as the surviving corporation, immediately following the effective time of the merger as such subsidiary owned of the Company immediately prior to the effective time of the merger; and

•

each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the Company, as the surviving corporation.

Restricted Shares

The merger agreement provides that each restricted share granted under any of the Company’s stock plans that is outstanding immediately prior to the effective time of the merger will fully vest and be converted into the right to receive, and the Company will pay to each holder of any such restricted share, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for the Company that occurs after the effective time of the merger), an amount in cash equal to $9.00 for each such restricted share, less any applicable taxes.

Restricted Stock Awards and Restricted Stock Units

The merger agreement provides that each restricted stock award, or RSA, and each restricted stock unit, or RSU, outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and the Company will pay to each holder of any such RSU or RSA, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for the Company that occurs after the effective time of the merger), an amount in cash equal to $9.00, less any applicable taxes, for each such RSU and RSA (which payment will be deemed to be the issuance of the appropriate number of shares of the Company’s common stock and receipt of $9.00 per share, to the extent required by the terms of the applicable RSU or RSA agreement).

Our Board of Directors, upon the recommendation of the Company’s Compensation and Human Resources Committee and contingent upon the closing of the merger with Ingram Micro, accelerated the vesting of RSUs for all employees that do not otherwise vest pursuant to their terms prior to or upon the closing of the merger.

Stock Options

The merger agreement provides that each stock option to purchase shares of the Company’s common stock outstanding immediately prior to the effective time of the merger, whether or not vested or exercisable, will be converted into the right to receive, and the Company will pay to each former holder of any such converted stock option, at or promptly after the effective time of the merger (but in any event not later than the first regular payroll date for the Company that occurs after the effective time of the merger), an amount in cash equal to (i) the excess, if any, of $9.00 over the applicable exercise price per share of such stock option multiplied by (ii) the number of shares of the Company’s common stock such holder could have purchased had such holder exercised such stock option in full immediately prior to the effective time of the merger. As of the record date, there are no outstanding options to purchase BrightPoint common stock.

Payment for Common Stock and Surrender of Shares

Ingram Micro will appoint a paying agent for the payment of the applicable merger consideration in exchange for shares of the Company’s common stock in the merger. At the effective time of the merger, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of the Company’s common stock that were outstanding prior to the effective time of the merger. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the amount due to you under the merger agreement, you will cease to have any rights as a shareholder of the Company.

Promptly after (and in any event not later than the fourth business day following) the effective time of the merger, the paying agent will (i) mail to each record holder of an outstanding certificate or outstanding certificates representing shares of the Company’s common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of such holder’s common stock certificates in exchange for such holder’s applicable portion of the merger consideration and (ii) issue and deliver to each holder of uncertificated shares of the Company’s common stock represented by book-entry a check or wire transfer for the portion of the merger consideration that such holder is entitled to receive, without such holder being required to deliver a certificate or an executed letter of transmittal to the paying agent, and such book-entry shares will then be canceled.

If you are a holder of an outstanding certificate or outstanding certificates representing shares of the Company’s common stock, you should not send in your Company common stock certificates with the enclosed proxy card, and you should not forward your common stock certificates to the paying agent without a letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You may have to provide an affidavit to that fact and, if required by Ingram Micro or the paying agent, deliver a bond in a reasonable amount as indemnity against any claim that may be made against the paying agent, Ingram Micro, Merger Sub or the Company, as the surviving corporation, with respect to such certificate.

No interest will be paid or accrued for the benefit of holders of shares of the Company’s common stock on the merger consideration. In the event of a transfer of ownership of shares of the Company’s common stock that is not registered in the transfer records of the Company, it will be a condition of payment that such common stock certificate so surrendered is properly endorsed or will be otherwise in proper form for transfer, or such book-entry share is properly transferred and that the person requesting such payment has paid any transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the share surrendered or has established to the satisfaction of Ingram Micro that such tax either has been paid or is not applicable. Until surrendered, each common stock certificate will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the applicable merger consideration.

At any time following the date that is twelve months after the effective time of the merger, Ingram Micro will be entitled to require the paying agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the paying agent and that have not been disbursed to holders of common stock certificates and book-entry shares and thereafter such holders will be entitled to look to Ingram Micro and the Company, as the surviving corporation (subject to abandoned property, escheat or other similar laws), only as general creditors thereof with respect to the merger consideration payable upon due surrender of their common stock certificates and book-entry shares. Ingram Micro will not be liable to any holder of shares of the Company’s common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Company, as the surviving corporation, will pay all charges and expenses, including those of the paying agent, in connection with the exchange of shares of the Company’s common stock for the merger consideration.

Ingram Micro, the Company (including as the surviving corporation from and after the effective time of the merger) and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable tax laws (and to the extent any such amounts are so withheld, they will be treated as having been paid to the person in respect of whom such deduction and withholding was made).

Representations and Warranties

The merger agreement contains certain customary representations and warranties made by the Company, relating to, among other things, the following:

•	due organization, valid existence, good standing, corporate power and authority to conduct business as now being conducted and qualification or licensing to do business;

•	articles of incorporation and bylaws;

•	capitalization of the Company and ownership of its subsidiaries;

•	corporate power and authority with respect to the execution and delivery of the merger agreement, the due and valid execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, applicable law or contracts, permits or other instruments or obligations;

•

any consent, approval, authorization or permit of, or action, by filing with or notification to, any governmental or regulatory authority, agency, court or other judicial body, in connection with the merger agreement or consummation of the merger;

•	compliance with applicable laws and material licenses and permits, including the Foreign Corrupt Practices Act and domestic and foreign export and import laws;

•	SEC filings, financial statements (including off-balance sheet arrangements) and internal controls and procedures;

•	the absence of certain changes and events since the date of the Company’s most recent financial statements in an SEC filing;

•	the absence of material litigation;

•	employee benefit plan matters and ERISA compliance;

•	collective bargaining agreements and other employment and labor relations matters;

•	insurance;

•	owned real property, valid leasehold interest in leased properties and tangible assets;

•	tax matters;

•	the accuracy of the information supplied in connection with this proxy statement;

•	the inapplicability of state takeover statutes;

•	intellectual property;

•	environmental matters;

•

except for the merger agreement and contracts which are filed with the SEC, the Company is not a party to or bound by material contracts, contracts containing provisions limiting the ability of the Company (or, after the effective time of the merger, Ingram Micro, the Company as the surviving corporation or any of their respective subsidiaries) from engaging in its customary business (subject to certain exceptions) or any material contracts which would prohibit or materially delay the consummation of the merger;

•

each of the Company’s material contracts is valid, binding and in full force and effect, the Company has performed its obligations under each such material contract, there are no defaults under such material contracts and no counterparty to any such material contract is in default thereunder;

•	affiliate transactions;

•	receipt of an opinion from the Company’s financial advisor; and

•	payment of fees and expenses for brokers, finders or investment bankers in connection with the merger.

The merger agreement also contains certain customary representations and warranties made by each of Ingram Micro and Merger Sub relating to, among other things, the following:

•	due organization, valid existence, good standing and corporate power and authority to conduct business as now being conducted;

•	ownership by Ingram Micro of Merger Sub;

•	corporate power and authority with respect to the execution and delivery of the merger agreement, the due and valid execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, applicable law or contracts, permits or other instruments or obligations;

•	the accuracy of the information supplied by Ingram Micro in connection with this proxy statement;

•	payment of fees and expenses for brokers, finders or investment bankers in connection with the merger;

•	organization and operations of Merger Sub;

•	no ownership of BrightPoint shares of common stock by Ingram Micro, Merger Sub or their respective affiliates;

•	the absence of a vote required by Ingram Micro’s shareholders to approve the merger; and

•	availability to Ingram Micro of sufficient funds to pay the merger consideration and permit Merger Sub to consummate the merger.

Many of the Company’s representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to the Company, any event, change, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•

changes or developments in the wireless telecommunications industry or any of the other industries in which the Company or its subsidiaries operate that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other participants in such industry;

•

changes in any applicable law or applicable accounting regulations or principles or interpretations thereof that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other participants in the industries in which the Company and its subsidiaries operate;

•

any change in the price or trading volume of the Company’s common stock, in and of itself (although Ingram Micro or Merger Sub may assert that any event, change, occurrence or effect that may have contributed to such change independently constitutes or contributes to a material adverse effect so long as such event, change, occurrence or effect is not expressly carved out from the definition of material adverse effect);

•

any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in each case in and of itself (although Ingram Micro or Merger Sub may assert that any event, change, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a material adverse effect so long as such event, change, occurrence or effect is not expressly carved out from the definition of material adverse effect);

•	any outbreak or escalation of hostilities, civil unrest or war, or any act of terrorism;

•

the announcement of the merger agreement and the performance or consummation of the transactions contemplated thereby, including without limitation, the initiation or the threat of litigation or other claim by any person with respect to or as a result of the merger agreement;

•

any termination of, reduction in, or other negative action by or from any of the Company’s relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries notwithstanding whether or not it is due to the announcement and performance of the merger agreement or the identity of the parties to the merger agreement (although Ingram Micro or Merger Sub may assert that any event, change, occurrence or effect that may have contributed to such termination, reduction or other negative action independently constitutes or contributes to a material adverse effect so long as such event, change, occurrence or effect is not expressly carved out from the definition of material adverse effect);

•	any action taken by any person due in whole or in part to the announcement of the merger agreement and the transactions contemplated thereby;

•

any failure to obtain any consent required under any of the Company’s contracts (including, without limitation, the Company’s global credit agreement and any default under the global credit agreement that results from a failure to obtain any consent required thereunder, although Ingram Micro or Merger Sub may assert that any event, change, occurrence or effect that arises out of, stems from or relates to any such default independently constitutes or contributes to a material adverse effect so long as such event, change, occurrence or effect is not expressly carved out from the definition of material adverse effect);

•

the performance of the merger agreement in accordance with the terms thereof and the performance or consummation of the transactions contemplated thereby, including, without limitation, compliance with the covenants and satisfaction of any conditions set forth therein;

•	any action taken (or omitted to be taken) by the Company, or which the Company causes to be taken (or omitted to be taken) by any of its subsidiaries, in each case which is required by the agreement;

•	any actions taken (or omitted to be taken) at the request of Ingram Micro or Merger Sub; or

•

any factual event, change, occurrence or effect arising out of matters disclosed in the Company’s SEC filings from January 1, 2010 through June 29, 2012 (excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements in such SEC filings that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) and such disclosed matter does not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

Certain of Ingram Micro’s and Merger Sub’s representations and warranties are qualified as to “materiality” or as to “parent material adverse effect” on Ingram Micro’s ability to consummate the merger. For purposes of the merger agreement, parent material adverse effect means, with respect to Ingram Micro and Merger Sub, any event, change, occurrence or effect that has prevented, materially delayed or materially impeded, or would prevent, materially delay or materially impede, the performance by Ingram Micro or Merger Sub of its obligations under the merger agreement or the consummation of the transactions contemplated thereby.

The representations and warranties of the Company, Ingram Micro and Merger Sub will expire upon the effective time of the merger or upon termination of the merger agreement in accordance with its terms.

Conduct of Business Pending the Merger

The Company has agreed to restrictions on the Company and its subsidiaries until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms. In general, the Company has agreed to conduct its business in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its directors, officers and key employees and preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedule the Company delivered in connection with the merger agreement, unless Ingram Micro consents in writing, each of the Company and each of its subsidiaries is restricted from, among other things:

•

amending or otherwise changing its articles of incorporation or bylaws or any similar governing instruments, or amending any term of any outstanding securities of the Company or security of any of the Company’s subsidiaries;

•

issuing, delivering, selling, pledging, disposing of or encumbering any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other Company securities, ownership interests or any voting securities of the Company or any of its subsidiaries; with certain exceptions, including (i) for issuance of shares upon the exercise or vesting of outstanding equity awards and (ii) grant of restricted shares, RSUs, RSAs and stock options (and issuance of shares of common stock pursuant thereto) to newly hired non-executive employees made in the ordinary course of business, provided that the aggregate number of shares of common stock underlying such grants shall not exceed 100,000 shares;

•	declaring, setting aside, making or paying any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

reclassifying, combining, splitting, subdividing, redeeming, purchasing or otherwise acquiring any shares of capital stock of the Company (other than the acquisition of shares of common stock (i) pursuant to the Company’s previously disclosed share repurchase program, or (ii) tendered by employees or former employees in connection with a cashless exercise of options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Options, restricted shares, RSUs and RSAs) pursuant to the terms of a Company plan or a Company stock plan); or reclassifying, combining, splitting or subdividing any capital stock or other ownership interests of any of the Company’s subsidiaries;

•

acquiring any corporation, partnership or other business organization or division thereof or any assets or securities, in each case, which is or are material to the Company and its subsidiaries taken as a whole or (ii) selling or otherwise disposing of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or securities, in each case, which is or are material to the Company and its subsidiaries taken as a whole;

•	entering into any contract which, if entered into prior to the date of the merger agreement would be a material contract or amending in any material respect any material contract;

•

amending or modifying in any material respect the Company’s global credit agreement or incurring or modifying in any material respect the terms of any material indebtedness for borrowed money, or assuming, guaranteeing or endorsing, or otherwise as an accommodation becoming responsible for, the obligations of any person, or making any loans, advances or capital contributions to, or investments in, any other person;

•	hiring any employees (i) with salaries over $150,000 or (ii) other than on an at-will basis;

•

(i) increasing the compensation or fringe benefits of any of its directors, officers or employees, (ii) granting any severance or termination pay not provided for under any existing Company plan or existing contract, or any retention pay or cash bonus other than (x) cash retention benefits, not to exceed $5,000,000 in the aggregate and $200,000 to any individual employee, payable to employees other than executive officers and (y) cash bonus awards determined by our Board of Directors to be earned under the Company’s 2012 Executive Cash Bonus Program in an amount not to exceed, in the aggregate, $2,300,000, (iii) entering into any employment, consulting or severance agreement or arrangement with any of its present directors, officers or other employees or (iv) establishing, adopting, entering into or amending in any material respect or terminate any of the Company’s stock plans;

•	making any material change to the Company’s methods of accounting;

•

(i) making or changing any material tax election, (ii) entering into any settlement or compromise of any material tax liability, (iii) filing any amended tax return with respect to any material tax or any claim for any material tax refund, (iv) changing any annual tax accounting period, (v) entering into any closing agreement relating to any material tax, (vi) surrendering any right to claim a material tax refund, offset or other reduction in tax liability or (vii) adopting or changing any method of tax accounting;

•

settling or offering to settle or compromise any litigation (including shareholder litigation or other litigation relating to or arising out of the merger agreement or the transactions contemplated thereby), arbitration, proceeding or dispute;

•	creating or otherwise incurring any lien on any asset of the Company or any of its subsidiaries; or

•	agreeing or committing to take any of the above actions.

No Solicitation; Acquisition Proposals

The merger agreement provides that after the signing of the merger agreement, the Company and its representatives must not: (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an “acquisition proposal,” (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries, to any person that has made or to the Company’s knowledge is considering making or seeking to make any acquisition proposal, (iii) otherwise knowingly facilitate or encourage any effort or attempt to make an acquisition proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to an acquisition proposal. The Company must also cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, and must request any person (other than Ingram Micro) that has executed a confidentiality agreement within the 24-month period prior to the date of the merger agreement in connection with its consideration of any acquisition proposal to return or destroy all confidential information furnished to such person by or on behalf of the Company.

•

An “acquisition proposal” is defined in the merger agreement as any inquiry, proposal or offer from any person or group of persons other than Ingram Micro or one of its subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (ii) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the merger or (iii) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Notwithstanding the restrictions described above, at any time before the approval of the merger agreement by the Company’s shareholders, if the Company receives a written, unsolicited acquisition proposal from any person, (i) the Company may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by or on behalf of such person to such person, its advisors, lenders and/or potential divestiture counterparties, so long as the Company receives from such person an executed confidentiality agreement on customary terms, provided that the Company must promptly make available to Ingram Micro and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Ingram Micro or Merger Sub (unless precluded by applicable law), (ii) the Company may engage or participate in any discussions or negotiations with such person, its advisors, lenders and/or potential divestiture counterparties and (iii) our Board of Directors may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal, if and only to the extent that:

•	the receipt of such acquisition proposal did not result from a breach of the merger agreement;

•

prior to providing any information to, or engaging in discussions or negotiations with, such person (as described above), our Board of Directors determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and our Board of Directors has determined in good faith (after consultation with its outside legal counsel and the Company’s financial advisor) that such acquisition proposal either constitutes a “superior proposal” or is reasonably expected to result in a superior proposal; and

•

before authorizing, adopting, approving, recommending or otherwise declaring advisable (or proposing to do any of the foregoing) such an acquisition proposal, our Board of Directors determines in good faith (after consultation with its outside legal counsel and the Company’s financial advisor) that such acquisition proposal is a superior proposal.

•

A “superior proposal” is defined in the merger agreement as a bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding common stock of the Company or all or substantially all of the consolidated assets of the Company and its subsidiaries that our Board of Directors has determined in its good faith judgment, after consultation with and considering the advice of its outside legal counsel and financial advisor, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (ii) if consummated, would result in a transaction superior to the Company than the transactions contemplated in the merger agreement (after giving effect to all of the adjustments which may be offered by Ingram Micro and Merger Sub and taking into account break-up fees, expense reimbursement provisions and conditions to consummation).

In connection with the foregoing, the Company has agreed that it will promptly (and, in any event, within three business days) notify Ingram Micro if any proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers and the status of any such discussions or negotiations. In addition, before authorizing, adopting, approving, recommending or otherwise declaring advisable (or proposing to do any of the foregoing) an acquisition proposal, (i) the Company has agreed to provide notice to Ingram Micro that the Company intends to take such action, (ii) during the 48-hour period following Ingram Micro’s receipt of such notice, the Company must negotiate with Ingram Micro in good faith to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal and (iii) at the end of such 48-hour period Ingram Micro must not have made a written offer of changes to the merger agreement, in response to such notice or otherwise, that would cause the transactions contemplated by the merger agreement to be at least as favorable to the Company as the superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new notice to be delivered by the Company to Ingram Micro, and the Company will be required to comply again with the immediately foregoing steps, provided that the 48-hour period will be reduced to a 24-hour period.

Our Board of Directors has also agreed in the merger agreement that, (i) except in compliance with its or the Company’s obligations under the Exchange Act or following the termination of the merger agreement (and payment of a termination fee) pursuant to the entry by the Company into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement) (any such agreement, an “alternative acquisition agreement”), it will not withhold, withdraw, qualify or modify, in a manner adverse to Ingram Micro, its recommendation that the Company’s shareholders approve the merger agreement and (ii) except in connection with the termination by the Company of the merger agreement and payment to Ingram Micro of the termination fee (as described below), it will not cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal.

Notwithstanding the foregoing, each of the Company and our Board of Directors may (i) comply with its disclosure obligations under applicable law with regard to an acquisition proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), in each case so long as any action taken or statement made to so comply is consistent with the foregoing requirements, and provided that in the case of any such action that is taken or statement made that relates to an acquisition proposal, our Board of Directors must, upon written request by Ingram Micro, publicly reaffirm its recommendation that the Company’s shareholders approve the merger agreement within three business days of such request or (ii) make any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company).

Further Action; Efforts

Each of the Company, Ingram Micro and Merger Sub have agreed in the merger agreement to use its reasonable best efforts to:

(i)	take, or cause to be taken, all actions and cooperate with each other to consummate the transactions contemplated thereby as soon as practicable; and

(ii)	do all things necessary, proper or advisable under applicable law and regulations to consummate the merger and the other transactions contemplated by the merger agreement, including with respect to all applicable antitrust laws.

Each of the Company and Ingram Micro agreed to bear its respective expenses, charges and filing fees associated with the filings by the Company and Ingram Micro required under all applicable antitrust laws.

In connection with the foregoing, each of the Company, Ingram Micro and Merger Sub agreed in the merger agreement to:

(i)	reply as soon as reasonably practicable, after consultation with the other parties to the merger agreement, to requests for information from any government entity; and

(ii)	keep one another apprised of the status of matters relating to the closing of the transactions contemplated by the merger agreement and work cooperatively in connection with obtaining approvals of or clearances from each applicable governmental entity, including with respect to filings to be made by any party to the merger agreement under any antitrust law, furnishing to the other party thereto all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable law, promptly notifying each other of any communications from or with any governmental entity, consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the merger agreement in connection with proceedings under or relating to antitrust laws; and consulting and cooperating in all respects with one another in defending all lawsuits and other proceedings by or before any governmental entity challenging the merger agreement or the consummation of the transactions contemplated thereby.

Except as described below, neither Ingram Micro nor any of its subsidiaries will be required to:

(i)	agree to or to effect any divestiture of, or hold separate, or agree to restrict its ownership or operation of, any business or assets of the Company or its subsidiaries or of Ingram Micro or its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its subsidiaries or of Ingram Micro or its subsidiaries;

(ii)	enter into, amend or agree to enter into or amend, any contracts or agreements of the Company or its subsidiaries or of Ingram Micro or its subsidiaries;

(iii)	otherwise waive, abandon or alter any material rights or obligations of the Company or its subsidiaries or of Ingram Micro or its subsidiaries; or

(iv)	file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a governmental entity.

However, Ingram Micro has agreed, and will be obligated, to commit to and undertake, if necessary, to a sale, divestiture, other conveyance, license or hold separate arrangement of assets that contributed up to 10% of the consolidated earnings before interest and taxes of BrightPoint and its subsidiaries for the 12-month period ended June 30, 2012. Ingram Micro’s obligations with respect to any such required divestiture are unconditional and not qualified by reasonable best efforts and no actions taken with respect to any required divestiture will be considered for purposes of determining whether a material adverse effect has occurred.

Conditions to the Closing of the Merger

Mutual Closing Conditions

The merger agreement provides that the obligations of the Company, Ingram Micro and Merger Sub to effect the merger are subject to the satisfaction at or before the effective time of the merger of the following conditions:

•	the approval of the merger agreement by the Company’s shareholders;

•

the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust law other than pursuant to Article 4 of Council Regulation 139/2004 of the European Union, as amended (the “EU Merger Regulation”) and the receipt by Ingram Micro and the Company of a decision under Article 6(1)(b), 8(1) or 8(2) of the EU Merger Regulation declaring the merger compatible with the EU Internal Market; and

•

as of the closing of the merger, no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, injunction, ruling or applicable law that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

Additional Closing Conditions for the Benefit of Ingram Micro and Merger Sub

The merger agreement provides that the obligations of Ingram Micro and Merger Sub to effect the merger are subject to the satisfaction at or before the effective time of the merger of the following additional conditions:

•

the representations and warranties of the Company with respect to its capitalization and ownership of its subsidiaries must be true and correct in all respects other than de minimis inaccuracies, both as of the date of the merger agreement and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•

the representation and warranty of the Company that, since the date its most recent financial statements were filed with the SEC, there has not been any change, event or occurrence that has had a material adverse effect must be true and correct in all respects, both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time;

•

the other representations and warranties of the Company set forth in the merger agreement (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), with, in the case of this closing condition only, only such exceptions as have not had, individually or in the aggregate, a material adverse effect;

•	the Company has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	there is no action or proceeding by any governmental entity:

•

challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger or seeking to obtain material damages relating to the transactions contemplated by the merger,

•

seeking to restrain or prohibit Ingram Micro’s, Merger Sub’s or any of Ingram Micro’s other affiliates’ (i) ability effectively to exercise full rights of ownership of the Company’s common stock, including the right to vote any shares of such common stock acquired or owned by Ingram Micro, Merger Sub or any of Ingram Micro’s other affiliates following the effective time of the merger on all matters properly presented to the Company’s shareholders or (ii) ownership or operation (of that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Ingram Micro and its subsidiaries, taken as a whole, or

•

seeking to compel Ingram Micro or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Ingram Micro and its subsidiaries, taken as a whole, other than, in each case, any action or proceeding that seeks to force Ingram Micro to undertake a divestiture below the percentage to which it agreed in the merger agreement and that does not seek any remedy to which Ingram Micro would not be obligated to agree pursuant to the terms of the merger agreement; and

•

certain employees of the Company and its subsidiaries must have executed offer letters with Ingram Micro upon terms and conditions substantially similar to letters which have previously been provided to each such person, and none of such employees have (i) ceased to be employed by the Company and its subsidiaries, except as a result of such employee’s death or disability such that such person can no longer perform his duties at work or (ii) expressed in writing an intention to terminate their employment with the Company and its subsidiaries or to decline to accept employment with Ingram Micro.

Additional Closing Conditions for the Benefit of the Company

The merger agreement provides that the obligation of the Company to effect the merger is subject to the satisfaction or waiver at or before the effective time of the merger of the following additional conditions:

•

the representations and warranties of Ingram Micro and Merger Sub set forth in the merger agreement (disregarding all materiality and parent material adverse effect qualifications contained therein) must be true and correct, both as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), with only such exceptions as have not had, individually or in the aggregate, a parent material adverse effect; and

•	each of Ingram Micro and Merger Sub has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual written consent of Ingram Micro and the Company (by action of their respective boards of directors) at any time before the effective time of the merger.

The merger agreement may also be terminated by either Ingram Micro or the Company (by action of their respective boards of directors) at any time before the effective time of the merger if:

•	the merger has not been consummated by March 31, 2013, whether such date is before or after the date on which the Company’s shareholders approve the merger agreement;

•	the shareholders meeting has been held and completed and the Company’s shareholders did not approve the merger agreement at such meeting or at any adjournment or postponement thereof; or

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable (whether before or after the Company’s shareholders have approved the merger agreement), provided that the right to terminate the merger agreement for any of the foregoing three reasons will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has been the direct, principal and proximate cause of the failure to consummate the merger.

The merger agreement may also be terminated by written notice of the Company:

•

at any time prior to the time the Company’s shareholders approve the merger agreement, if: (i) our Board of Directors authorizes the Company, subject to complying with the terms of the merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal; (ii) the Company has complied with its obligations to give Ingram Micro the chance to match the terms of such superior proposal, (iii) immediately prior to or substantially concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal; and (iv) the Company immediately prior to or substantially concurrently with such termination pays to Ingram Micro in immediately available funds any fees required to be paid pursuant to the termination fee covenant (as described below);

•

if there has been a breach of any representation, warranty, covenant or agreement made by Ingram Micro or Merger Sub in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the Company’s closing conditions would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice thereof is given by the Company to Ingram Micro or (ii) two business days prior to March 31, 2013 (provided that the Company is not then in material breach of the merger agreement so as to cause any of Ingram Micro’s closing conditions not to be capable of being satisfied); or

•

if (i) all of Ingram Micro’s and the mutual closing conditions have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), (ii) the Company has notified Ingram Micro in writing that as of the date of such notice all of the Company’s conditions have either been satisfied or waived by the Company and that it is ready, willing and able to consummate the closing and (iii) Ingram Micro and Merger Sub fail to consummate the transactions contemplated thereby within five (5) business days of the date the closing of the merger should have occurred.

The merger agreement may also be terminated by written notice of Ingram Micro at any time before the effective time of the merger if:

•

our Board of Directors has changed its recommendation that the Company’s shareholders approve the merger or there has otherwise been an intentional and material breach of the Company’s non-solicitation covenant, and in the case of a breach other than with respect to our Board of Director’s recommendation that the Company’s shareholders approve the merger agreement, that if capable of being cured has not been cured within three business days of the occurrence thereof; or

•

there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that Ingram Micro’s and the mutual closing conditions would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Ingram Micro to the Company or (ii) two business days prior to March 31, 2013 (provided that that Ingram Micro is not then in material breach of the merger agreement so as to cause any of the Company’s closing conditions not to be capable of being satisfied).

If the merger agreement is terminated and the merger is abandoned, the merger agreement will become void and of no effect with no liability to any person on the part of any party thereto (provided that (i) except as otherwise provided therein and subject to the Company’s obligation to pay Ingram Micro’s fees and expenses in the event it has to sue the Company to obtain payment of the termination fee, no such termination will relieve any party thereto of any liability for damages to the other party thereto resulting from knowing and intentional material breach of the merger agreement and (ii) the confidentiality agreement entered into by the Company and Ingram Micro and the general provisions of the merger agreement and those provisions addressing payment (and remedies for non-payment) of the termination fee will survive the termination of the merger agreement).

Termination Fee Payable by the Company

The Company has agreed in the merger agreement to pay Ingram Micro a fee of $26 million within the time period indicated below if any of the following events occurs:

•

(i) before obtaining the approval of the merger agreement by the Company’s shareholders, the merger agreement is terminated by either the Company or Ingram Micro because the merger has not been consummated by March 31, 2013 or because the shareholders meeting has been held and approval of the merger agreement by the Company’s shareholders was not obtained, (ii) any person has made and publicly disclosed a bona fide acquisition proposal after the date of the merger agreement but prior to such termination, and such acquisition proposal has not been publicly withdrawn prior to such termination or, with respect to a termination because the shareholders meeting has been held and approval of the merger agreement by the Company’s shareholders was not obtained, prior to the shareholders meeting and (iii) within twelve (12) months of such termination the Company has entered into a definitive agreement with respect to such acquisition proposal and such acquisition proposal is consummated (provided that for purposes of this section (iii) the references to “15%” in the definition of “acquisition proposal” will be deemed to be references to “50%”) (the Company must pay within four business days after the date on which the Company consummates the acquisition proposal);

•

(ii) the merger agreement is terminated by Ingram Micro due to an uncured change of recommendation by our Board of Directors or the intentional and material breach of the Company’s non-solicitation obligations (the Company must pay within four business days after such termination); or

•

(iii) the merger agreement is terminated by the Company because the Company enters into an alternative acquisition agreement (the Company must pay immediately prior or substantially concurrently with such termination).

If the Company fails to pay the termination fee described above when such fee is due, the Company has agreed to pay any costs and expenses (including attorneys’ fees) incurred by Ingram Micro in connection with the collection of such overdue amount and the enforcement of Ingram Micro’s right to receive payment of such fees. In addition, the Company has agreed that the unpaid termination fee will accrue interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Expenses

Except for termination fees discussed above under “— Termination Fee Payable by the Company” on page [    ], each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby. Expenses incurred in connection with the printing, filing and mailing of this proxy statement will be shared equally by Ingram Micro and the Company.

Remedies

The Company and Ingram Micro agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the merger agreement do not perform the provisions of such agreement (including failing to take such actions as are required hereunder in order to consummate the merger agreement) in accordance with its specified terms or otherwise breach such provisions. They accordingly agreed that each party to the merger agreement is entitled seek an injunction or injunctions to prevent or cure breaches of the merger agreement and to specifically enforce the terms thereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Other Covenants

Proxy Statement; Shareholders Meeting; Company Recommendation

The Company has agreed in the merger agreement to prepare and file, with the review and cooperation of Ingram Micro and Merger Sub, this proxy statement with the SEC as soon as reasonably practicable following the date of the merger agreement, and to include in this proxy statement the recommendation of our Board of Directors that the Company’s shareholders approve the merger agreement. The Company has also agreed to use its reasonable best efforts to resolve all SEC comments with respect to this proxy statement as promptly as reasonably practicable. As soon as reasonably practicable following confirmation by the SEC that it has no further comments on this proxy statement (and so long as the merger agreement is not terminated), the Company has agreed to take all action necessary to duly call, give notice of, convene and hold a shareholders meeting to approve the merger agreement. The Company must use its reasonable best efforts to obtain the vote of shareholders required to approve the merger agreement and otherwise comply with all legal requirements applicable to such meeting.

Employment and Employee Benefits Matters

Without limiting any additional rights that any employee of the Company may have under any of the Company’s employee benefit plans, Ingram Micro will cause the Company, as the surviving corporation, and each of its subsidiaries to maintain;

(i) until December 31, 2012 (or, if later, the closing date), the severance-related provisions of the Company’s employee benefit plans existing immediately prior to the effective time of the merger and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any such employee; and

(ii) for any of the Company’s employees who remain employed, subject to the immediately preceding section (i) above, (a) until the later of (x) December 31, 2012 and (y) the closing date, compensation levels (such term to include salary and target incentive compensation in the aggregate) that are no less favorable than those provided to such employee immediately prior to the effective time of the merger, and (b) for twelve months following the effective time of the merger, health and welfare benefits and retirement benefits that in the aggregate are substantially comparable to those maintained for and provided to such employee immediately prior to the effective time of the merger.

The merger agreement also provides that from and after the effective time of the merger:

•

Ingram Micro will give the Company’s employees full credit for purposes of eligibility, participation, vesting, severance and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, except to the extent such plan or plans provide for past service credit, or to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of the Company’s employees as of and after the effective time of the merger by Ingram Micro, its subsidiaries or the Company, as the surviving corporation, for such employees’ service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior to the effective time of the merger, and as contemplated by this agreement; and

•

Ingram Micro will honor in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all bonus plans or programs and (iii) all obligations pursuant to outstanding restoration plans, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the date of the merger agreement, in each case to the extent legally binding on the Company or any of its subsidiaries.

In addition, the Company (in its sole option and discretion) will have the right, no more than thirty (30) days prior to the effective time of the merger, to terminate each Agreement for Supplemental Executive Retirement Benefits, entered into by and between the Company and certain of its current and former executive officers, in a manner that meets the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix)(B), and liquidate all benefits payable under such agreements by paying to each such executive officer the present value, using reasonable actuarial factors, of the benefit accrued under his respective agreement as of the date of such termination, provided that such terminations and liquidations will occur only if all of such current and former executive officers party to such a retirement benefits agreement consent thereto (and if the Company does not terminate such agreements prior to the effective time of the merger, Ingram Micro will cause the Company, as the surviving corporation, and/or another of Ingram Micro’s subsidiaries to assume and agree to perform each such agreement in effect as of the effective time of the merger). Also, if directed in writing by Ingram Micro at least ten (10) days prior to the closing of the merger, the Company will terminate any and all 401(k) plans prior to the closing of the merger, pursuant to resolutions of our Board of Directors reasonably satisfactory to Ingram Micro

Directors’ and Officers’ Indemnification and Insurance

The merger agreement requires that from the effective time of the merger through the sixth anniversary thereof, Ingram Micro must, or must cause the Company, as the surviving corporation, indemnify and hold harmless each present (as of the effective time of the merger) and former officer and director of the Company and its subsidiaries and any employee or agent of the Company serving as an officer or director of another entity at the request of the Company against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to (i) the fact that any such party is or was an officer or director or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another entity or (ii) matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law.

The parties have agreed in the merger agreement that as of the effective time of the merger, the articles of incorporation and bylaws of the Company, as the surviving corporation, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s articles of incorporation and bylaws, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any such individuals.

Under the merger agreement, the Company will, or if it is unable to, Ingram Micro will as of the effective time of the merger cause the Company, as the surviving corporation, to, obtain and fully pay the premium for a “tail” policy extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies. If the aggregate premium for such “tail” policy exceeds 300% of the per annum rate of premium paid by the Company as of the date of the merger agreement, then the Company (or the surviving corporation as of the effective time of the merger, as applicable) must procure the maximum coverage that will then be available with the expenditure of 300% of such rate. If the Company (or the surviving corporation as of the effective time of the merger, as applicable) for any reason fails to obtain such “tail” policy as of the effective time of the merger, the Company, as the surviving corporation, will continue to maintain in effect for a period of at least six years from and after the effective time of the merger the directors’ and officers’ insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s policies existing as of such date, or the Company, as the surviving corporation, as of the effective time of the merger will use reasonable best efforts to purchase comparable directors’ and officers’ insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement.

In addition, the merger agreement provides that in the event the Company, as the surviving corporation, or Ingram Micro (or any of their respective successors or assigns) (i) consolidates with or merges into any other person or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each case, proper provision will be made so that the successors and assigns of the Company, as the surviving corporation, or Ingram Micro, as the case may be, will succeed to the foregoing obligations. The Company, as the surviving corporation, is also prohibited from distributing, selling, transferring or otherwise disposing of any of its assets in a manner that would reasonably be expected to render it unable to satisfy the foregoing obligations.

Access to Information

The merger agreement provides that, subject to certain exceptions (including compliance with antitrust and other applicable laws), the Company will afford Ingram Micro and its representatives, upon reasonable advance notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its subsidiaries; will furnish to Ingram Micro and its authorized representatives such financial and operating data and other information as they may reasonably request; and will instruct its authorized representatives to cooperate with Ingram Micro and its authorized representatives with respect to such matters.

Certain Other Covenants

The merger agreement contains additional mutual covenants, including covenants relating to (i) confidentiality of all documents and information concerning the Company and its subsidiaries furnished to Ingram Micro or Merger Sub in connection with the transactions contemplated by the merger agreement, (ii) cooperation and consultation regarding any public statement or press release relating to the merger agreement or the transactions contemplated thereby, (iii) cooperation to eliminate or minimize the effects of any restrictive provision of any anti-takeover statute or regulation on the transactions contemplated by the merger agreement, (iv) the Company taking such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, (v) Ingram Micro taking all actions to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the effective time of the merger, (vi) mutual notification of particular events, including with respect to shareholder litigation and (vii) vote of Ingram Micro (with respect to any of the Company’s common stock owned by it or its subsidiaries) in favor of the merger.

Governing Law; Jurisdiction

The merger agreement is governed by, and construed in accordance with, Indiana law (without giving effect to choice of law principles thereof). The parties to the merger agreement have consented to submit themselves to the exclusive personal jurisdiction of the federal court located in the Southern District of Indiana or of any state court located in Marion County, Indiana, in the event any dispute arises out of the merger agreement or any of the transactions contemplated thereby.

Amendments; Waivers

The merger agreement provides that any provision of the merger agreement may be amended with the approval of the respective boards of directors of the Company, Ingram Micro and Merger Sub, provided that once the vote of the Company’s shareholders approving the merger agreement has been obtained, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties thereto. At any time prior to the effective time of the merger, any party to the merger agreement by action taken by its respective board of directors may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained therein. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the merger agreement to assert any rights or remedies will not constitute a waiver of such rights or remedies.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger — Background of the Merger” beginning on page [    ] of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of BrightPoint’s securities, election of BrightPoint’s directors or sale or other transfer of a material amount of BrightPoint’s assets (i) between BrightPoint or any of its affiliates, on the one hand, and BrightPoint, Ingram Micro, Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of BrightPoint or (iii) between BrightPoint and its affiliates, on the one hand, and any person not affiliated with BrightPoint who would have a direct interest in such matters, on the other hand.

GOLDEN PARACHUTE COMPENSATION

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each named executive officer of the Company that is based on or otherwise relates to the proposed Merger. The compensation described below is referred to as “golden parachute compensation.”

Name	Cash ($)		Equity ($) (7)	Pension/ NQDC ($)(8)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)(9)		Total ($)
Robert J. Laikin	—		$6,520,680	$3,403,815	—	—	$4,099,320	(2)	$14,023,815
Vincent Donargo	—		$1,460,412	—	—	—	$625,000	(3)	$2,085,412
Anurag Gupta	$2,112,500	(4)	$1,761,183	—	—	—	—		$3,873,683
J. Mark Howell	—		$2,551,284	$1,362,239	—	—	$2,758,716	(5)	$6,672,239
R. Bruce Thomlinson	$1,000,000	(6)	$2,428,623	—	—	—	—		$3,428,623
Anthony W. Boor (1)	—		—	$559,696	—	—	—		$559,696

(1)	Mr. Boor ceased his duties as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective May 10, 2011. With the exception of payments due to him under a supplemental executive retirement plan as described in Note 9 below, he is not entitled to receive any golden parachute compensation in connection with the merger.
(2)	Pursuant to an offer letter agreement between Ingram Micro and Mr. Laikin (“Laikin Offer Letter”), Mr. Laikin is entitled to a cash payment equal to the amount he would have received under his employment agreement with the Company—that is, the maximum of $9,000,000, less the $4,900,680 of value of the accelerated vesting and payout of equity awards by the Company, but not reduced by the value of the vesting and payout of any accelerated vesting of the restricted stock award granted to him by the Company on April 7, 2005 (180,000). This represents a single-trigger payment resulting from, and to be paid promptly following, the closing of the merger. Mr. Laikin agreed to waive the right to any other payments under his employment agreement with the Company. The restrictive covenants set forth in his employment agreement with the Company will remain in effect; provided, however, that the non-competition restrictions will remain in effect only through the second anniversary of the closing of the merger. The Laikin Offer Letter provides for an annual salary of $900,000 following the merger. Continued employment will be at the discretion of Ingram Micro with no prescribed term. The annual salary is not included on the golden parachute compensation table.
(3)	Pursuant to an a offer letter agreement between Ingram Micro and Mr. Donargo (“Donargo Offer Letter”), Mr. Donargo is entitled to a sign-on bonus of $625,000. This represents a single-trigger payment resulting from the closing of the merger. Mr. Donargo agreed to waive the right to any payments set forth in his employment agreement with the Company. The Donargo Offer Letter provides for an annual salary of $500,000 following the merger. Continued employment will be at the discretion of Ingram Micro with no prescribed term. The annual salary is not included on the golden parachute compensation table.

(4)	In the event that Mr. Gupta is terminated from employment without cause following the merger, provided that he executes a “Separation Agreement and Release of Claims”, he would be entitled to a separation payment that is the greater of (a) an amount equivalent to the Cash Compensation, defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the employment agreement or (b) $1,000,000. Such payments shall be made in equal installments on the Ingram Micro’s regular payroll dates. This represents a double-trigger payment resulting from the closing of the merger and termination of employment. Mr. Gupta’s offer letter provides for an annual salary of $650,000 following the merger, which is not included on the “golden parachute compensation” table above. Continued employment will be at the discretion of Ingram Micro with no prescribed term.
(5)	Pursuant to an offer letter agreement between Ingram Micro and Mr. Howell (“Howell Offer Letter”), Mr. Howell is entitled to a cash payment equal to the amount he would have received under his employment agreement with the Company—that is, the maximum of $4,500,000, less the $1,741,284 of value of the accelerated vesting and payout of equity awards by the Company, but not reduced by the value of the vesting and payout of any accelerated vesting of the restricted stock award granted to him by the Company on April 7, 2005 (90,000). This represents a single-trigger payment resulting from, and to be paid promptly following, the closing of the merger. Mr. Howell agreed to waive the right to any other payments under his employment agreement with the Company. The restrictive covenants set forth in his employment agreement with the Company will remain in effect; provided, however, that the non-competition restrictions will remain in effect only through the second anniversary of the closing of the merger. The Howell Offer Letter provides for an annual salary of $660,000 following the merger. Continued employment will be at the discretion of Ingram Micro with no prescribed term. The annual salary is not included on the golden parachute compensation table.
(6)	In the event that Mr. Thomlinson is terminated without cause following the merger, he would be entitled to the greater of the salary for remainder of the term of his employment agreement or $1,000,000. This represents a double-trigger payment resulting from the closing of the merger and termination of employment.

(7)	Represents the “single-trigger” payment value of unvested restricted stock units that will vest immediately prior to or upon the effective time of the merger. The amounts were calculated for each individual based on the per share merger consideration of $9.00. The amounts reported for each named executive officer represent:

Name	Number of Unvested Restricted Stock Units or Awards	Value
Robert J. Laikin	180,000		$1,620,000
	43,478		$391,302
	130,023		$1,170,207
	52,534		$472,806
	246,269		$2,216,421
	72,216		$649,944
Vincent Donargo	11,229		$101,061
	5,253		$47,277
	75,000		$675,000
	62,189		$559,701
	8,597		$77,373
Anurag Gupta	43,341		$390,069
	10,506		$94,554
	97,015		$873,135
	15,000		$135,000
	8,333		$74,997
	21,492		$193,428
J. Mark Howell	90,000		$810,000
	51,221		$460,989
	10,506		$94,554
	98,507		$886,563
	33,242		$299,178
R. Bruce Thomlinson	67,500 53,191 7,880 108,373 32,903	$ $ $ $ $	607,500 478,719 70,920 975,357 296,127

(8)

Messrs. Laikin, Howell and Boor are parties to Agreements for Supplemental Executive Retirement Benefits (“SERP agreements”) that provide ten-year streams of payments commencing at the later of the executive’s date of termination (Mr. Boor) or age 50 (Mr. Laikin) or age 53 (Mr. Howell). Mr. Boor’s SERP agreement payments commenced following his termination of employment from the Company on May 10, 2011. As a result of the merger, subject to the consent of Messrs. Laikin, Howell and Boor, and another former executive officer, the Company intends to terminate all SERP agreements and pay all benefits thereunder as lump sum payments at the closing of the merger. The amount of the payments for Messrs. Laikin, Howell and Boor has been determined by Mercer Consulting based on compensation to the date of the closing of the merger for Messrs Laikin and Howell, and in the case of Mr. Boor, compensation to the date he ceased his duties with the Company.

(9)	Represents “single trigger” amounts that will be paid to named executive officers pursuant to individual agreements with Ingram Micro as a result of the merger and as further described in Notes 2, 3 and 6 above. The amounts listed do not include certain components of the Ingram Micro offer letters for Messrs. Laikin, Donargo, Gupta, Howell and Thomlinson that are not related to the merger. These components include (i) one-time grants of performance vesting restricted stock units (“PSUs”) for Messrs. Laikin, Donargo, Gupta and Howell, which will vest in two (2) years (Laikin) or three (3) years (Donargo, Gupta, and Howell) provided that (a) Ingram Micro meets its “Profit Before Tax” target during 2013 and (b) the named executive officer continues to remain employed by Ingram Micro; (ii) eligibility by Messrs. Donargo, Gupta, Howell and Thomlinson to participate in Ingram Micro’s “Annual Executive Incentive Award Program,” which entitles each individual to a “Target Incentive Award” of 55% of base salary; (iii) eligibility by Messrs. Donargo, Gupta and Howell to participate in Ingram Micro’s 2012 long-term incentive program, which entitles each individual to 9,546 PSUs which will vest over three (3) years of continued employment with Ingram Micro, 9,546 PSUs that may vest based on Ingram Micro’s cumulative compounded annual “Earnings Per Share” and 3-year average “Return on Invested Capital” and 9,546 PSUs that may vest based on Ingram Micro’s 3-year “Total Shareholder Return” results compared to a technology distributor peer index; and (iv) entitlement to relocation assistance for Mr. Donargo if he relocates to Orange County, CA. For a more complete description of the Ingram Micro offer letters, see “The Merger — Interests of BrightPoint’s Directors and Executive Officers in the Merger” beginning on page [ ].

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its shareholders to approve certain golden parachute compensation that its named executive officers may be eligible to receive from the Company in connection with the merger. Approval requires that more votes are cast in favor of such proposal than against such proposal. Accordingly, the Company is asking you to approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of BrightPoint that are based on or otherwise relate to the merger with Merger Sub, as disclosed in the section of the proxy statement entitled “Golden Parachute Compensation.”

The Board recommends that shareholders approve the golden parachute compensation arrangements described in this proxy statement by voting “FOR” the above proposal.

Approval of this proposal is not a condition to the closing of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Ingram Micro. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is approved by the shareholders and the merger is consummated, our named executive officers will be eligible to receive the various golden parachute compensation that may become payable in connection with the closing of the merger.

ADJOURNMENT OF SPECIAL MEETING

Adjournment of Special Meeting

In the event that the number of shares of BrightPoint common stock present in person and represented by proxy at the special meeting and voting “FOR” the merger is insufficient to approve the merger agreement, BrightPoint may move to adjourn the special meeting in order to enable our Board of Directors to solicit additional proxies in favor of the approval of the merger agreement. In that event, BrightPoint will ask its shareholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the special meeting, if there are not sufficient votes to approve the merger agreement, requires that more votes are cast in favor of such proposal than are cast against such proposal.

Our Board of Directors has unanimously adopted and authorized the merger, and recommends that you vote “FOR” the approval of the merger agreement and, if there are not sufficient votes to approve the merger agreement, recommends that you vote “FOR” the proposal to adjourn the special meeting.

MARKETS AND MARKET PRICE

Our common stock trades on the NASDAQ Global Select Market under the symbol “CELL.” As of the record date, there were [                ] shares of common stock outstanding, held by approximately [                ] shareholders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown as reported on the NASDAQ Global Select Market.

	High		Low
2010
First Quarter		$8.00		$5.71
Second Quarter		$8.45		$6.98
Third Quarter		$8.17		$5.85
Fourth Quarter		$9.42		$6.83

2011
First Quarter		$13.22		$8.77
Second Quarter		$11.20		$7.40
Third Quarter		$10.54		$7.37
Fourth Quarter		$11.33		$8.76

2012
First Quarter		$12.05		$7.97
Second Quarter		$8.25		$4.50
Third Quarter (through [ ], 2012)	$	[ ]	$	[ ]

On June 29, 2012, the last trading day before BrightPoint publicly announced the execution of the merger agreement, the high and low sale prices for BrightPoint common stock as reported on the NASDAQ Global Select Market were $5.75 and $5.00 per share, respectively, and the closing sale price on that date was $5.41. On [            ], 2012, the last trading day before this proxy statement was printed, the closing price for our common stock on the NASDAQ Global Select Market was $        .

Shareholders should obtain a current market quotation for BrightPoint common stock before making any decision with respect to the merger.

Pursuant to the terms of our credit facility agreement, we are required to meet various compliance agreements prior to declaring or paying cash dividends in making capital contributions or other payments to shareholders. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger. After the merger, BrightPoint will be a privately-held subsidiary of Ingram Micro.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of BrightPoint’s common stock as of [            ], 2012, the record date for this solicitation, based on information obtained from the persons named below, by:

•	each person known by us to own beneficially more than five percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock subject to options, warrants, RSUs or other convertible securities that are exercisable or convertible within 60 days of the record date are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person. Shares of common stock subject to options, warrants, RSUs, or other convertible securities that are not exercisable or do not vest within 60 days of the record date are not included in the table below as shares “beneficially owned”. Percentage of common stock beneficially owned is based on [            ] shares of common stock outstanding as of the record date.

[TO BE PROVIDED]

Name and address of beneficial owner	Number of shares of common stock beneficially owned	% of common stock beneficially owned

Voting Arrangements with Shareholders

The Company is not party to any shareholder voting arrangements.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, there will be no public participation in any future meetings of BrightPoint shareholders. If the merger is not consummated, however, shareholders will continue to be entitled to attend and participate in meetings of BrightPoint shareholders. If the merger is not consummated, BrightPoint will inform its shareholders, by press release or other means determined reasonable by BrightPoint, of the date by which shareholder proposals must be received by BrightPoint for inclusion in the proxy materials relating to BrightPoint’s 2013 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

BrightPoint files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about BrightPoint and will be made available for inspection and copying at BrightPoint’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by BrightPoint at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. BrightPoint’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

A list of shareholders will be available for inspection by shareholders of record during business hours at BrightPoint’s corporate headquarters at 7635 Interactive Way, Suite 200, Indianapolis, IN 46278, for ten days prior to the date of the special meeting and continuing to the date of the special meeting and will also be available for review at the special meeting or any reconvenings thereof. The opinion of Blackstone Advisory Partners L.P., a copy of which is attached to this proxy statement as Appendix B, will also available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.

BrightPoint undertakes to provide, without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Brightpoint, Inc.

7635 Interactive Way, Suite 2000

Indianapolis, IN 46278

Telephone number: (317) 707-2355

You may also obtain documents incorporated by reference by requesting them by telephone from Innisfree M&A Incorporated, our proxy solicitor, toll free at (888) 750-5834. Documents should be requested by [            ], 2012 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

Ingram Micro and Merger Sub have supplied, and BrightPoint has not independently verified, the information in this proxy statement relating to Ingram Micro and Merger Sub.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such a proxy solicitation in such jurisdiction.

Appendix A

The Merger Agreement has been attached as an exhibit in order to provide information regarding its terms. It is not intended to provide any other factual information about Brightpoint, Parent, Merger Sub or their respective subsidiaries and affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing such matters as facts); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any description thereof, as characterizations of the actual state of facts or condition of Brightpoint, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Brightpoint and Parent.

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

Ingram Micro Inc.,

Beacon Sub, Inc.

and

Brightpoint, Inc.

Dated as of June 29, 2012

A-i

(Continued)

A-ii

(Continued)

Exhibits
Exhibit A	Articles of Incorporation of the Surviving Corporation	A-1
Exhibit B	Bylaws of the Surviving Corporation	B-1

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.4(d)(i)
affiliate	Section 9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(e)(ii)
Anti-Takeover Statute	Section 3.16
Antitrust Law	Section 9.3(b)
Applicable Law	Section 9.3(c)
Articles of Incorporation	Section 3.2
Articles of Merger	Section 1.2
beneficially owned	Section 9.3(d)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3(e)
Bylaws	Section 3.2
Certificates	Section 2.3(b)
Change of Recommendation	Section 6.4(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.10(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 9.3(g)
Company Plan	Section 9.3(f)
Company Recommendation	Section 3.4
Company Requisite Vote	Section 3.4
Company Restricted Share	Section 2.2(b)
Company Securities	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 6.3
Contract	Section 3.5(a)
control	Section 9.3(h)
Credit Agreement	Section 9.3(i)
D&O Insurance	Section 6.6(c)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2
e-mail	Section 9.2
Environmental Laws	Section 3.18(d)(i)
Environmental Permits	Section 3.18(d)(ii)
ERISA	Section 9.3(f)
Exchange Act	Section 3.5(b)
Financial Advisor	Section 3.21
Foreign Export and Import Laws	Section 9.3(j)
GAAP	Section 3.7(b)

Governmental Entity	Section 3.5(b)
Hazardous Materials	Section 3.18(d)(iii)
HSR Act	Section 3.5(b)
IBCL	Recitals
Indemnified Parties	Section 6.6(a)
Intellectual Property	Section 3.17(b)(i)
IT Assets	Section 3.17(b)(ii)
knowledge	Section 9.3(k)
Licenses	Section 3.6(b)
Lien	Section 9.3(l)
Material Adverse Effect	Section 9.3(m)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
NASDAQ	Section 3.5(b)
Notice of Superior Proposal	Section 6.4(h)
Order	Section 7.1(c)
Parent	Preamble
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.5(c)
Paying Agent	Section 2.3(a)
person	Section 9.3(n)
Preferred Stock	Section 3.3(a)
Proxy Statement	Section 3.15
Representatives	Section 6.4(a)
Required Divestiture	Section 6.7(e)
Retirement Agreement	Section 6.5(e)
RSA	Section 2.2(d)
RSU	Section 2.2(c)
Sarbanes-Oxley Act	Section 3.7(c)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shareholders Meeting	Section 6.2(a)
Shares	Section 2.1(a)
Significant Subsidiary	Section 9.3(o)
subsidiary, subsidiaries	Section 9.3(p)
Superior Proposal	Section 6.4(d)(ii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(r)
Taxes	Section 9.3(q)
Termination Date	Section 8.2
Termination Fee	Section 8.5(b)
U.S. Export and Import Laws	Section 9.3(s)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2012 (this “Agreement”), by and among Ingram Micro Inc., a Delaware corporation (“Parent”), Beacon Sub, Inc., an Indiana corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Brightpoint, Inc., an Indiana corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Indiana Business Corporation Law of the State of Indiana (the “IBCL”), upon the terms and subject to the conditions set forth herein and (ii) adopted this Agreement in accordance with the IBCL;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) determined that it is in the best interests of the stockholders of Parent and the sole shareholder of Merger Sub, respectively, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware and the IBCL, respectively; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the IBCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by Applicable Law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with, the relevant provisions of the IBCL and shall make all other filings or recordings required under the IBCL. The Merger shall become effective at such date and time as the Articles of Merger are filed with the Secretary of State of the State of Indiana or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the IBCL, including Section 23-1-40-6 of the IBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by Applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be restated so that they read in their entirety as set forth in Exhibit B annexed hereto, and, as so restated, shall be the bylaws of the Surviving Corporation until thereafter amended or restated in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock (“Shares”) to be canceled pursuant to Section 2.1(b) or converted pursuant to Section 2.1(c), shall be converted into the right to receive Nine Dollars ($9.00) in cash (the “Merger Consideration”)

payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically canceled and shall cease to exist. If, between the date hereof and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b) Each Share held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Each Share held by any direct or indirect subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned of the Company immediately prior to the Effective Time; and

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2 Stock Options, Restricted Shares, RSUs and RSAs.

(a) Immediately prior to the Effective Time, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director, consultant or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall be converted into the right to receive, and the Company shall pay to each former holder of any such converted Company Stock Option, at or promptly after the Effective Time, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration, as provided in Section 2.1(a), over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) Immediately prior to the Effective Time, each then-outstanding restricted Share granted under any Company Stock Plan (a “Company Restricted Share”) shall be converted into the right to receive, and the Company shall pay to each holder of any such Company Restricted Share, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration, as provided in Section 2.1(a), for each such Company Restricted Share.

(c) Immediately prior to the Effective Time, each then-outstanding restricted stock unit (“RSU”) shall be converted into the right to receive, and the Company shall pay to each holder of any such RSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSU (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of the applicable RSU agreement). Parent understands and acknowledges that all RSUs will become fully vested at or immediately prior to the Effective Time.

(d) Immediately prior to the Effective Time, each then-outstanding restricted stock award (“RSA”) shall be converted into the right to receive, and the Company shall pay to each holder of any such RSA, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSA (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of the applicable RSA agreement).

(e) Unless a later time for payment is expressly provided in this Section 2.2, the Company shall pay the holders of Company Stock Options, Company Restricted Shares, RSUs and RSAs the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the first regular payroll date for the Company that occurs after the Effective Time.

Section 2.3 Surrender of Shares.

(a) Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent (or other suitable financial institution reasonably satisfactory to the Company) pursuant to which such agent (the “Paying Agent”) shall agree to exchange the Merger Consideration for Shares that have been converted into the right to receive the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall deposit with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1. Such funds may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments shall be payable to the Surviving Corporation or Parent, as directed by Parent.

(b) Promptly after the Effective Time and in any event not later than the fourth Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the fourth Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) At any time following the date that is twelve months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Notwithstanding anything herein to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent, the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the SEC Reports filed prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Qualification. Each of the Company and its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (b) and (c), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2 Articles of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the articles of incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”), and the bylaws of the Company, as amended through the date hereof (the “Bylaws”). The Articles of Incorporation and the Bylaws are in full force and effect. The Company is not in violation of the Articles of Incorporation or Bylaws in any material respect.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on June 28, 2012 (the “Measurement Date”): (i) 68,792,074 Shares were issued and outstanding; (ii) 23,610,114 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) no Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options; (v) 3,486,831 RSUs were outstanding; and (vi) 384,816 RSAs were outstanding. Since the close of business on the Measurement Date, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except (x) for Shares issued pursuant to the exercise or vesting of Company Stock Options, Company Restricted Shares, RSUs and RSAs in accordance with their terms and (y) with respect to periods after the date hereof, as permitted by Section 5.1. Except as set forth above, (A) there are no outstanding (1) shares of capital stock or other voting securities of, or ownership interests in, the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in the Company, (3) options, warrants, calls or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (4) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock of or voting securities of the Company (the items in clauses (1), (2), (3) and (4) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares (other than Company Restricted Shares) are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Neither the Company nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. Section 3.3 of the Company Disclosure Schedule contains a complete and correct list as of the Measurement Date of each outstanding Company Stock Option, Company Restricted Share, RSU and RSA, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto, as applicable.

(b) All shares of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all security interests, Liens, adverse claims, pledges, limitations in voting rights, charges or other encumbrances, other than restrictions imposed by law or as would not, individually or in the aggregate, have a Material Adverse Effect. Except for the Company’s subsidiaries and as set forth in Section 3.3 of the Company Disclosure Schedule, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable), except where any such failure to be duly authorized, validly issued, fully paid and nonassessable would not, individually or in the aggregate, have a Material Adverse Effect. There are no issued, reserved for issuance or outstanding (1) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in any subsidiary of the Company, (2) options, warrants, calls or other rights to acquire from the Company or any of its subsidiaries, or obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of subsidiaries of the Company or (3) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock of or voting securities of any subsidiary of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s subsidiaries or any of the securities, instruments or rights described in the immediately preceding sentence.

(c) No Company Securities are owned by any subsidiary of the Company.

Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval of this Agreement by the holders of at least a majority of the outstanding Shares on the record date for the Shareholders Meeting (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, the Company Board, at a duly called and held meeting, has duly adopted resolutions: (a) determining that the terms of the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, and declaring it advisable to enter into this Agreement; (b) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) subject to Section 6.4, recommending that the shareholders of the Company approve this Agreement (the “Company Recommendation”). The only vote of the shareholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except, in the case of clauses (ii) through (iv), for any such conflict, violation, breach, default, loss, right, Lien or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filings required under Article 4 of Council Regulation 139/2004 of the European Union, as amended (the “EU Merger Regulation”), and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EU Internal Market and (C) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Antitrust Law, (iii) the applicable requirements of the NASDAQ Global Select Market (“NASDAQ”), (iv) the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Compliance.

(a) Neither the Company nor any of its subsidiaries are, and since January 1, 2010 have not been, in violation of any Applicable Law, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any violation of any Applicable Law, except for matters which would not, individually or in the aggregate, have a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against the Company or any of its subsidiaries that has had, individually or in the aggregate, a Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses of the Company are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, at any time during the last five years, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar Applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated, or operated not in compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except for any actions, violations or non-compliance under (i), (ii) or (iii) that would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

(d) Neither the Company nor any of its subsidiaries has, at any time during the last five years, violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation thereof, except such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its subsidiaries (i) has been during the last five years and is currently in compliance with all applicable Foreign Export and Import Laws, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business and (iii) has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, except in the cases of clauses (i), (ii) and (iii) where such failure to be in compliance or failure to apply for such licenses, as applicable, would not, individually or in the aggregate, have a Material Adverse Effect.

(e) This Section 3.6 does not relate to employee benefit matters, which are the subject of Section 3.10, or Taxes, which are the subject of Section 3.14.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2010 (all such forms, reports, statements, certificates and other documents filed since January 1, 2010, collectively, the “SEC Reports”). Each of the SEC Reports, when filed (or, with respect to any SEC Reports filed prior to the date hereof, as amended or supplemented prior to the date hereof, if applicable), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. None of the SEC Reports contained, when filed (or, with respect to any SEC Reports filed prior to the date hereof, as amended or supplemented prior to the date hereof, if applicable), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein not misleading.

(b) The financial statements (including all related notes and schedules) of the Company and its consolidated subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto), except in each case to the extent that such information has been amended or superseded by later SEC Reports filed prior to the date hereof.

(c) Since January 1, 2010, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company and its subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(e) The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any securitization transaction or off-balance sheet arrangement (as defined in Item 303 of Regulation S-K under the Exchange Act).

(g) Except (i) as reflected, accrued or reserved against in the Company’s consolidated balance sheet (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the fiscal year ended December 31, 2011 and since the date of the most recent financial statements included in the SEC Reports, (ii) for liabilities or obligations incurred in the ordinary course of business since the date of the most recent financial statements included in the SEC Reports, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date hereof and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, other than those which have not had, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. From the date of the most recent financial statements included in the SEC Reports through the date hereof, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby, and since such date, there has not been: (a) any change, event or occurrence which has had a Material Adverse Effect or (b) any action taken by the Company or any of its subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1.

Section 3.9 Absence of Litigation. There are no suits, claims, actions, arbitrations, mediations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, arbitration, mediation or other proceeding that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not, individually or in the aggregate, have a Material Adverse Effect. There have not been, since January 1, 2010, nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, except for those that would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole.

Section 3.10 Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (the “Code”), and other Applicable Law, rules and regulations.

(b) Except as set forth on Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation.

(e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(f) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

Section 3.11 Labor and Employment Matters. As of the date hereof, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) as of the date hereof, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

Section 3.12 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

Section 3.13 Properties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a subsidiary of the Company has good title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for (i) those permissible under any applicable loan agreements and indentures or other indebtedness reflected on the consolidated financial statements of the Company, (ii) statutory liens securing payments not yet due and (iii) title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property; provided that no representation is made under this Section 3.13 with respect to any intellectual property or intellectual property rights.

Section 3.14 Tax Matters. (a) All material Tax Returns required to be filed by or on behalf of the Company and its subsidiaries have been filed when due (after giving effect to any valid extensions) in accordance with Applicable Law and are true, correct and complete in all material respects, (b) all material Taxes of the Company and its subsidiaries that are due and payable have been timely paid or withheld and remitted to the appropriate Governmental Entity, (c) the Company and its subsidiaries have established in accordance with GAAP an adequate accrual for all Taxes on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (d) the income and franchise Tax Returns of the Company and its subsidiaries through the Tax year ended December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, (e) there is no, claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its subsidiaries in respect of any Tax or Tax asset, (f) during the two-year period ending on the date hereof, neither the Company nor any of its subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code, (g) there are no liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries and (h) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), and (i) Section 3.14 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its subsidiaries currently files Tax Returns.

Section 3.15 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.16 Takeover Statutes. The Company Board has unanimously adopted, by all directors present, this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and such adoption represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and the restrictions on “business combinations” (as defined in Section 23-1-43-5 of the IBCL) set forth in Section 23-1-43-18 of the IBCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated hereby. No other similar provision of the Company Articles or the Company By-laws or, to the knowledge of the Company, other state takeover Law or similar

Law (collectively, “Anti-Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.17 Intellectual Property.

(a) Section 3.17 of the Company Disclosure Schedule contains a list of all material registrations and applications for registration of any Intellectual Property owned and currently used by the Company or any of its subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company or one of its subsidiaries owns or has been granted a license to use all the Intellectual Property used in or necessary for the operation of their respective businesses as currently conducted free and clear of any Liens; (b) there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement or misappropriation by the Company or any of its subsidiaries of the Intellectual Property rights of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by or licensed exclusively to the Company or any of its subsidiaries; (c) neither the Company nor any of its subsidiaries has infringed, violated or misappropriated the Intellectual Property rights of any person and to the knowledge of the Company, the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe, violate or misappropriate any Intellectual Property rights of any person; (d) to the knowledge of the Company, no person has challenged or is infringing, violating or misappropriating any Intellectual Property owned by or licensed exclusively to the Company or any of its subsidiaries; (e) the Company and its subsidiaries have taken reasonable steps to protect and maintain their Intellectual Property; (f) no Intellectual Property owned by or licensed exclusively to the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use or licensing thereof by the Company or any of its subsidiaries; (g) the consummation of the transactions contemplated hereby will not materially alter, encumber or impair any Intellectual Property right of the Company or any of its subsidiaries or materially impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its subsidiaries; (h) the IT Assets operate and perform in all material respects in a manner that permits the Company and its subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; and (i) the Company and its subsidiaries have implemented reasonable backup and disaster recovery business processes.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights.

(ii) “IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and any similar information technology equipment, and all associated documentation owned by the Company or its subsidiaries or licensed or leased by the Company or subsidiaries pursuant to written agreement (excluding any public networks).

Section 3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of the Company, there have been no releases of Hazardous Materials at or on any property owned or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted during the last two years of which the Company has knowledge in relation to the current or prior business of the Company or any of its subsidiaries or any property or facility now or previously owned or leased by the Company or any of its subsidiaries.

(c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean all Applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date hereof.

(ii) “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) “Hazardous Materials” shall mean any pollutant, contaminant, waste or chemical or any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

Section 3.19 Contracts.

(a) Except for this Agreement, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by: (i) any Contract (whether written or oral) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective subsidiaries) to (1) sell any product or services of or to any other person or in any geographic region, (2) engage in any line of business or (3) compete with or obtain products or services from any person, except in the cases of each of clauses (1), (2) and (3) for any such Contract that (A) may be canceled without penalty by the Company or any of its subsidiaries upon notice of ninety days or less or that (B) both (x) is not material to the Company and its subsidiaries, taken as a whole, and (y) would not restrict or reasonably be expected to restrict the ability of Parent and its subsidiaries, after the consummation of the Merger, to conduct their current operations or operate their current businesses; or (iii) any material Contract that would prohibit or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” The Company has made available to Parent true and correct copies of all Material Contracts.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract and (iv) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder.

Section 3.20 Affiliate Transactions. Except for director and employment-related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, as of the date hereof no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries.

Section 3.21 Opinion of Financial Advisor. Blackstone Advisory Partners L.P. (the “Financial Advisor”) has delivered to the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, to the effect that, as of such date, subject to the assumption and limitations set forth therein, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders.

Section 3.22 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes, and the Company disclaims, any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or results of operations of the Company or any of its subsidiaries heretofore or hereafter delivered or made available to Parent, Merger Sub or their respective representatives or affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that has prevented, materially delayed or materially impeded, or would prevent, materially delay or materially impede, the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated hereby. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, except, in the case of clauses (ii) through (iv), for any such conflict, violation, breach, default, acceleration, loss, right, Lien or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the EU Merger Regulation or any other Antitrust Law, (iii) the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Merger Sub or their respective affiliates.

Section 4.6 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 4.7 Ownership of Shares. None of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred immediately following execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes, and the Parent and Merger Sub disclaim, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.10 Sufficiency. Parent has and will as of the Closing have, sufficient cash, sufficient and available lines of credit or other sources of sufficient and immediately available funds to enable it to pay the Merger Consideration for all outstanding Shares and will make available to Merger Sub sufficient funds to permit Merger Sub to consummate the Merger.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing, the business of the Company and its subsidiaries shall be conducted in their ordinary course of business consistent with past practice and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its directors, officers and key employees and preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(n) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(n). In addition, and not in limitation of the foregoing, between the date hereof and the Effective Time, except as otherwise contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent:

(a) amend or otherwise change its Articles of Incorporation or Bylaws or any similar governing instruments, or amend any term of any outstanding Company Securities or security of any of the Company’s subsidiaries;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other Company Securities, ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of Company Stock Options, in accordance with the terms of any Company Stock Plan, (ii) the issuance of Shares upon the settlement of Company Restricted Shares, RSUs and RSAs (and dividend equivalents thereon, if applicable) in accordance with the terms of such instruments, (iii) the grant of Company Restricted Shares, RSUs, RSAs and Company Stock Options (and issuances of Shares pursuant thereto) to newly hired non-executive employees made in the ordinary course of business, provided that the aggregate number of Shares underlying such grants shall not exceed 100,000 Shares, (iv) the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company or (v) any transfer or pledge of equity securities of the Company’s subsidiaries to the extent required by the Credit Agreement;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares (i) pursuant to the Company’s previously disclosed Share repurchase program, or (ii) tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options, Company Restricted Shares, RSUs and RSAs) pursuant to the terms of a Company Plan or a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or securities, in each case, which is or are material to the Company and its subsidiaries taken as a whole, other than (x) acquisitions of inventory in the ordinary course of business consistent with past practice or (y) pursuant to existing Contracts that were disclosed to Parent prior to the date hereof or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or securities, in each case, which is or are material to the Company and its subsidiaries taken as a whole, other than (x) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or (y) pursuant to existing Contracts that were disclosed to Parent prior to the date hereof;

(f) other than in the ordinary course of business consistent with past practice, (i) enter into any Contract which, if entered into prior to the date hereof would be a Material Contract or (ii) and other than in connection with the renewal of any Material Contract, amend in any material respect any Material Contract;

(g) (i) amend or modify in any material respect the Credit Agreement or (ii) incur or modify in any material respect the terms of any material indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company or acquisitions permitted by clause (e)(i) above), in the case of each of clauses (g)(i) and (g)(ii) above, other than in the ordinary course of business consistent with past practice (including any borrowings under the Credit Agreement and in respect of letters of credit), and subject to the requirement that any such amendment, modification or incurrence of indebtedness not result or be expected to result in the imposition of any material cost on the Company or Parent, whether prior to, at or subsequent to the Closing;

(h) (i) hire any employees with salaries over $150,000 or (ii) hire any employees other than on an at-will basis except, in the case of this clause (ii), for employees hired in non-U.S. jurisdictions with employment agreements that are the standard employment agreements used by the Company in the relevant non-U.S. jurisdiction in the ordinary course of business consistent with past practice prior to the date hereof;

(i) except as contemplated by Section 2.2 or Section 6.5 of this Agreement, as required by Applicable Law or statutory requirement or required pursuant to any existing Contract or Company Plan (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except in the ordinary course of business, (ii) grant any severance or termination pay not provided for under any Company Plan or existing Contract, or any retention pay or cash bonus other than (x) cash retention benefits, not to exceed $5,000,000 in the aggregate and $200,000 to any individual employee, payable to employees other than executive officers and (y) cash bonus awards determined by the Company Board to be earned under the 2012 Executive Cash Bonus Program in an amount not to exceed, in the aggregate, $2,300,000, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present directors, officers or other employees, except for offers of employment to prospective employees or use of consulting agreements or arrangements in the ordinary course of business with consultants who are not directors or executive officers or (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Stock Plan, excluding adjustment of performance targets for performance-based awards in a manner (A) contemplated by this Agreement or (B) required under the terms of such awards;

(j) make any material change to the Company’s methods of accounting, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, including the rules or policies of the Public Company Accounting Oversight Board;

(k) other than as required by Applicable Law, (i) make or change any material Tax election, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax or any claim for any material Tax refund, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (vii) adopt or change any method of Tax accounting;

(l) settle, offer to settle or compromise any (i) shareholder litigation or other litigation relating to or arising out of this Agreement or the transactions contemplated hereby or (ii) any other litigation, arbitration, proceeding or dispute, except in the case of this clause (l)(ii) within the limitations set forth in Section 5.1(l)(ii) of the Company Disclosure Schedule;

(m) create or otherwise incur any Lien on any asset of the Company or any of its subsidiaries other than Liens on assets that are not material, individually or in the aggregate, to the Company and its subsidiaries and that are incurred in the ordinary course of business consistent with past practice;

(n) agree to take any of the actions described in Sections 5.1(a)-(m).

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this

Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations. Each of Parent and the Company hereby agree that the Company’s compliance with its obligations under Section 5.1, and the granting or withholding by Parent of any consent requested by the Company pursuant to the terms of this Agreement, shall not be deemed to be the exercise by Parent of any right to control, direct or supervise the Company’s or its subsidiaries’ operations, and nothing in this Section 5.2 shall be construed to permit the Company to fail to take any action required by Section 5.1 or to undertake any action prohibited by Section 5.1.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement. As soon as reasonably practicable following the date hereof, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement, and the Company shall provide Parent with reasonable opportunity to review a draft of the Proxy Statement prior to its filing with the SEC. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall, as soon as reasonably practicable after receipt thereof, notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.

Section 6.2 Shareholders Meeting.

(a) As soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement, the Company, acting through the Company Board (or a committee thereof), shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement (the “Shareholders Meeting”), (ii) subject to Section 6.4(c), include in the Proxy Statement the Company Recommendation and use its reasonable best efforts to obtain the Company Requisite Vote and (iii) otherwise comply with all legal requirements applicable to such meeting.

(b) Notwithstanding anything herein to the contrary, the Company shall not be required to hold the Shareholders Meeting if this Agreement is terminated.

Section 6.3 Confidentiality. Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated hereby in accordance with the Nondisclosure and Confidentiality Agreement, dated as of December 20, 2011 between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.4 No Solicitation; Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.4 (including Section 6.4(c)), from and after the date hereof until the earlier of the termination of this Agreement in accordance with Article VIII or the Effective Time, neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries, to any person that has made or to the Company’s knowledge is considering making or seeking to make any Acquisition Proposal, (iii) otherwise knowingly facilitate or encourage any effort or attempt to make an Acquisition Proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its subsidiaries shall be deemed a breach of this Section by the Company.

(b) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any person and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each person other than Parent, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information). The Company shall use its reasonable best efforts to secure its rights and ensure the performance of such other party’s obligations under the relevant confidentiality agreement and to cause such other party to return or destroy (and confirm destruction of) all such information as promptly as reasonably practicable.

(c) Exceptions. Notwithstanding anything herein to the contrary, at any time prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any person, (i) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by or on behalf of such person to such person, its outside counsel, financial advisor(s), lenders or other financing sources and/or potential divestiture counterparties, so long as the Company receives from such person an executed confidentiality agreement on customary terms (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise contain any standstill or similar provision); provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Parent or Merger Sub (unless precluded by Applicable Law), (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person, its outside counsel, financial advisor(s), lenders or other financing sources and/or potential divestiture counterparties and (iii) the Company Board may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (1) the receipt of such Acquisition Proposal did not result from a breach of this Section 6.4, (2) prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, (3) in each such case referred to in clause (i) or (ii) above, the Company Board has determined in good faith (after consultation with its outside legal counsel and the Financial Advisor) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal, and (4) in the case referred to in clause (iii) above, the Company Board determines in good faith (after consultation with its outside legal counsel and the Financial Advisor) that such Acquisition Proposal is a Superior Proposal.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (B) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger or (C) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(ii) “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its subsidiaries that the Company Board has determined in its good faith judgment, after consultation with and considering the advice of its outside legal counsel and the Financial Advisor, (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (B) if consummated, would result in a transaction superior to the Company than the transactions contemplated hereby (after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.4(h) and taking into account break-up fees, expense reimbursement provisions and conditions to consummation).

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.4(e), Section 6.4(f), or Section 8.3(a), the Company Board shall not:

(i) withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation with respect to the Merger (a “Change of Recommendation”), it being understood that the Company Board may take no position with respect to an Acquisition Proposal until the close of business as of the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification; or

(ii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.4(a) or Section 6.4(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

For the avoidance of doubt, nothing in this Agreement shall prohibit or otherwise restrict the Company Board from making a Change of Recommendation following a termination of this Agreement pursuant to, and in accordance with the terms of, Section 8.3(a).

(f) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under Applicable Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), in each case so long as any action taken or statement made to so comply is consistent with this Section 6.4, and provided that in the case of any such action that is taken or statement made that relates to an Acquisition Proposal, the Company Board shall, upon written request by Parent, publicly reaffirm the Company Recommendation within three Business Days of such request (if the Company Recommendation was not already reaffirmed in such statement or in connection with such action) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company).

(g) Notice. From and after the date hereof, the Company agrees that it will promptly (and, in any event, within three Business Days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer or to comply with confidentiality obligations to such person) and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(h) Notification of Certain Actions. The Company shall not be entitled to take any of the actions described in Section 6.4(c)(iii) or to terminate this Agreement pursuant to Section 8.3(a) with respect to a Superior Proposal unless (i) the Company has provided notice (a “Notice of Superior Proposal”) to Parent that the Company intends to take such action, describing the material terms and conditions of the Superior Proposal that is the basis of such action, and, if applicable, provides copies of all documents relating thereto (it being understood that such material terms need not include the identity of the person making such proposal), (ii) during the 48-hour period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) at the end of such 48-hour period Parent has not made a written offer of changes to this Agreement, in response to the Notice of Superior Proposal or otherwise, that would cause the transactions contemplated by this Agreement to be at least as favorable to the Company as the Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.4(h); provided, however, that references to the 48-hour period above shall be deemed to be references to a 24-hour period.

Section 6.5 Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain, until December 31, 2012 (or, if later, the Closing Date), the severance-related provisions of the Company Plans existing immediately prior to the Effective Time and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any Company Employee.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for any Company Employee who remains employed, subject to paragraph (a) above, (i) until the later of (x) December 31, 2012 and (y) the Closing Date, compensation levels (such term to include salary and target incentive compensation in the aggregate) that are no less favorable than those provided to such Company Employee immediately prior to the Effective Time, and (ii) for twelve months following the Effective Time, health and welfare benefits and retirement benefits that in the aggregate are substantially comparable to the overall health and welfare benefits, and retirement benefits maintained for and provided to such Company Employee immediately prior to the Effective Time.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility, participation,

vesting, severance and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, except to the extent such plan or plans provide for past service credit, or to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time, and as contemplated by this Agreement. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(d) From and after the Effective Time, subject to the actions contemplated in Sections 2.2 and 6.5 hereof, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all bonus plans or programs and (iii) all obligations pursuant to outstanding restoration plans, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the date hereof, in each case to the extent legally binding on the Company or any of its subsidiaries.

(e) (i) No more than thirty days prior to the Effective Time, the Company shall have the right, in its sole option and discretion, to terminate each Agreement for Supplemental Executive Retirement Benefits entered into by and between the Company and certain of its executive officers, each of which is set forth in Section 6.5(e) of the Company Disclosure Schedule (each a “Retirement Agreement” and collectively the “Retirement Agreements”), in a manner that meets the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix)(B), and shall liquidate all benefits payable under such Retirement Agreements by paying to each such executive officer the present value, using reasonable actuarial factors, of the benefit accrued under his Retirement Agreement as of the date of such termination, provided that such terminations and liquidations shall occur only if all of such executive officers party to a Retirement Agreement consent thereto. (ii) Notwithstanding the foregoing, if the Company does not terminate the Retirement Agreements prior to the Effective Time, Parent hereby expressly agrees that, from and after the Effective Time, it will cause the Surviving Corporation (and/or Parent’s subsidiaries, as applicable) to assume and agree to perform in the same manner and to the same extent that the Company would be required to perform if the Merger had not taken place, each Retirement Agreement in effect as of the Effective Time.

(f) Nothing in this Section shall give any person any third-party beneficiary right, amend any Company Plan or other employee agreement, or operate to supersede or conflict with any collective bargaining arrangement.

(g) If directed in writing by Parent at least ten (10) days prior to Closing, the Company shall terminate any and all 401(k) plans prior to the Closing, pursuant to resolutions of the Company Board reasonably satisfactory to Parent.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries and any employee or agent of the Company serving as an officer or director of another entity at the request of the Company and identified in Section 6.6 of the Company Disclosure Schedule (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law. In the event of any such claim, action, suit, proceeding or investigation, the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for a “tail” policy extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that if the aggregate premium for such “tail” policy exceeds 300% of the per annum rate of premium paid by the Company as of the date hereof, then the Company (or the Surviving Corporation, as applicable) shall procure the maximum coverage that will then be available with the expenditure of 300% of such rate. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided that in satisfying its obligation under this Section 6.6(c), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 300% of the per annum rate of premium paid by the Company as of the date hereof.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.6 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.6. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.6.

Section 6.7 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated hereby as soon as practicable and (ii) do all things necessary, proper or advisable under Applicable Law and regulations to consummate the Merger and the other transactions contemplated hereby at the earliest practicable date, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approval, consent or expiration of any applicable waiting period (including under the HSR Act, the EU Merger Regulation or any other Antitrust Law) and duly make all notifications and other filings required under the HSR Act, the EU Merger Regulation or any other Antitrust Law and; (B) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated hereby under any Antitrust Law raised by any Governmental Entity.

(b) In furtherance and not in limitation of the provisions of Section 6.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other appropriate filings pursuant to the EU Merger Regulation or any other Antitrust Law. Each of the Company and Parent shall bear its respective expenses, charges and filing fees associated with the filings by the Company and Parent required under the HSR Act, the EU Merger Regulation or any other Antitrust Law.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereby without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to Applicable Law in connection with the transactions contemplated hereby;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated hereby;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Law; and

(v) without prejudice to any rights of the parties hereunder, and subject to Section 6.7(e)(iv), consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary herein, nothing in this Section 6.7 shall require either Parent or any of its subsidiaries to: (i) agree to or to effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its subsidiaries or of Parent or its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its subsidiaries or of Parent or its subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contracts or agreements of the Company or its subsidiaries or of Parent or its subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its subsidiaries or of Parent or its subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Entity, except in the case of clauses (i), (ii) and (iii), that Parent shall be obligated to commit to and undertake, if necessary, to a sale, divestiture, other conveyance, license or hold separate arrangement of assets that contributed up to 10% of the Company and its subsidiaries’ consolidated earnings before interest and taxes for the 12-month period ended June 30, 2012 (a “Required Divestiture” ). Parent’s obligations with respect to any Required Divestiture shall be unconditional and not qualified by reasonable best efforts and no actions taken with respect to any Required Divestiture shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

Section 6.8 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.9 Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other written communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that (1) the Company’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition set forth in Section 7.2(b) shall have been satisfied or, in and of itself, give rise to any right of termination under Section 8.4(b) and (2) Parent’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition set forth in Section 7.3(b) shall have been satisfied or, in and of itself, give rise to any right of termination under Section 8.3(b).

Section 6.11 Access to Information. Subject to the last sentence of this Section 6.11, from the date hereof until the earlier of the Effective Time or the termination of this Agreement and subject to Applicable Law and the Confidentiality Agreement, the Company shall upon reasonable advance notice (i) give to Parent and its authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its subsidiaries, (ii) furnish to Parent and its authorized representatives such financial and operating data and other information as they may reasonably request and (iii) instruct its authorized Representatives to cooperate with Parent and its authorized representatives with respect to such matters. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the Company and its subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty by any party hereunder. Notwithstanding anything herein to the contrary, under no circumstances shall the Company, its subsidiaries or their respective Representatives be required to furnish any person with, or be required to provide access to any person to, information about the Company or any of its subsidiaries that the Company in its sole and absolute discretion, acting reasonably, deems to be either confidential business information or information the sharing of which is or may be prohibited by any Applicable Law (including any Antitrust Law) or contractual restraint enforceable upon the Company or any of its subsidiaries.

Section 6.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.14 Stock Exchange Delisting. Parent shall take such actions prior to the Effective Time to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15 Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 23-1-34-2 of the IBCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act or any other Antitrust Law (other than the EU Merger Regulation) shall have expired or been earlier terminated and (ii) Parent and the Company shall have received a decision under Article 6(1)(b), 8(1) or 8(2) of the EU Merger Regulation declaring the Merger compatible with the EU Internal Market.

(c) Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, injunction, ruling or Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.3 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies, both as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representation and warranty of the Company set forth in Section 3.8(a) shall be true and correct in all respects, both as of the date hereof and as of the Closing Date as though made on and as of such date and time; (iii) the other representations and warranties of the Company set forth in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), with, in the case of this clause (iii) only, only such exceptions as have not had, individually or in the aggregate, a Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Governmental Litigation. There shall not have been instituted and be pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Sub’s or any of Parent’s other affiliates’ (A) ability effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Sub or any Parent’s other affiliates following the Effective Time on all matters properly presented to the Company’s shareholders or (B) ownership or operation (of that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole or (iii) seeking to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, in each of cases (i), (ii) and (iii), other than any action or proceeding that seeks to force Parent to undertake a Required Divestiture and that does not seek any remedy to which Parent would not be obligated to agree pursuant to Section 6.7 hereof.

(d) Each of the employees of the Company and its subsidiaries set forth in Section 7.2(d) of the Company Disclosure Schedule shall have executed offer letters with Parent (which may be substituted with the Surviving Corporation or another subsidiary of Parent upon consummation of the Merger) upon terms and conditions substantially similar to the letters dated June 28, 2012 previously provided to each of such persons and none of such employees shall have (i) ceased to be employed by the Company and its subsidiaries, except as a result of such employee’s death or disability such that such person can no longer perform his duties at work or (ii) expressed in writing an intention to terminate their employment with the Company and its subsidiaries or to decline to accept employment with Parent.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct, both as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), with only such exceptions as have not had, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Merger if the direct, principal and proximate cause of such failure was such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 6.7; provided, however, that no action by any party that such party is permitted to take under this Agreement and that has the consequential or indirect effect of delaying or impeding the Merger shall be deemed to constitute or contribute to any alleged failure by such party to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by mutual written consent of the Company, by action of the Company Board, and Parent, by action of its board of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, by action of its board of directors, or the Company, by action of the Company Board, if (a) the Merger shall not have been consummated by March 31, 2013, whether such date is before or after the date on which the Company Requisite Vote is obtained (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); (b) the Shareholders Meeting shall have been held and completed and the Company Requisite Vote shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the direct, principal and proximate cause of the failure to consummate the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if: (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) the Company has complied with Section 6.4(h), (iii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iv) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice thereof is given by the Company to Parent or (ii) two Business Days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has notified Parent in writing that as of the date of such notice all conditions set forth in Section 7.3 have either been satisfied or waived by the Company and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to consummate the transactions contemplated hereby within five (5) Business Days of the date the Closing should have occurred pursuant to Section 1.2.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if:

(a) the Company Board shall have made a Change of Recommendation or there shall have otherwise been an intentional and material breach of Section 6.4, and in the case of a breach other than a Change of Recommendation, that if capable of being cured has not been cured within three Business Days of the occurrence thereof; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty calendar days after written notice thereof is given by Parent to the Company or (ii) two Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(c), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from knowing and intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 Section 8.6 and Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) or Section 8.2(b), (y) any person shall have made and publicly disclosed a bona fide Acquisition Proposal after the date hereof but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), prior to the Shareholders Meeting and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a),

then the Company shall (A) in the case of clause (i) above, within four Business Days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of clause (ii) above, no later than four Business Days after the date of such termination, and (C) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent an amount equal to Twenty-Six Million Dollars ($26,000,000) (the “Termination Fee” by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(c) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything herein to the contrary, in the event that the Termination Fee is paid, Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 shall be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except for any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(c)).

Section 8.6 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

Section 8.7 Amendment. This Agreement may be amended at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by action taken (i) with respect to Parent and Merger Sub, by their respective boards of directors, and (ii) with respect to the Company, by the Company Board; provided, however, that, after the Company Requisite Vote has been obtained, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver. At any time prior to the Effective Time, any party hereto by action taken (i) with respect to Parent and Merger Sub, by their respective boards of directors, and (ii) with respect to the Company, by the Company Board, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of Applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Ingram Micro Inc.

1600 E. St. Andrew Place

Santa Ana, California 92705

Attention: General Counsel

Facsimile: 714-566-9370

E-mail: larry.boyd@ingrammicro.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:  Alan F. Denenberg

                  Mischa Travers

Facsimile: 650-752-3604

E-mail:      alan.denenberg@davispolk.com

                   mischa.travers@davispolk.com

(b)	if to the Company:

Brightpoint, Inc.

7635 Interactive Way, Suite 200

Indianapolis, Indiana 46278

Attention: General Counsel

Facsimile: 317-707-2465

E-mail: craig.carpenter@brightpoint.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

405 Lexington Avenue

New York, NY 10174

Attention: Robert J. Mittman

Facsimile:   (212) 885-5001

E-mail:        RMittman@blankrome.com

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of any person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EU Merger Regulation and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c) “Applicable Law” means, with respect to any person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person, as amended unless expressly specified otherwise;

(d) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(e) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(f) “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, bonus, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof for the benefit of any Company Employee.

(g) “Company Employee” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”).

(h) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(i) “Credit Agreement” means the Credit Agreement dated as of February 16, 2007, among the Company and certain of its subsidiaries identified therein as borrowers, certain of the Company’s subsidiaries identified therein as guarantors, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and the other lender parties thereto, as amended.

(j) “Foreign Export and Import Laws” means the Applicable Laws of a foreign Governmental Entity regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data;

(k) “knowledge” (i) with respect to the Company means the actual knowledge of any executive officer of the Company and (ii) with respect to Parent or Merger Sub means the actual knowledge of any executive officer of Parent;

(l) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

(m) “Material Adverse Effect” means any event, change, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in the wireless telecommunications industry or any of the other industries in which the Company or its subsidiaries operate that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other participants in such industry, (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other participants in the industries in which the Company and its subsidiaries operate, (iv) any change in the price or trading volume of the Shares, in and of itself (it being understood that this clause (iv) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in each case in and of itself (it being understood that this clause (v) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (vi) any outbreak or escalation of hostilities, civil unrest or war, or any act of terrorism, (vii) the announcement of this Agreement and the performance or consummation of the transactions contemplated hereby, including without limitation, the initiation or the threat of litigation or other claim by any person with respect to or as a result of this Agreement and (viii) any termination of, reduction in, or other negative action by or from any of the Company’s relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries notwithstanding whether or not it is due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (it being understood that this clause (viii) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such termination, reduction or other negative action independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (ix) any action taken by any person due in whole or in part to the announcement of this Agreement and the transactions contemplated hereby, (x) any failure to obtain any consent required under any Contract (including, without limitation, the Credit Agreement and any default under the Credit Agreement that results from a failure to obtain any consent required thereunder, it being understood that this clause (x) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that arises out of, stems from or relates to any such default independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (xi) the performance of this Agreement in accordance with the terms hereof and the performance or consummation of the transactions contemplated hereby, including, without limitation, compliance with the covenants and satisfaction of any conditions set forth herein, (xii) any action taken (or omitted to be taken) by the Company, or which the Company causes to be taken (or omitted to be taken) by any of its subsidiaries, in each case which is required by this Agreement, (xiii) any actions taken (or omitted to be taken) at the request of Parent or Merger Sub or (xiv) any factual event, change, occurrence or effect arising out of matters disclosed in the SEC Reports filed prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements in such SEC Reports that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) and such disclosed matter does not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

(n) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(o) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

(p) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(q) “Taxes” means (i) any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, and any interest, penalties, additions to tax or additional amounts relating thereto imposed by any Governmental Entity, domestic or foreign, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its subsidiaries to a Governmental Entity is determined or taken into account with reference to the activities of any other person and (iii) liability of the Company or any of its subsidiaries for the payment of any amount as a result of being party to any agreement or arrangement (whether or not written) entered into prior to the Closing that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability;

(r) “Tax Return” means any return, report, document or statement (including any estimated Tax or information returns or reports) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof; and

(s) “U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979 (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Applicable Laws administered by Customs and Border Protection (19 CFR Parts 1-199) and all other Laws of the United States and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States, in each case as amended.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6 Parties in Interest. Except (i) as provided in Section 6.6 and (ii) only with respect to shareholders and only after the Effective Time, for the provisions set forth in Article II, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.6 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana (without giving effect to choice of law principles thereof).

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent or cure breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Furthermore, each of the parties hereto agrees to waive any requirement for the security or posting of any bond in connection with a remedy for specific performance. Notwithstanding anything herein to the contrary, it is explicitly agreed that the Company shall be entitled to enforce specifically the obligations of Parent and the Merger Sub to consummate the Closing in the event that all conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time Section 1.2 contemplates the Closing to occur. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 9.11 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal court located in the Southern District of Indiana or of any state court located in Marion County, Indiana, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the federal court located in the Southern District of Indiana or a state court located in Marion County, Indiana and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Alain Monié

Name:	Alain Monié
Title:	President and Chief Executive Officer

BEACON SUB, INC.

By:	/s/ William D. Humes

Name:	William D. Humes
Title:	President

BRIGHTPOINT, INC.

By:	/s/ Robert J. Laikin

Name:	Robert J. Laikin
Title:	Chairman of the Board and Chief Executive
Officer

[AGREEMENT AND PLAN OF MERGER]

LIST OF OMITTED SCHEDULES TO THE COMPANY DISCLOSURE SCHEDULE

Schedule Section	Description
Section 3.3	Capitalization
Section 3.5	No Conflict; Required Filings and Consents
Section 3.7	SEC Filings; Financial Statements
Section 3.8	Absence of Certain Changes or Events
Section 3.9	Absence of Litigation
Section 3.10	Employee Benefit Plans
Section 3.11	Labor and Employment Matters
Section 3.14	Tax Matters
Section 3.17	Intellectual Property
Section 3.18	Environmental Matters
Section 3.19	Contracts
Section 3.20	Affiliate Transactions
Section 5.1	Conduct of Business Pending the Merger
Section 6.5	Employment and Employee Benefit Matters
Section 6.6	Indemnified Parties
Section 7.2(d)	Conditions to Obligations of Parent and Merger Sub
Exhibit 3.3(a)	List of Outstanding Equity Awards

Appendix B

Blackstone Advisory Partners L.P.

June 29, 2012

Board of Directors of BrightPoint, Inc.

7635 Interactive Way, Suite 200

Indianapolis, Indiana 46278

Members of the Board:

We understand that BrightPoint, Inc. (“BrightPoint” or the “Company”) and Ingram Micro Inc. (“Ingram”) plan to enter into a Merger Agreement (the “Merger Agreement”), which provides for, among other things, the acquisition of BrightPoint by Ingram (the “Merger”). Pursuant to the Merger Agreement, Ingram will be the surviving corporation in the Merger (the “Surviving Corporation”) and each issued and outstanding share of common stock, par value $0.01 per share, of Brightpoint (“BrightPoint Common Stock”), other than those shares of BrightPoint Common Stock which are not being converted into the right to receive the merger consideration under the Merger Agreement, will be converted into the right to receive $9.00 in cash (the “Consideration”). The terms and conditions of the Merger are fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Consideration is fair to the holders of BrightPoint Common Stock from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition, and operations of BrightPoint that we believe to be relevant to our inquiry.

•

Reviewed certain internal information concerning the business, financial condition, and operations of BrightPoint prepared and furnished to us by the management of BrightPoint that we believe to be relevant to our inquiry.

•	Reviewed certain internal financial analyses, estimates and forecasts relating to BrightPoint, prepared and furnished to us by the management of BrightPoint.

•	Reviewed Brightpoint’s financial projections for calendar years ended December 31, 2012 through December 31, 2017 prepared and furnished to us by the management of BrightPoint.

Blackstone Advisory Partners L.P. 345 Park Avenue New York, NY 10154 212 583 5000

•

Reviewed the publicly available audited financial statements of BrightPoint for the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011 furnished to us by the management of BrightPoint.

•

Held discussions with members of senior management of BrightPoint concerning their evaluations of the Merger and their businesses, operating and regulatory environments, financial conditions, prospects, and strategic objectives, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

•	Reviewed the historical market prices and trading activity for BrightPoint Common Stock.

•	Compared certain publicly available financial and stock market data for BrightPoint with similar information for certain other publicly traded companies, that we deemed to be relevant.

•

Reviewed the publicly available financial terms of certain other business combinations transactions that we deemed to be relevant and the consideration received for and paid in such transactions that we believe to be generally relevant.

•	Reviewed the premia paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded.

•	Performed an illustrative leveraged buyout analysis.

•	Performed a discounted cash flow analysis utilizing information prepared and furnished to us by the management of BrightPoint.

•	Reviewed the draft Merger Agreement, dated June 28, 2012, which is the latest draft provided to us.

•	Performed such other financial studies, analyses and investigations, and considered such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, at your direction, we have relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by BrightPoint or otherwise discussed with or reviewed by or for us. We have assumed, at your direction and with your consent, that the financial and other projections and financial information prepared by BrightPoint and the assumptions underlying such projections and such information, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation. We assume, at your direction and with your consent, no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based. We have further relied, at your direction and with your consent, upon the assurances of the management of BrightPoint that they are not aware of any facts that would make any such information inaccurate, incomplete or misleading.

2

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of BrightPoint or Ingram under any state or federal laws.

We also have assumed, at your direction and with your consent, that the final executed form of the Merger Agreement will not differ in any material respects from the latest draft provided to us, and the consummation of the Merger will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BrightPoint and Ingram or the contemplated benefits of the Merger. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the BrightPoint or its assets. We have not considered the relative merits of the Merger as compared to any other business plan or opportunity that might be available to BrightPoint or the effect of any other arrangement in which BrightPoint might engage. Our opinion is limited to the fairness, from a financial point of view, to the holders of BrightPoint Common Stock of the Consideration to be paid in the Merger, and we express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of BrightPoint or as to the underlying decision by BrightPoint to engage in the Merger. Our opinion does not address any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the company’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of BrightPoint. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which BrightPoint Common Stock will trade at any time. Furthermore, we are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Surviving Corporation or the ability of the Surviving Corporation to pay its obligations when they become due.

This opinion does not constitute a recommendation to any shareholder as to how such holder should vote with respect to the Merger or any other matter, and should not be relied upon by any shareholder as such. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee in accordance with established procedures.

3

This letter is provided to the Board of Directors of BrightPoint in connection with and for the purposes of its evaluation of the Merger only and is not a recommendation as to any action the Board of Directors should take with respect to the Merger or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or BrightPoint without our prior written consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to, any disclosure documents BrightPoint is required to file with the Securities and Exchange Commission in connection with the Merger. Any summary or description of this opinion in such documents shall require our prior written approval, which shall not be unreasonably withheld.

We have acted as financial advisor to BrightPoint with respect to the Merger and will receive a fee from BrightPoint for our services, a significant portion of which is contingent upon the consummation of the Merger. A portion of our fees will also be payable upon delivery of this opinion, and will be credited against any fee due upon consummation of the Merger. In addition, BrightPoint has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion). In addition, we have performed other investment banking and financial advisory services for BrightPoint in the past for which we have received customary compensation. In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of BrightPoint or Ingram or any of their affiliates for our or their own account or for others and, accordingly, may at any time hold a long or short position in such securities.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of BrightPoint Common Stock is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Blackstone Advisory Partners L.P.

Blackstone Advisory Partners L.P.

4

BrightPoint has not authorized anyone to provide any information other than that contained or incorporated by reference in this proxy statement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This proxy statement is dated [            ], 2012. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, BrightPoint will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

PROXY CARD

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [            ], 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHTPOINT, INC.

The undersigned hereby appoints [                    ] and [                    ], or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Brightpoint, Inc. (the “Company”) held of record by the undersigned on [            ], 2012, at the Special Meeting of shareholders to be held at [    ] a.m., local time, on [            ], 2012, at [    ], or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU PROPERLY TRANSMIT YOUR PROXY, BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY ARE PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE (OR EITHER OF THEM) WILL VOTE IN ACCORDANCE WITH THEIR (OR HIS) BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Electronic Voting Instructions:

Proxies submitted by the Internet or telephone must be received by [                    ] on [            ], 2012.

Submit a proxy by Internet:	Submit a proxy by telephone:

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

The Company’s Board of Directors has unanimously adopted, approved and authorized the Merger Agreement (as defined below), and unanimously recommends that you vote “FOR” approval of the Merger Agreement; “FOR” the approval, on a non-binding, advisory basis, of compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (as defined below); and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

To approve the Agreement and Plan of Merger, dated as of June 29, 2012 (the “Merger Agreement”), by and among the Company, Ingram Micro, Inc., a Delaware corporation (“Parent”) and Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.	☐ FOR	☐ AGAINST	☐ ABSTAIN

To approve, on a non-binding, advisory basis, of compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.	☐ FOR	☐ AGAINST	☐ ABSTAIN

To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement.	☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated: , 2012

Signature

Signature

Title(s)

Note:	Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation or other legal person, give your title. When shares are in the names of more than one person, each should sign.